Exhibit 99.2

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
In re GARRETT MOTION INC., et al.,[1] Debtors.	x : : : : : : x	Chapter 11 Case No. 20-12212 (MEW) Jointly Administered

DISCLOSURE STATEMENT FOR DEBTORS’ AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Andrew G. Dietderich

Brian D. Glueckstein

Alexa J. Kranzley

Benjamin S. Beller

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, New York 10004

Telephone:        (212) 558-4000

Facsimile:         (212) 558-3588

E-mail:              dietdericha@sullcrom.com

                  gluecksteinb@sullcrom.com

                  kranzleya@sullcrom.com

                   bellerb@sullcrom.com

Dated: March 9, 2021

THIS IS NOT A SOLICITATION OF VOTES OF ACCEPTANCE OR REJECTION OF THE PLAN. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.

[1]

The last four digits of Garrett Motion Inc.’s tax identification number are 3189. Due to the large number of debtor entities in these Chapter 11 Cases, which are being jointly administered, a complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://www.kccllc.net/garrettmotion. The Debtors’ corporate headquarters is located at La Pièce 16, Rolle, Switzerland.

A SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE AMENDED JOINT CHAPTER 11 PLAN OF GARRETT MOTION INC. AND ITS AFFILIATED DEBTORS.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 8:00 P.M., EASTERN TIME, ON APRIL 12, 2021, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”).

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS MARCH 8, 2021 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Garrett Motion Inc. and the board of directors, managers or members, as applicable, of each of its affiliated Debtors have approved the transactions contemplated by the Plan (as defined herein) and recommend that all stakeholders whose votes are being solicited submit ballots to accept the Plan.

THE BOARD OF DIRECTORS (OR THE EQUIVALENT AUTHORIZED BODY) OF EACH OF THE DEBTORS HAS APPROVED THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED AND DESCRIBED HEREIN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE CHAPTER 11 PLAN IT DESCRIBES HEREIN. NO PERSON SHOULD USE OR RELY ON THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE.

THIS DISCLOSURE STATEMENT IS BEING DISTRIBUTED TO PARTIES-IN-INTEREST AS A SETTLEMENT PROPOSAL AND IS THEREFORE SUBJECT TO FEDERAL RULE OF EVIDENCE 408 AND OTHER APPLICABLE RULES, AND DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER IN CONNECTION WITH ANY PENDING, THREATENED AND POTENTIAL LITIGATION, ARBITRATIONS OR DISPUTES.

IF THE BANKRUPTCY COURT DOES NOT CONFIRM THE CHAPTER 11 PLAN AND/OR THE CHAPTER 11 PLAN DOES NOT BECOME EFFECTIVE, NO PORTION OF THE CHAPTER 11 PLAN, INCLUDING ANY SETTLEMENTS, WILL BECOME EFFECTIVE.

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN AND DOCUMENTS RELATED THERETO; STATUTORY PROVISIONS RELEVANT TO CONFIRMATION OF THE PLAN; EVENTS IN THESE CHAPTER 11 CASES AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE SUCH SUMMARIES ARE FAIR AND ACCURATE, THEY ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRETY OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.

FACTUAL INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT OF THE DEBTORS, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED.

THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY MANAGEMENT OF THE DEBTORS WITH THE ASSISTANCE OF THEIR FINANCIAL ADVISORS. THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED AND/OR MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

NO PERSON SHOULD RELY ON ANY OTHER INFORMATION THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED BY REFERENCE HEREIN. THE DEBTORS HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.

EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN AND THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY PERSONS DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE EXTENT SUCH EXEMPTIONS ARE AVAILABLE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS TO THE EXTENT SUCH EXEMPTIONS ARE AVAILABLE. TO THE EXTENT EXEMPTIONS UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT. IN ACCORDANCE WITH SECTION 1125(e) OF THE BANKRUPTCY CODE, A DEBTOR OR ANY OF ITS AGENTS THAT PARTICIPATES, IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, IN THE OFFER, ISSUANCE, SALE, OR PURCHASE OF A SECURITY, OFFERED OR SOLD UNDER THE PLAN, OF THE DEBTOR, OF AN AFFILIATE PARTICIPATING IN A JOINT PLAN WITH THE DEBTOR, OR OF A NEWLY ORGANIZED SUCCESSOR TO THE DEBTOR UNDER THE PLAN, IS NOT LIABLE, ON ACCOUNT OF SUCH PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-APPLICABLE BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF SUCCESS OR THE DEBTORS’ ABILITY TO SATISFY ALL CLAIMS OR INTERESTS TO BE PAID UNDER THE PLAN. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT NEED TO BE CONSIDERED. SEE ARTICLE IX OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING,” FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR INTEREST TO ACCEPT THE PLAN.

v

TABLE OF CONTENTS

ARTICLE I EXECUTIVE SUMMARY		1
A.	Purpose of this Disclosure Statement	4
B.	Recovery Analysis and Treatment of Claims and Interests	5
C.	Separate Plan	11
D.	Voting on the Plan	11
E.	Confirmation of the Plan	13

ARTICLE II BACKGROUND		14
A.	Overview of the Debtors’ Businesses	14
B.	The Debtors’ Corporate Structure and Global Operations	16
C.	Summary of the Debtors’ Assets and Operations	18
D.	Liabilities – The Debtors’ Prepetition Funded Indebtedness	19
E.	Liabilities Owed to Honeywell Arising Out of the Debtors’ Spin-Off from Honeywell	21
F.	Existing Common Stock	26
G.	Factors Leading to the Commencement of These Chapter 11 Cases	27

ARTICLE III SIGNIFICANT EVENTS AND INITIATIVES IN THESE CHAPTER 11 CASES		33
A.	Commencement of the Chapter 11 Cases	33
B.	The Chapter 11 Cases	33
C.	Debtor-In-Possession Financing and Cash Collateral	35
D.	Continuation of the Debtors’ Operations	37
E.	Appointment of a Creditors’ Committee	37
F.	Retention of Debtor Professionals	38
G.	Schedules and Statements and 341 Meeting	39
H.	Bar Dates and Claims Process	39
I.	The Bidding Procedures	40
J.	The Post-Petition Marketing Process	42
K.	Initial COH Group Plan Proposal	42
L.	Modifications to the Terms of the Stalking Horse Purchase Agreement	43
M.	Honeywell Action and the Estimation Motion	43
N.	COH Group’s Motion to Modify Exclusivity	45
O.	Securities Actions	45
P.	Debtors’ Complaint Against Indenture Trustee	46
Q.	Appointment of an Equity Committee	47
R.	The Initial OWJ Bid	47
S.	Selection of KPS Final Bid At the Auction and Filing of Initial Plan	47
T.	Plan Support Agreement and Selection of the Final COH Group Plan Proposal	49
U.	Benefits of the Honeywell Settlement Embedded in the Plan Support Agreement	52
V.	Honeywell’s Position on the Honeywell Settlement	54
W.	Equity Committee Financing Motion	56
X.	Equity Committee’s Motion to Modify Exclusivity and Proposed Plan of Reorganization	56
Y.	Mediation Between Parties-in-Interest and Resolution of Equity Committee Objections	58

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ARTICLE IV SUMMARY OF THE PLAN		58
A.	Classification, Treatment and Voting of Claims and Interests	60
B.	Implementation of the Plan	61
C.	Treatment of Executory Contracts and Unexpired Leases	72
D.	Provisions Governing Distributions	74
E.	Settlement, Release, Injunction and Related Provisions	80

ARTICLE V STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		87
A.	The Confirmation Hearing	88
B.	Confirmation Standards	88
C.	Best Interests Test	92
D.	Financial Feasibility	94
E.	Acceptance by Impaired Classes	95
F.	Confirmation Without Acceptance by All Impaired Classes	95
G.	Classification	97
H.	Valuation of the Debtors	97

ARTICLE VI VOTING PROCEDURES		98
A.	Parties-in-Interest Entitled to Vote	99
B.	Voluntary Releases under the Plan	99
C.	Classes under the Plan	100
D.	Solicitation Packages	100
E.	Voting Procedures	101

ARTICLE VII EFFECT OF CONFIRMATION		104
A.	Binding Effect of Confirmation	104
B.	Good Faith	104

ARTICLE VIII SECURITIES LAW MATTERS		104
A.	Bankruptcy Code Exemptions from Registration Requirements	104

ARTICLE IX CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING		110
A.	Certain Bankruptcy Law Considerations	110
B.	Risk Factors Relating to Securities to Be Issued Under the Plan.	117
C.	Risks Related to Debtors’ Ongoing Operations during the Case	120
D.	Operational Risks for the Reorganized Debtors	123
E.	Financing Risks for the Reorganized Debtors	140
F.	Additional Risks Factors	142

ARTICLE X CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		142
A.	Certain U.S. Federal Income Tax Consequences to the Debtors	144
B.	Certain U.S. Federal Income Tax Consequences to Holders of Prepetition Credit Agreement Claims and Senior Subordinated Noteholder Claims	146
C.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Prepetition Credit Agreement Claims or Senior Subordinated Noteholder Claims	147
D.	Certain U.S. Federal Income Tax Consequences to Holders of GMI Common Stock	148
E.	FATCA	154
F.	Information Reporting and Backup Withholding	154

ARTICLE XI RECOMMENDATION		155

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Appendices and Exhibits

Appendix A	Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code
Appendix B	Liquidation Analysis
Appendix C	Solicitation Procedures Order
Appendix D	Financial Projections
Appendix E	Estimated Enterprise Valuation Analysis

Exhibit A	Debtors’ Organizational Structure

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ARTICLE I

EXECUTIVE SUMMARY

On September 20, 2020 (the “Petition Date”), Garrett Motion Inc. (“GMI” and, together with its direct and indirect subsidiaries, the “Company”) and its affiliated debtors and debtors-in-possession (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) (the “Chapter 11 Cases”).2

Simultaneous with the filing of the Disclosure Statement for Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (this “Disclosure Statement”), the Debtors are filing the Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 9, 2021 (as may be further amended, supplemented or modified from time to time, including the Plan Supplement and all other exhibits and schedules thereto, in each case, as they may be further amended, modified or supplemented from time to time, the “Plan”).

The Plan provides for the recapitalization and reorganization of the Debtors through the Restructuring Transactions. The Plan is annexed hereto as Appendix A and is incorporated herein by reference.

The principal features of the Plan are set forth in the Plan Support Agreement (as amended, the “Plan Support Agreement”) among Centerbridge Partners, L.P. (“Centerbridge”), Oaktree Capital Management, L.P. (“Oaktree”), Honeywell International Inc. (“Honeywell”), certain shareholders represented by Jones Day (the “Additional Investors,” and collectively, the “COH Group”), certain senior noteholders (the “Consenting Noteholders”), who collectively hold more than 88% of the Senior Notes and 58% of GMI’s Common Stock, and certain senior secured lenders, who collectively hold no less than 47% of the outstanding loans under the Senior Credit Facilities. The Debtors entered into the Plan Support Agreement to maximize the value of the Debtors’ estates following the Debtors’ extensive auction process and after hard fought, arm’s-length negotiations among the parties thereto. The Plan and Plan Support Agreement, as further described in this Disclosure Statement, provide for the following restructuring transactions:

i.	the infusion of significant debt and equity commitments to support the Debtors’ go forward operations and payments under the Plan as follows:

a.	committed direct equity investments by Centerbridge and Oaktree in the amount of $668.8 million in the aggregate to purchase Convertible Series A Preferred Stock from the Reorganized Debtors;

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

b.

rights offerings for an aggregate amount of $632 million of Convertible Series A Preferred Stock (including the Backstop Allocation, as defined below), available to Holders of Existing Common Stock subject to the terms of the Plan Support Agreement and the Rights Offering Procedures (as defined below), which is fully backstopped by the Equity Backstop Parties, and of which approximately $270 million is available to Holders of Existing Common Stock who are not Plan Sponsors, Honeywell or an Equity Backstop Party; and

c.	committed debt financing of $1.55 billion;

ii.

payment in full in cash, plus accrued and unpaid interest at the non-default contractual rate, plus additional interest of 1.00% per annum on all outstanding principal and other overdue amounts under the Prepetition Credit Agreement from the Petition Date to the Effective Date for Holders of Prepetition Credit Agreement Claims (such additional interest estimated to be approximately $9 million);

iii.

payment in full in cash, plus accrued and unpaid interest in cash at the non-default contractual rate through the Effective Date plus $15 million in cash in resolution of claims related to the Applicable Premium, for Holders of Senior Subordinated Noteholder Claims;

iv.	payment in full in cash for all other secured and unsecured creditors, except Honeywell, who has agreed to its treatment;

v.

a global settlement with Honeywell, who will receive on the Effective Date $375 million in cash and Series B Preferred Stock issued by the Reorganized Debtors pursuant to which the Reorganized Debtors will pay Honeywell a total of $834.8 million in the aggregate through 2030, subject to the various put and call rights set forth therein (the “Honeywell Settlement”); and

vi.

Holders of Existing Common Stock will have the option to receive a number of shares of GMI Common Stock equal to the number of shares of Existing Common Stock held by each such Holder and each such Holder’s Pro Rata share of the Subscription Rights or, at such Holder’s election (unless such stockholder is a party to the Plan Support Agreement), receive cash in the amount of $6.25 per share in exchange for cancellation of their shares.

The Plan is a significant achievement for the Debtors and has support from the Debtors’ senior lenders, senior noteholders, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), Honeywell, a majority of GMI’s stockholders and the Equity Committee (as defined below). After evaluating all sale and restructuring proposals made in connection with the Bankruptcy Court approved-auction process and by other parties-in-interest in the Chapter 11 Cases, the Debtors determined, in their business judgment, that entry into the Plan Support Agreement with its committed equity and debt financing, significant “cash out” option for other stockholders, and a settlement with Honeywell that resolves numerous litigation issues is in the best interests of the Debtors’ estates and all stakeholders.

The consensual global resolution of Honeywell’s claims against the Debtors, and treatment thereof, is an integral, non-severable component of the Plan. Honeywell contractually agreed through the Plan Support Agreement to convert its claims into preferred equity at a significant discount to the amount at which Honeywell believes its claims are worth. Honeywell also has agreed to forgo having special governance rights on account of its Series B Preferred Stock and to limit its representation on the Company’s seven-member (or larger, with Honeywell consent) board to a single director. Honeywell’s agreement to accept the foregoing treatment and remain in the Debtors’ capital structure on these terms, however, is predicated on Centerbridge and Oaktree serving as the Plan Sponsors, including their investment in, and associated control of, the Reorganized Debtors as contemplated by the Plan Support Agreement. Centerbridge and Oaktree have committed to invest a significant amount of new equity capital in the Reorganized Debtors in the form of Convertible Series A Preferred Stock and, through this investment, they will have the right to nominate a majority of the members to the New Board. Honeywell’s willingness to settle its claims and remain in the capital structure is based, in significant part, on its trust and confidence in the Plan Sponsors and the members of the New Board to act as exemplary corporate stewards in guiding the direction of the Debtors’ business post-emergence. Accordingly, the Honeywell Settlement is not “portable” to any alternative plans.

Honeywell’s agreement to the proposed treatment of its claims facilitates and crystallizes recoveries for Holders of Existing Common Stock by providing such Holders with a substantial, minimum cash recovery option without the threat that Honeywell’s claims could significantly reduce or eliminate recoveries to common stockholders. The Debtors determined in their business judgment that the Honeywell Settlement incorporated into the Plan is in the best interests of their estates based upon (a) the relative merits of each parties’ respective litigation positions, (b) the time and cost required to continue litigation against Honeywell, (c) the possibility that continued litigation could result in one or more adverse rulings, (d) potential confirmation litigation around the treatment of Honeywell’s claims in any alternative plan, and (e) all other facts and circumstances in the Chapter 11 Cases, including the likelihood of generating stakeholder support for, or executing on, any alternative transaction. Further, the Debtors and the board of directors of each of GMI, Debtor Garrett ASASCO Inc. (“ASASCO”), and Garrett Motion Holdings Inc. (“GMHI”) have determined that the Plan Support Agreement and the Honeywell Settlement incorporated therein (including the size of the Honeywell Plan Claims and their treatment under the Plan), are fair, equitable, and reasonable. Resolving Honeywell’s claims and all related litigation also removes a material impediment to confirmation of the Plan and allows the Debtors to expeditiously move the Chapter 11 Cases to completion with the support of a majority of their stakeholders.

The classification, treatment status and voting rights of Classes of Claims and Interests under the Plan include: Claims in Class 7 (General Unsecured Claims) are Unimpaired under the Plan and will either be Reinstated, paid in full and/or assumed by one or more Reorganized Debtors; Claims in Classes 4 (Prepetition Credit Agreement Claims), 5 (Senior

Subordinated Noteholder Claims) and 6 (Honeywell Plan Claims) are or may be Impaired under the Plan and have consented to such treatment pursuant to the RSA or the Plan Support Agreement (each, as defined herein), respectively. Accordingly, all non-Debtor Classes of Claims against the Debtors are Unimpaired under the Plan or have consented to be impaired under the Plan, with the exception of Claims in Class 10 (Section 510(b) Claims), if any, which are mandatorily subordinated to all other Claims pursuant to section 510(b) of the Bankruptcy Code.

In addition, each Holder of Existing Common Stock in Class 11 (Existing Common Stock) will receive in exchange for its shares of Existing Common Stock, (a) its Pro Rata Share (determined with respect to all Holders of Existing Common Stock) of the Subscription Rights and (b) either (i) a number of shares of GMI Common Stock equal to the number of shares of Existing Common Stock held by such Holder, or (ii) if such Holder of Existing Common Stock timely exercises its Cash-Out Option, its Cash-Out Consideration, provided, however, that any Holder of Existing Common Stock that timely exercises its Cash-Out Option may not exercise its Subscription Rights, and any delivery of a Subscription Form or any consideration will be deemed null and void and not accepted (and such consideration promptly returned to the Holder of Existing Common Stock).

The Debtors believe that the Plan provides the best and most prompt possible recovery to Holders of Claims and Interests. The Debtors believe that (i) through the Plan, Holders of Allowed Claims and Interests will obtain a recovery from the Debtors’ estates equal to or greater than the recovery that they would receive if the Debtors’ assets were liquidated under chapter 7 of the Bankruptcy Code and (ii) consummation of the Plan will maximize the recovery of the Holders of Allowed Claims and Interests.

A.	Purpose of this Disclosure Statement

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization. Chapter 11 helps a company maximize recovery to all stakeholders. The consummation of a plan is the principal objective of a chapter 11 case. A plan sets forth the means for satisfying claims against, and interests in, the debtors. Confirmation of a plan by a bankruptcy court binds the debtors and any creditor or interest holder of the debtors. Subject to certain limited exceptions, the order approving confirmation of a plan enjoins parties from enforcing any debt that arose prior to the date of confirmation of the plan or from bringing any causes of action against the debtors in connection with such debt.

In general, a plan (a) divides claims and interests into separate classes, (b) specifies the property that each class is to receive under the plan and (c) contains provisions necessary to implement the plan. Under the Bankruptcy Code, “claims” and “interests,” rather than “creditors” and “equity holders,” are classified because creditors and equity holders may hold claims and interests in more than one class.

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code for the purpose of soliciting votes on the proposed Plan. The purpose of this Disclosure Statement is to provide the Holders of Claims and Interests who are entitled, and will be solicited, to vote on the Plan with adequate information to make an informed judgment about the Plan. According to section 1125 of the Bankruptcy Code, acceptances of a chapter 11 plan may be solicited only after a Bankruptcy Court approved written disclosure statement has been provided to each creditor or interest holder who is entitled to vote on the plan.

This Disclosure Statement includes, among other things, information pertaining to the Debtors’ prepetition business operations and financial history and the events leading up to the Chapter 11 Cases. In addition, an overview of the Plan is included, which overview sets forth certain terms and provisions of the Plan, the effects of Confirmation of the Plan, certain risk factors associated with the Plan and the manner in which distributions will be made under the Plan. This Disclosure Statement also discusses the Confirmation process and the procedures for voting, which procedures must be followed by the Holders of Claims and Interests entitled to vote under the Plan for their votes to be counted.

The Plan and Disclosure Statement are the outcome of extensive negotiations among the Debtors, the COH Group, the Senior Noteholders, the Consenting Lenders and other stakeholders. The Debtors believe the Plan is reflective of these good faith negotiations and will treat Holders of Claims and Interests in an economic and fair manner.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan; provided, that any capitalized term used herein that is not defined herein or in the Plan, but is defined in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

B.	Recovery Analysis and Treatment of Claims and Interests

The Plan organizes the Debtors’ creditor and equity constituencies into groups called Classes. For each Class, the Plan describes (a) the underlying Claim or Interest, (b) the recovery available to the Holders of Claims or Interests in that Class under the Plan, (c) whether the Class is Impaired under the Plan, meaning that each Holder will receive less than full value on account of its Claim or Interest or that the rights of Holders under law will be altered in some way and (d) the form of any consideration (e.g., Cash, stock or a combination thereof) that Holders will receive on account of their respective Claims or Interests.

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Expense Claims, Professional Fee Claims, DIP Claims and Priority Tax Claims, which will generally be paid in Cash when approved by the Bankruptcy Court or in the ordinary course on or after the Effective Date.

The classification of Claims and Interests pursuant to the Plan is as follows:

Class	Designation	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

4	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote

5	Senior Subordinated Noteholder Claims	Impaired or Unimpaired	Entitled to Vote

6	Honeywell Plan Claims	Impaired	Entitled to Vote

7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

8	Intercompany Claims	Impaired or Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

9	Intercompany Interests	Impaired or Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

10	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

11	Existing Common Stock	Impaired	Entitled to Vote

The table below provides a summary of the classification, treatment and estimated recoveries of Claims and Interests under the Plan. This information is provided in summary form for illustrative purposes only, is subject to material change based on contingencies related to the claims reconciliation process, and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan, see Article IV below—Summary of the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND

ARE THEREFORE SUBJECT TO CHANGE.

SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS AND ESTIMATED RECOVERIES

CLASS	TREATMENT	ESTIMATED ALLOWED CLAIMS	ESTIMATED PERCENT RECOVERY RANGE
			Plan	Liquidation
1	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Plan Sponsors: (A) payment in full in Cash; (B) delivery of the collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (C) Reinstatement of its Allowed Other Secured Claim; or (D) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	N/A	100%	100%

2	Each Holder of an Allowed Other Priority Claim shall receive, at the option of the Plan Sponsors, payment in full in Cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	N/A	100%	100%

CLASS	TREATMENT	ESTIMATED ALLOWED CLAIMS	ESTIMATED PERCENT RECOVERY RANGE
			Plan	Liquidation
3	Each Holder of an Allowed Secured Tax Claim shall receive, at the option of the Plan Sponsors: (A) payment in full in Cash of the unpaid portion of such Holder’s Allowed Secured Tax Claim on the later of the Effective Date and such date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or (B) equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five years from the Petition Date, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable rate under non bankruptcy law, subject to the option of the Reorganized Debtors to prepay some or all of such Allowed Secured Tax Claim at any time during such time period.	N/A	100%	100%

4	Each Holder of an Allowed Prepetition Credit Agreement Claim shall receive on the Effective Date payment in Cash in an amount equal to such Holder’s Allowed Prepetition Credit Agreement Claims.	$1,466,710,090[3]	100%	45.9% - 64.4%

5	Each Holder of an Allowed Senior Subordinated Noteholder Claim shall receive payment in full in Cash on the Effective Date of such Holder’s Allowed Senior Subordinated Noteholder Claim.	€350,000,000[4]	100%	0%

[3]	Estimated Allowed Claims represent aggregate outstanding principal, and do not include any interest, fees or expenses constituting such Allowed Claims.
[4]	Estimated Allowed Claims represent aggregate outstanding principal, and do not include any interest, fees or expenses constituting such Allowed Claims.

CLASS	TREATMENT	ESTIMATED ALLOWED CLAIMS	ESTIMATED PERCENT RECOVERY RANGE
			Plan	Liquidation
6	Honeywell shall receive: (a) a payment of $375 million in Cash on the Effective Date (which payment shall be allocated first to the Allowed Honeywell Plan Claims arising from the Tax Matters Agreement up to the full amount owing under that agreement) and (b) the Series B Preferred Stock issued on the Effective Date.	N/A	N/A5	0%

7	Each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Plan Sponsors: (a) Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in Cash (including payment of postpetition interest at a rate sufficient to render such Allowed General Unsecured Claim Unimpaired) on the later of (i) the Effective Date or as soon as reasonably practicable thereafter or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or (c) such other treatment rendering such Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.[6]	N/A	100%	0%

[5]

Honeywell’s estimated recovery under the Plan estimated as $958.7 million, reflecting $375 million of cash and the payment to Honeywell by New GMI in a hypothetical exercise of the Series B Preferred Stock call option as of the Effective Date. Such recovery may not reflect actual market value of the Series B Preferred Stock.

[6]

The Debtors intend to pay postpetition interest at the federal judgment rate in effect as of the Petition Date unless the Bankruptcy Court determines that another rate is required for a particular General Unsecured Claim.

CLASS	TREATMENT	ESTIMATED ALLOWED CLAIMS	ESTIMATED PERCENT RECOVERY RANGE
			Plan	Liquidation
8	Each Allowed Intercompany Claim shall be either Reinstated or cancelled and released without any distribution, as reasonably agreed between the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors.	N/A	N/A	0%

9	Each Allowed Intercompany Interest shall be either Reinstated or cancelled and released without any distribution, as reasonably agreed between the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors.	N/A	N/A	0%

10	Each Holder of an Allowed Section 510(b) Claim, if any, shall be entitled to receive, (x) its Pro Rata share of the aggregate Cash payments received or recoverable from any Insurance Policies on account of any Allowed Section 510(b) Claims and (y) solely to the extent that such payments are less than the amount of its Allowed 510(b) Claim, such treatment that is consistent with section 1129 of the Bankruptcy Code and otherwise acceptable to the Debtors and the Commitment Parties in accordance with their consent rights under the Plan Support Agreement.	N/A	N/A	0%

CLASS	TREATMENT	ESTIMATED ALLOWED CLAIMS	ESTIMATED PERCENT RECOVERY RANGE
			Plan	Liquidation
11	Each Holder of Existing Common Stock shall receive (a) its Pro Rata share (determined with respect to all Holders of Existing Common Stock) of the Subscription Rights and (b) either (i) a number of shares of GMI Common Stock equal to the number of shares of Existing Common Stock held by such Holder, or (ii) if such Holder of Existing Common Stock timely exercises its Cash Out Option, its Cash-Out Consideration, provided, however, that any Holder of Existing Common Stock that timely exercises its Cash-Out Option may not exercise its Subscription Rights, and any delivery of a Subscription Form or any consideration will be deemed null and void and not accepted (and such consideration promptly returned to the Holder of Existing Common Stock).	N/A	N/A	0%

C.	Separate Plan

The Plan constitutes a separate Plan for each Debtor, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. Certain of the Debtors may not have Claims or Interests in a particular Class, and such Claims or Interests shall be treated as set forth herein. For all purposes under the Plan, each Class will contain sub-Classes for each Debtor, except that Classes 10 and 11 shall be vacant at each Debtor other than GMI. Tabulation of votes accepting or rejecting the Plan shall be conducted on a Debtor-by-Debtor basis.

D.	Voting on the Plan

1.	Parties-in-Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof; or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, under section 1126(a) of the Bankruptcy Code, the holder of a claim or interest that is allowed under a plan is entitled to vote to accept or reject the plan if such claim or interest is impaired under the plan. Under section 1126(f) of the Bankruptcy Code, the holder of a claim that is not impaired under a plan is deemed to have accepted the plan, and the plan proponent need not solicit such holder’s vote. Under section 1126(g) of the Bankruptcy Code, the holder of an impaired claim or impaired interest that will not receive any distribution under the plan in respect of such claim or interest is deemed to have rejected the plan and is not entitled to vote on the plan. For a detailed description of the treatment of Claims and Interests under the Plan, refer to Article IV below—Summary of the Plan.

Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 3 (Secured Tax Claims), and 7 (General Unsecured Claims) are Unimpaired under, and deemed under section 1126(f) of the Bankruptcy Code to have accepted, the Plan.

Classes 4 (Prepetition Credit Agreement Claims), 6 (Honeywell Plan Claims) and 11 (Existing Common Stock) are Impaired under, and entitled to vote to accept or reject, the Plan. Class 5 (Senior Subordinated Noteholder Claims) is Impaired or Unimpaired and will be conditionally solicited.

Classes 8 (Intercompany Claims) and 9 (Intercompany Interests) are held by the Debtors and are either deemed to reject or deemed to accept the Plan.

Class 10 (Section 510(b) Claims) comprises Claims that are unliquidated, disputed or have not been adjudicated and Allowed as of the Voting Record Date and therefore are not entitled to vote to accept or reject the Plan.

Except as described in Article V below—Statutory Requirements for Confirmation of the Plan, the Bankruptcy Code requires, as a condition to confirmation of the Plan, that each Impaired Class accept the Plan. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in such class that have voted to accept or reject the plan. Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by holders of at least two-thirds in dollar amount of interests in such class that have voted to accept or reject the plan. Holders of claims or interests who fail to vote are deemed neither to accept nor to reject the Plan. For a more detailed description of the requirements for confirmation of the Plan, refer to Article V below—Statutory Requirements for Confirmation of the Plan.

Even if the Plan has not been accepted by all Impaired Classes entitled to vote, section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, provided that the Plan has been accepted by at least one Impaired Class of Claims. Notwithstanding the failure of an Impaired Class to accept the Plan, the Plan can be confirmed by a procedure commonly known as cram-down, provided the Plan does not “discriminate unfairly” and is “fair and equitable,” for the purposes of the Bankruptcy Code, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. For a more detailed description of the requirements for confirmation of a nonconsensual plan, refer to Article V below—Statutory Requirements for Confirmation of the Plan.

2.	Submitting a Ballot

If you are the record Holder of a Claim or Interest in a Class entitled to vote on the Plan, accompanying this Disclosure Statement is a ballot (the “Ballot”) for voting to accept or reject the Plan.

Classes 4 (Prepetition Credit Agreement Claims), 5 (Senior Subordinated Noteholder Claims), 6 (Honeywell Plan Claims) and 11 (Existing Common Stock) are entitled to, or are being solicited to, vote to accept or reject the Plan. If you are entitled to or are being solicited to vote, you should carefully review this Disclosure Statement, including the attached appendices and the instructions accompanying your Ballot or Ballots. Then, indicate your acceptance or rejection of the Plan by voting for or against the Plan on the enclosed Ballot or Ballots and return the Ballot or Ballots to Kurtzman Carson Consultants LLC (the “Solicitation Agent” or “KCC”) or by submitting a Ballot or Ballots through the online electronic ballot portal (as described on the Ballot) maintained by KCC. For further information, refer to Article VI below—Voting Procedures, and the Solicitation Procedures Order attached hereto as Appendix C.

Ballots cast by Holders in Classes entitled to vote must be received by the Solicitation Agent by 8:00 p.m. Eastern Time on April 13, 2021. Ballots received after the Voting Deadline will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected.

For further information, refer to Article VI below—Voting Procedures.

3.	Recommendation

The Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan. The Debtors believe that the Plan, which has the overwhelming support of the Debtors’ secured creditors, Honeywell, the Creditors’ Committee, and a majority of Debtors’ Existing Common Stock is the best possible outcome for these estates. The Plan is in the best interests of the Debtors’ estates, represents the best available path to recapitalize the Debtors’ operations and balance sheet, and ensures the Debtors will continue to employ thousands of employees. As such, the Debtors seek Bankruptcy Court approval of the Plan and strongly urge all Holders of Claims and Interests to vote to accept the Plan by returning their ballots, so as to be received by the Solicitation Agent by 8:00 p.m. Eastern Time on April 13, 2021.

E.	Confirmation of the Plan

1.	Plan Objection Deadline

Objections to confirmation of the Plan (the “Confirmation of the Plan”) must be filed with the Bankruptcy Court and served so as to be actually received on or before 4:00 p.m., Eastern Time on April 13, 2021. Unless objections to the Confirmation are timely served and filed in compliance with the Solicitation Procedures Order, they will not be considered by the Bankruptcy Court.

2.	Confirmation Hearing

The Bankruptcy Court has scheduled the hearing to consider the Confirmation of the Plan (the “Confirmation Hearing”) for April 21, 2021 at [10:00 a.m.], Eastern Time. The Confirmation Hearing may be adjourned by the Bankruptcy Court or the Debtors without further notice other than by announcement in open court and/or notice(s) of adjournment filed on the docket with the Bankruptcy Court’s permission.

ARTICLE II

BACKGROUND

A.	Overview of the Debtors’ Businesses

Although the business has existed for decades, GMI in its current corporate form was established in Delaware on March 14, 2018 as a wholly owned subsidiary of Honeywell.

On October 1, 2018, GMI and the other Debtors were spun off from Honeywell, and GMI became an independent, publicly traded company. Prior to the commencement of these Chapter 11 Cases, GMI traded on the New York Stock Exchange under the ticker “GTX.” In connection with the spin-off, certain Debtors entered into various agreements with Honeywell including the Honeywell Indemnity Agreement and the Tax Matters Agreement, both of which are further discussed in Article II.E—Liabilities Owed to Honeywell Arising Out of the Debtors’ Spin-Off from Honeywell.

GMI is the direct or indirect parent of the 36 other Debtors in the Chapter 11 Cases: BRH LLC; Calvari Limited; Friction Materials LLC.; ASASCO; Garrett Borrowing LLC; Garrett Holding Company Sàrl; Garrett LX I S.à r.l.; Garrett LX II S.à r.l.; Garrett LX III S.à r.l.; Garrett Motion Automotive Research Mexico S. de R.L. de C.V; Garrett Motion Australia Pty Limited; GMHI; Garrett Motion Holdings II Inc.; Garrett Motion International Services S.r.l.; Garrett Motion Ireland A Limited; Garrett Motion Ireland B Limited; Garrett Motion Ireland C Limited; Garrett Motion Ireland Limited; Garrett Motion Italia S.r.l.; Garrett Motion Japan Inc.; Garrett Motion LLC; Garrett Motion Mexico S.A. de C.V; Garrett Motion Romania S.r.l.; Garrett Motion Sàrl; Garrett Motion Slovakia s.r.o.; Garrett Motion Switzerland Holdings Sàrl; Garrett Motion UK A Limited; Garrett Motion UK B Limited; Garrett Motion UK C Limited; Garrett Motion UK D Limited; Garrett Motion UK Limited; Garrett Transportation I Inc.; Garrett Transportation Systems Ltd; Garrett Transportation Systems UK II Ltd; Garrett TS Ltd; and Garrett Turbo Ltd.

The Company’s business has a long and illustrious history in designing, manufacturing and selling highly engineered turbocharger, electric-boosting and connected vehicle technologies for original equipment manufacturers (the “OEMs”) and the automotive aftermarket. The Company has been the industry leader in turbochargers since the 1950s.

A turbocharger provides an engine with a controlled and pressurized air intake, which intensifies and improves the combustion of fuel to increase the amount of power sent through the transmission, improve efficiency and reduce exhaust emissions of the engine. In a combustion engine, a mixture of air and fuel is breathed into the combustion chamber, which is then ignited and combusts. The combustion drives the engine piston downward which provides the energy necessary to run the vehicle. The combustion, however, generates exhaust gas that results in wasted power in engines without a turbocharger. The turbocharger uses this exhaust gas and a turbine to spin an air-compression wheel, which breathes in denser, more pressurized air into the combustion chamber. The pressurized air intake results in less fuel consumption by the engine and permits smaller engine designs. The below diagram demonstrates how this exhaust gas is used to make the engine run more efficiently.

Turbocharger Air Flow

1)	Turbocharger compressor inlet (ingests ambient air from air filter)

2)	Turbocharger compressor outlet (outputs compressed hot air)

3)	Cooling thru charge air cooler

4)	Engine air inlet (compressed air flows into engine)

5)	Engine exhaust (very hot, high pressure)

6)	Turbocharger turbine inlet (hot, high pressure exhaust from engine flows in)

7)	Turbocharger turbine outlet (exhaust flow, now cooler and lower pressure, goes to exhaust line)

The Debtors offer turbocharger products for gasoline and diesel engines that enhance performance, fuel economy and drivability. The Debtors’ products cover a wide range of applications, including passenger cars, commercial vehicles for on-highway (medium and heavy duty trucks) and off-highway (agriculture, mining equipment, and diesel generation) applications.

The Debtors also have developed electric-boosting technologies targeted for use in electrified powertrains, primarily hybrid and fuel cell vehicles. The Debtors’ products in this segment include electric turbochargers and electric compressors that provide more responsive driving and optimized fuel economy. The Debtors’ early-stage and collaborative relationships with their global OEM customer base have enabled them to increase their knowledge of customer needs for vehicle safety, predictive maintenance, and advanced controllers to develop new connected and software-enabled products.

In addition, the Debtors engineer and provide technologies, products and services that support the growing connected vehicle market, which include software focused on automotive cybersecurity and integrated vehicle health management. The Debtors’ focus in this sector is on developing solutions for enhancing the cybersecurity of connected vehicles, as well as in-vehicle monitoring to provide maintenance diagnostics, which reduce vehicle downtime and repair costs. For example, the Debtors’ intrusion detection and prevention system uses anomaly detection technology that functions like virus detection software to perform real-time data analysis to ensure every message received by a car’s computer is valid. The Debtors’ integrated vehicle health management tools detect intermittent faults and anomalies within complex vehicle systems to provide a more thorough understanding of the real-time health of a vehicle system and to enable customers to fix faults before they actually occur.

The Debtors’ products are highly engineered for each individual powertrain platform, requiring close collaboration with their customers in the earliest years of powertrain and new vehicle design. The Debtors’ turbocharging and electric-boosting products enable their customers to improve vehicle performance while addressing continually evolving and converging regulations that mandate significant increases in fuel efficiency and reductions in exhaust emissions worldwide.

In addition to their OEM business, the Debtors also sell components and technologies in the global aftermarket through a distribution network of more than 190 distributors covering 160 countries. Through this network, the Debtors provide approximately 5,300 part-numbers and products to service garages across the globe. GMI is a leading brand in the independent aftermarket for both service replacement turbochargers as well as high-end performance and racing turbochargers. For the three and nine months ended September 30, 2020, OEM sales contributed approximately 87% and 86% of the Company’s revenues, while the Company’s aftermarket and other products contributed 11% and 12% of the Company’s revenues.

B.	The Debtors’ Corporate Structure and Global Operations

The Debtors operate in the global OEM and automotive aftermarket marketplaces. In 2019, approximately 56% of the Company’s revenues came from sales to customers located in Europe, 28% from sales to customers located in Asia, 15% from sales to customers in North America, and 1% from sales to customers in other international markets. The following graphic summarizes the Company’s revenues for 2019, by geography, product line, and customer.

The assets and operations of the Debtors and their non-debtor affiliates span more than 22 countries. The Company’s comprehensive portfolio of turbocharger, electric-boosting and connected vehicle technologies is supported by five research and development (“R&D”) centers, 14 close-to-customer engineering facilities and 13 factories, which are strategically located around the world. An organization chart of the Debtors is attached as Exhibit A.

The Company has a corporate headquarters located in Switzerland, the home jurisdiction of Debtor Garrett Motion Sàrl (“GMS”). GMS is the primary point of contact with customers and suppliers in Europe. Customer contracts and supplier contracts are generally entered into by GMS, which holds most of the Debtors’ inventory and outsources R&D, manufacturing, and distribution services to both Debtor and non-Debtor affiliates.

The Company’s intellectual property is generally owned by Debtor Garrett Transportation I, Inc., a Delaware corporation (“GTI”). In connection with the spin-off, GTI acquired legal ownership of patents, registered copyrights, registered trademarks and domain names, and unregistered copyrights and trade secrets, exclusively related to the turbocharger, electric-boosting and connected vehicle technologies businesses previously owned by Honeywell. GTI is also party to intellectual property cost-sharing and licensing arrangements with GMS, pursuant to which intellectual property developed in connection with the parties’ development and manufacture of turbocharger technology and related turbocharger applications is, and will be, owned by GTI and licensed to GMS for use by it and other Company subsidiaries in the Company’s global operations.

GTI is the primary point of contact for customers in the United States and serves as the distribution arm for the Company’s U.S. operations. GTI purchases finished products, developed from the intellectual property it owns, from GMS and sells these products in the United States market.

The Company’s operations outside of the United States have self-sufficient sales, engineering and production capabilities. In high-growth regions, including China and India, the Company has established a local footprint, which has helped it secure strong positions with in-region OEM customers who demand localized engineering and manufacturing content but also require the capabilities and track record of a global leader.

The Company’s primary manufacturing facilities are located in: Kodama, Japan; Ansa, Korea; Shanghai, China; Wuhan, China; Pune, India; Presov, Slovakia; Bucharest, Romania; Cheadle, England; Waterford, Ireland; Thaon-Les-Vosges, France; Mexicali, Mexico; and Guarulhos, Brazil. Its primary research and development facilities are located in: Shanghai, China; Bangalore, India; Bucharest, Romania; Brno, Czech Republic; Thaon-Les-Vosges, France; and domestically in Torrance, California. Its primary software development centers are located in: Bucharest, Romania; Prague, Czech Republic; and domestically in Atlanta, Georgia.

C.	Summary of the Debtors’ Assets and Operations

1.	Assets

As of September 30, 2020, the Company had approximately $2.47 billion in total assets on its consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States of America, including certain assets held by non-Debtor affiliates. Approximately $465 million of those assets were in the form of property, plant and equipment, net of accumulated depreciation.

As of the Petition Date, the Company had approximately $297 million in cash on hand. The Debtors maintain cash in bank accounts around the world, chiefly in the United States, Luxembourg, Belgium, Switzerland and Ireland.

2.	The Debtors’ Officers and Directors

The Company’s senior management team primarily resides in Switzerland. The members of GMI’s board of directors (the “Board of Directors”) are residents of the United States, France, Germany and Switzerland. Board of Directors meetings, before the COVID-19 pandemic, were generally held in New York City.

The following table lists GMI’s executive officers and directors and their respective positions.

Name	Position
Olivier Rabiller	Director, President & Chief Executive Officer
Carlos Cardoso	Chairman of the Board
Maura J. Clark	Director
Courtney Enghauser	Director
Susan L. Main	Director
Carsten J. Reinhardt	Director
Jerome Stoll	Director
Scott Tozier	Director
Craig Balis	Senior Vice President & Chief Technology Officer
Peter Bracke	Chief Transformation Officer
Sean Deason	Senior Vice President & Chief Financial Officer
Daniel Deiro	Senior Vice President, Global Customer Management & General Manager Japan/Korea
Thierry Mabru	Senior Vice President, Integrated Supply Chain
Jerome Maironi	Senior Vice President, General Counsel & Corporate Secretary
Fabrice Spenninck	Senior Vice President & Chief Human Resources Officer

3.	The Debtors’ Employees

As of the Petition Date, the Company had approximately 6,750 employees worldwide, approximately 3,510 of which were employed by the Debtors in the following jurisdictions: Australia (9), Ireland (240), Italy (37), Japan (125), Mexico (799), Romania (1,055), Slovakia (784), Switzerland (110), the United Kingdom (121) and the United States (230).

The Debtors’ employees comprise full- and part-time employees, including salaried employees, administrative support staff and other personnel. As of the Petition Date, approximately 2,200 of the Debtors’ employees were represented by collective bargaining agreements, works councils or unions, and all such employees were located outside the United States. The Debtors’ employees have unique skills, knowledge and an understanding of the Debtors’ operations and infrastructure that are essential to preserving operational stability and efficiency.

The Company’s non-debtor entities also had employees located in Brazil, China, Czech Republic, France, Germany, Hungary, Korea, India, Morocco, Russia, South Africa, Thailand and Turkey.

D.	Liabilities – The Debtors’ Prepetition Funded Indebtedness

As of the Petition Date, the Debtors had approximately $1.867 billion in aggregate outstanding funded debt, excluding accrued and unpaid interest.

1.	The Credit Agreement Facilities

GMI is party to the Credit Agreement, dated as of September 27, 2018, as amended (the “Credit Agreement”), among GMI, as Holdings, Debtor Garrett LX III S.à r.l., as Lux Borrower (the “Lux Borrower”), Debtor Garrett Borrowing LLC, as U.S. Co-Borrower (the “U.S. Co-Borrower”), Debtor GMS, as Swiss Borrower (the “Swiss Borrower” and, together with the Lux Borrower and the U.S. Co-Borrower, the “Borrowers”), Debtor Garrett LX I S.à r.l. (“LuxCo 1”), Debtor Garrett LX II S.à r.l., the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (and any successor agent appointed in accordance with the terms of the Credit Agreement, the “Credit Agreement Agent”). The Credit Agreement states that it is governed by New York law.

The Credit Agreement provides for senior secured financing, originally consisting of (i) a seven-year senior secured first-lien term loan B loan facility, which consists of a tranche denominated in Euro of €375 million and a tranche denominated in U.S. Dollars of $425 million (the “Term B Facility”), (ii) a five-year senior secured first-lien term loan A facility in an aggregate principal amount of €330 million (the “Term A Facility” and, together with the Term

[7]	Assuming a 1.18 USD to EUR currency exchange rate and without reducing the aggregate debt balance for original issue discount.

B Facility, the “Term Loan Facilities”) and (iii) a five-year senior secured first-lien revolving credit facility in an aggregate commitment amount of €430 million, with revolving loans to the Swiss Borrower to be made available in a number of currencies including Australian dollars, Euros, pounds sterling, Swiss francs, U.S. dollars and yen (the “Revolving Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”). The Revolving Facility and the Term A Facility each mature on September 27, 2023. The Term B Facility matures on September 27, 2025. As of the Petition Date, the outstanding principal amount under the Revolving Credit Facility was $370 million, and the outstanding principal amount under the Term Loan Facilities was approximately $1,077 million.8

Each of the Debtors guaranteed the obligations under the Senior Credit Facilities. The Senior Credit Facilities’ obligations and related guarantees are secured by a first-priority security interest (subject to certain permitted liens, certain exclusions, and the terms of the Intercreditor Agreement (as defined below) on substantially all of the Debtors’ assets, subject to common restrictions and limitations on security interests in non-U.S. jurisdictions.

The loans under the Senior Credit Facilities bear interest at fluctuating rates measured by reference, at the option of the Borrower and subject to certain conditions and limitations, under each Senior Credit Facility, to either (a) a base rate, (b) an adjusted LIBOR rate, or (c) an adjusted EURIBOR rate, in each case, plus an applicable margin.

On June 12, 2020, the Company entered into an amendment (the “2020 Amendment”) to the Credit Agreement, which granted covenant relief with respect to the total leverage ratio and interest coverage ratio tests in the Credit Agreement. In exchange for such relief, the Borrowers agreed to an increased interest rate applicable to loans under the different Senior Credit Facilities and a tightening of certain baskets applicable to the Company’s ability to incur additional indebtedness, create liens and make investments and restricted payments. The covenant relief obtained through the 2020 Amendment also resulted in the triggering of a Payment Deferral Period (as defined below) under the Honeywell Indemnity Agreement (as defined below), as discussed below.

2.	The Senior Notes

Debtor LuxCo 1 and Debtor Garrett Borrowing LLC (each, a “Notes Issuer” and collectively, the “Notes Issuers”) issued €350 million in principal amount of senior notes (the “Senior Notes”) pursuant to the Indenture, dated as of September 27, 2018 (the “Indenture”), among GMI, as Parent, Debtor LuxCo 1, as Notes Issuer, Debtor Garrett Borrowing LLC, as the other Notes Issuer, the guarantors identified therein (the “Notes Guarantors”), Deutsche Trustee Company Limited, as trustee (the “Indenture Trustee”), Deutsche Bank AG, as security agent and paying agent, and Deutsche Bank Luxembourg S.A., as registrar and transfer agent. Each of the Debtors guarantees the obligations under the Senior Notes. The Senior Notes bear interest at 5.125% annually and mature on October 15, 2026 and the Indenture Trustee and holders of the Senior Notes have asserted that they are entitled to certain premium payments under the Indenture in the event of the repayment of the Notes by the Debtors. The Indenture states that the Indenture and the Notes are governed by New York law.

[8]	Assuming a 1.18 USD to EUR currency exchange rate and without reducing the aggregate debt balance for original issue discount.

The Senior Notes are secured by a share pledge by Debtor LuxCo 1 over the shares of Debtor Garrett LX II S.à r.l. and an intercompany note with respect to the on-lending of the proceeds of the Senior Notes.

3.	The Intercreditor Agreement

To govern the relationship between the Senior Credit Facilities, the Senior Notes, the Indemnity Obligations (as defined below) and certain Intercompany Claims, the Debtors entered into that certain Intercreditor Agreement, dated as of September 27, 2018 (the “Intercreditor Agreement”), among GMI, certain Debtors and non-debtors, the Credit Agreement Agent, the Indenture Trustee and Honeywell ASASCO 2 Inc. (the Honeywell affiliate initially holding the Indemnity Obligations). The Intercreditor Agreement creates a waterfall for recoveries in which the Senior Credit Facilities are paid ahead of the Senior Notes and, generally, all current and future third-party funded debt (including both the Senior Credit Facilities and the Senior Notes) are paid ahead of the Indemnity Obligations and Intra-Group Indebtedness (as defined in the Intercreditor Agreement). The Intercreditor Agreement also establishes certain related rights benefitting the Senior Credit Facilities, such as the right of the applicable agent, in certain circumstances, to release subsidiary guarantees in connection with a sale transaction if the proceeds of the sale transaction are applied in accordance with the agreed waterfall and other related requirements in the Intercreditor Agreement are satisfied. The Intercreditor Agreement states that it is to be governed by New York law.

E.	Liabilities Owed to Honeywell Arising Out of the Debtors’ Spin-Off from Honeywell

In connection with the Company’s spin-off from Honeywell, certain of the Debtors executed separation agreements with Honeywell. These agreements included, among others, the Honeywell Indemnity Agreement and the Tax Matters Agreement (each as defined and described below). These agreements required important subsidiaries, including ASASCO, to make payments to Honeywell calculated by reference to certain historical and future liabilities. As described further in Article III.M—Honeywell Action and the Estimation Motion, Honeywell filed proofs of claim (the “Proofs of Claim”) in the Chapter 11 Cases on December 18, 2020, asserting, among other things, approximately $1.95 billion in claims against each Debtor under the Honeywell Indemnity Agreement and the Tax Matters Agreement. Honeywell’s claims were scheduled to be the subject of an estimation evidentiary hearing in the Bankruptcy Court from February 1, 2021 to February 5, 2021, and from February 8, 2021 to February 12, 2021. Pursuant to the Plan Support Agreement, the Debtors have agreed to suspend all litigation activities related to and stay the proceedings to estimate Honeywell’s claims through the Effective Date and to dismiss with prejudice such proceedings upon the Effective Date. On January 15, 2021, the Bankruptcy Court approved a stipulation staying the estimation proceeding [D.I. 73] and a separate stipulation staying the Honeywell Action (as defined herein) [1:20-ap-01223 (Bankr. S.D.N.Y.), D.I. 36].

The scope and nature of the Company’s legacy liabilities relating to the Honeywell Indemnity Agreement and the Tax Matters Agreement have been the subject of prolonged and intense dispute between the Company and Honeywell. Sections E.1-2 below include an overview of the situation from the perspective of the Debtors. Certain arguments made and positions taken by Honeywell are described in Section E.3.

1.	Honeywell Indemnity Agreement

ASASCO is party to the Indemnification and Reimbursement Agreement, dated as of September 12, 2018, as amended (the “Honeywell Indemnity Agreement”), among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc.,9 and Honeywell International Inc. The Honeywell Indemnity Agreement requires that ASASCO make payments to Honeywell ASASCO 2 in an amount equal to 90% of the covered liabilities, less 90% of Honeywell’s relative insurance proceeds (the “Legacy Honeywell Asbestos Liabilities”) in any given year, including judgments, settlements, and the legal costs of defense, up to a cap equal to a USD equivalent of €149.6 million per year.10 This figure represents $175 million divided by the exchange rate (~1.17 USD = 1 EUR) at the time of the spin. By its terms, the Honeywell Indemnity Agreement continues for 30 years after the spin-off—until December 31, 2048—unless there are three consecutive years during which the amounts owed to Honeywell under the Honeywell Indemnity Agreement are less than the Euro-equivalent of $25 million. The payments also cover certain other environmental-related liabilities and non-United States asbestos-related liabilities. The Honeywell Indemnity Agreement states that it is governed by New York law. As further discussed in this Article II.E.1—Honeywell Indemnity Agreement and Article III.M—Honeywell Action and the Estimation Motion, the Debtors dispute their liability under the Honeywell Indemnity Agreement.

ASASCO’s obligations under the Honeywell Indemnity Agreement (the “Honeywell Indemnity Agreement Obligations”) are guaranteed by each of ASASCO’s direct and indirect subsidiaries that are Debtors in these Chapter 11 Cases (the “ASASCO Group”) as well as Debtor Garrett Motion International Services S.R.L. (together with the ASASCO Group, the “Indemnity Guarantors”)11 pursuant to the Indemnification Guarantee Agreement, dated as of September 27, 2018 (as amended, supplemented or modified from time to time, the “Indemnity Guarantee Agreement”), between Honeywell ASASCO 2 Inc., ASASCO, and the Indemnity Guarantors.

[9]

The Honeywell Indemnity Agreement was initially entered into among other Honeywell subsidiaries as of September 12, 2018. In connection with the spin-off, ASASCO assumed Honeywell ASASCO Inc.’s obligations under the Honeywell Indemnity Agreement two days later, on September 14, 2018.

[10]

On April 1, 1985, the Bendix Corporation was merged into Allied Corporation, which was subsequently merged into AlliedSignal Inc. On December 4, 1999, AlliedSignal Inc. merged with Honeywell Inc. and Honeywell Inc. ceased to exist as a legal entity. On that same day, AlliedSignal Inc. changed its name to Honeywell International Inc. Honeywell is the defendant in those cases as the successor-in-interest to the Bendix Corporation. Honeywell retained all Bendix-related liabilities to third parties in connection with the spin-off and control of the defense of claims.

[11]

The Indemnity Guarantors are: Calvari Limited, Garrett Borrowing LLC, Garrett Holding Company Sàrl, Garrett LX I S. à.r.l., Garrett LX II S. à r.l., Garrett LX III S. à r.l., Garrett Motion Automotive Research Mexico S. de R.L. de C.V, Garrett Motion Australia Pty Limited, Garrett Motion Ireland A Limited, Garrett Motion Ireland B Limited, Garrett Motion Ireland C Limited, Garrett Motion Ireland Limited, Garrett Motion Italia S.R.L., Garrett Motion Japan, Inc., Garrett Motion LLC , Garrett Motion Mexico, Sociedad Anónima de Capital Variable, Garrett Motion Romania S.R.L., Garrett Motion Sarl, Garrett Motion Slovakia s.r.o., Garrett Motion Switzerland Holdings Sarl, Garrett Motion UK A Limited, Garrett Motion UK B Limited, Garrett Motion UK C Limited, Garrett Motion UK D Limited, Garrett Motion UK Limited, Garrett Transportation Systems Ltd, Garrett Transportation Systems UK II Ltd, Garrett TS Ltd, Garrett Turbo Ltd. Debtor Garrett Motion International Services S.R.L., which is neither a direct nor indirect subsidiary of ASASCO, executed a supplement to the Indemnity Guarantee Agreement establishing Garrett Motion International Services S.R.L. as an Indemnity Guarantor. The Debtors have asserted that the Indemnity Guarantee Agreement is explicit that only the subsidiaries of ASASCO are required to be Indemnity Guarantors. Honeywell disputes this assertion.

The Honeywell Indemnity Agreement Obligations and the obligations under the Indemnity Guarantee Agreement (the “Indemnity Guarantee Obligations” and, together with the Honeywell Indemnity Agreement Obligations, the “Indemnity Obligations”) are expressly subordinated in right of payment to both the Senior Credit Facility and to the Senior Notes, including the payment of post-petition interest at the contract rate and for other amounts, pursuant to the terms of both the Honeywell Indemnity Agreement and the Indemnity Guarantee Agreement. The Indemnity Obligations also are subordinated in right of payment to the Senior Credit Facility and Senior Notes by the Intercreditor Agreement.

In addition, the Indemnity Guarantee Agreement includes foreign jurisdiction-specific limitations on the guarantee obligations of applicable foreign guarantors, including limitations on such guarantee obligations of Swiss Borrower and any of its Swiss subsidiaries (the “Swiss Guarantors”). That limitation language limits payments on account of the Indemnity Guarantee Obligations by the Swiss Guarantors to the freely distributable value of such Swiss Guarantor. Accordingly, the Debtors believe that, under Swiss law, no payment under the Indemnification Guarantee Agreement from the Swiss Guarantors would be available unless all other creditors of the Swiss Guarantors (including intercompany creditors) are satisfied in full.12

The Honeywell Indemnity Agreement further contains a deferral mechanism (the “Deferral Mechanism”) whereby Honeywell Indemnity Agreement Obligations are deferred (without interest) for any period in which the Company falls out of compliance with its financial covenants contained in the Credit Agreement (such deferral period, a “Payment Deferral Period”). The Honeywell Indemnity Agreement provides for a once-per-year “catch-up” payment pursuant to which, once the Company comes back into compliance with its financial covenants, the Company will pay outstanding accrued amounts to the extent the Company has capacity to make such payments under the Credit Agreement basket capacity, with unpaid accrued amounts rolling over to the following year’s catch-up payment.

The Honeywell Indemnity Agreement also imposes on ASASCO and the Indemnity Guarantors loan-like covenants and restrictions on activities that largely track the covenants and restrictions imposed on the Debtors under the Credit Agreement, including with respect to the ability to merge into or acquire other companies.13

[12]	Honeywell disputes this viewpoint and nothing herein should be interpreted or construed as Honeywell’s consent to such viewpoint.
[13]	Honeywell disputes this viewpoint and nothing herein should be interpreted or construed as Honeywell’s consent to such viewpoint.

The Company retained Quinn Emanuel Urquhart & Sullivan, LLP (“Quinn Emanuel”) to, among other things, review the Honeywell Indemnity Agreement and related potential defenses and causes of action. Throughout 2019, the Company negotiated with Honeywell regarding the Honeywell Indemnity Agreement and the level of information being provided by Honeywell with respect to the underlying Legacy Honeywell Asbestos Liabilities. The Company and Honeywell mediated in September 2019, but that mediation was unsuccessful.

On December 2, 2019, GMI and ASASCO commenced an action in connection with the Honeywell Indemnity Agreement in the New York Supreme Court against Honeywell, certain of its subsidiaries and certain of their respective employees for declaratory judgment, breach of contract, breach of fiduciary duties, aiding and abetting breach of fiduciary duties, corporate waste, breach of the implied covenant of good faith and fair dealing, and unjust enrichment (the “Honeywell Action”). The Honeywell Action seeks to establish, among other things, that the financial obligations and the affirmative and negative covenants under the Honeywell Indemnity Agreement are not enforceable, in whole or in part. As further discussed in Article III.M—Honeywell Action and the Estimation Motion, the Honeywell Action has been removed to the Bankruptcy Court.

Since September of 2018, ASASCO has made approximately €205.4 million in payments to Honeywell on account of the Indemnity Obligations. Those payments were made under protest and subject to ASASCO’s claims seeking to invalidate the Honeywell Indemnity Agreement in whole or in part.

As a result of the 2020 Amendment to the Senior Credit Facility discussed above, the Deferral Mechanism in the Honeywell Indemnity Agreement was triggered and will remain in place until the Company is in compliance with certain financial covenants. As a result, and even if the automatic stay were not otherwise in effect, no payments currently would be due under the Honeywell Indemnity Agreement, and under the terms of the Honeywell Indemnity Agreement, no further payments will be due by ASASCO or the Indemnity Guarantors unless and until the Company is again in compliance with certain financial covenants for the benefit of its lenders. The Company had deferred approximately €68.5 in aggregate asserted indemnity payments in 2020.

Honeywell has asserted in its Proofs of Claim filed on December 18, 2020, that it is owed “Not less than $1,800.90 million” on account of asbestos and environmental indemnification claims. The Debtors believe that this amount is overstated, including for the reasons stated in the Honeywell Action, and because Honeywell did not discount its claim to present value as of the Petition Date. The amount of Honeywell’s claim is the subject of the estimation proceedings in the Bankruptcy Court, which, as described above, have been stayed pursuant to the Plan Support Agreement. See Article III.M—Honeywell Action and the Estimation Motion.

The Debtors believe that the Indemnity Obligations are liabilities only of the ASASCO Group and the Indemnity Guarantors. Except for Garrett Motion International Services S.R.L., the circumstances of which are discussed above at footnote 6 above, none of GMI, its immediate subsidiary Garrett Motion Holdings Inc. (“GMHI”), GTI, or the Debtor

subsidiaries of GTI (collectively, the “GMI Group”) are party to the Honeywell Indemnity Agreement or the Indemnity Guarantee Agreement. Honeywell, on the other hand, has asserted in its Proofs of Claim that “All Debtors” may be liable based on “Non-Contractual Claims, including but not limited to Tort Claims or other Claims Under Applicable Law.” The Debtors dispute Honeywell’s assertion.

2.	Tax Matters Agreement

Certain Debtors are party to the Tax Matters Agreement, dated as of September 12, 2018 (the “Tax Matters Agreement”), among Honeywell, GMI, Honeywell ASASCO Inc. and Honeywell ASASCO 2 Inc., governing the respective tax-related rights, responsibilities and obligations of Honeywell and the Debtors after the spin-off transaction.

Like the Honeywell Indemnity Agreement, the Tax Matters Agreement is also subject to a pending dispute. In response to the mandatory transition tax imposed by the Tax Cuts and Jobs Act of 2017, Honeywell included in the Tax Matters Agreement an obligation of ASASCO to pay Honeywell for the amount of Honeywell’s 2017 net tax liability under Section 965(h)(6)(A) of the Internal Revenue Code that Honeywell determines was attributable to the Debtors (the “MTT Payment Obligation”). As of the Petition Date, ASASCO has paid Honeywell ASASCO 2 €32.8 million towards the MTT Payment Obligations as of the Petition Date, under protest and a reservation of rights. Honeywell previously calculated the MTT Payment Obligation at $240 million, to be paid in eight annual installments from November 2018 through April 2025. Honeywell subsequently revised its calculations to approximately $268 million. In its Proofs of Claim filed on December 18, 2020, Honeywell reduced its MTT Payment Obligation claim to $96.3 million after a thorough reevaluation.

ASASCO disputes the amount asserted by Honeywell with respect to the MTT Payment Obligation.

The MTT Payment Obligation is a liability only of ASASCO and is not guaranteed by any other Debtor. Because the ASASCO operations are conducted by its subsidiaries, chiefly GMS, the Debtors believe that the MTT Payment Obligation is structurally junior to other creditors of the ASASCO Group.

The Tax Matters Agreement also states that GMI is responsible and will indemnify Honeywell for certain taxes (other than the MTT Payment Obligation)—including income taxes, sales taxes, value added tax (“VAT”), and payroll taxes for all tax periods, including tax periods prior to the completion date of the spin-off transaction—that are attributable to the Debtors. In its Proofs of Claim, Honeywell asserts $29.7 million in other tax claims.

3.	Certain Positions Taken by Honeywell and Disputed by the Debtors

Honeywell has consistently disputed the Debtors’ characterization of the Honeywell Indemnity Agreement and the Tax Matters Agreement, asserting that, in addition to such agreements having been conditions precedent to the spin-off, the obligations imposed thereby are valid and legally enforceable. In addition, Honeywell claimed that all financial obligations and covenants are legally enforceable. See Memorandum of Law in Support of Defendants’ Motion to Dismiss Adversary Proceeding (the “Motion to Dismiss”), Garrett Motion Inc. v. Honeywell International Inc., 1:20-ap-01223 (Bankr. S.D.N.Y.), D.I. 7.

In particular, in its Motion to Dismiss the Honeywell Action, Honeywell argued that (i) the spin-off was not a violation of its fiduciary duties under Delaware law, (ii) the Honeywell Indemnification Agreement is not unconscionable, (iii) the Honeywell Indemnification Agreement was entered into by ASASCO in connection with the receipt of assets by the Debtors in the spin-off, and (iv) that Honeywell is entitled to full payment under the Honeywell Indemnification Agreement because the settlement amounts and associated legal expenses are properly subject to indemnification under New York law, among other things. Moreover, in the Chapter 11 Cases, Honeywell asserted that the Indemnity Obligations are or may become obligations of all of the Debtors pursuant to the Honeywell Indemnity Agreement and the Intercreditor Agreement. Specifically, in its Proofs of Claim, Honeywell has asserted that sections 2.12 and 2.15(f) of the Honeywell Indemnity Agreement provide Honeywell with certain contractual protections, which if violated would result in breach of contract and tort claims against all Debtors. In addition, Honeywell has asserted that the waterfall structure of the Intercreditor Agreement requires all Debtors to repay the Indemnity Obligations prior to any recovery to other general unsecured creditors or equity holders notwithstanding, notwithstanding which Debtor entities are party to the Honeywell Indemnity Agreement. Accordingly, Honeywell asserted “contingent, unliquidated contractual and tort claims against all other Debtors” in its Proofs of Claims.

As discussed more fully below, the Plan and Plan Support Agreement embody a settlement of these disputes and the consensual compromise and treatment of the Honeywell Plan Claims, as further set forth herein.

4.	Estimation of Claims

Honeywell’s claims under the Honeywell Indemnity Agreement and Tax Matters Agreement are subject to an estimation trial that was scheduled to occur from February 1, 2021 to February 5, 2021, and from February 8, 2021 to February 12, 2021, pursuant to the Order Establishing Procedures for the Estimation of Claims of Honeywell et al. Against the Debtors [Docket No. 540]. Pursuant to the Plan Support Agreement, the Honeywell Settlement and the Stipulation and Order to Stay Proceedings [D.I. 737], the Debtors have agreed to suspend all litigation activities related to and stay the proceedings to estimate Honeywell’s claims through the Effective Date and to dismiss with prejudice such proceedings upon the Effective Date. More information is available in Article III.M—Honeywell Action and the Estimation Motion.

F.	Existing Common Stock

GMI is authorized to issue 400 million shares of $0.001 par value stock common stock, of which 76,202,169 shares were issued as of September 30, 2020. On the Petition Date, GMI was notified by the New York Stock Exchange (“NYSE”) that, as a result of the Chapter 11 Cases, the NYSE had commenced proceedings to delist the Existing Common Stock from the NYSE.

The NYSE indefinitely suspended trading of the Company’s common stock on September 21, 2020. On October 8, 2020, the NYSE removed the Company’s common stock from listing and registration on the NYSE effective as of the opening of business on October 19, 2020.

G.	Factors Leading to the Commencement of These Chapter 11 Cases

1.	Challenges Posed by the Debtors’ Capital Structure

(a)	Inability to Invest in Research & Development

The Company’s business model requires constant investment in new technology, both to improve the Company’s existing products and to develop new products to meet customer demands. A failure to invest in technology for any sustained period of time could result in a loss of customers, market share and margin.

The Company’s current balance sheet constrains its ability to make the investments in technology for the future. The Company has no access to incremental debt to fund R&D or capital expenditures given its high leverage. The Company’s ability to sell equity to raise funds and to use internally generated cash flow for R&D or capital expenditures are limited by debt-service costs and the Indemnity Obligation and MTT Payment Obligations at ASASCO.

(b)	Balance Sheet Concerns of Customers and Partners

The Company sells products to OEMs pursuant to long-term arrangements in which the OEMs order essential components from the Company years in advance of the production of vehicles. The OEMs rely on the Company to be in a position to perform these long-term commitments. Similarly, the Company has long-term commitments to its own suppliers, and the Company typically carries a substantial negative working capital balance based on suppliers’ understanding of the ability and willingness of the Company to perform its commitments as a core part of the automobile industry’s value chain.

The Company has maintained its business and financial relationships with OEMs and suppliers during its short existence since the spin-off with considerable success. But the Company’s balance sheet problems have made doing so more difficult and if not addressed could create concerns among OEMs and suppliers as the Company’s technological advantages decline with underinvestment. The Company is substantially overleveraged and significantly more leveraged than one of its primary competitors.

Source:	Company filings, Capital IQ, FactSet
Notes:	Net leverage based on LTM EBITDA, debt and cash as of latest reporting period.

Illustrative value of MTT Payment Obligation and Subordinated Indemnity Obligations as of June 30, 2020 based on Company’s 10-Q filing.

(c)	Reacting to Industry Consolidation

The automotive industry outlook is highly uncertain. The industry is facing rapid technological changes and unprecedented disruptions that will impact the industry for years to come. From a shift in consumer preferences towards electric vehicles to full-scale automation, industry participants are facing increased competition from new participants. When these factors are considered in light of slumping car sales in the overall automotive market, it is clear that the automotive industry is ripe for consolidation among industry participants.

The Company’s ability to participate in such consolidation and compete on a go-forward basis is limited by its capital structure. Even if the Debtors could have arranged an out-of-court sale or business combination that paid or refinanced all of their funded debt, the Honeywell Indemnity Agreement continues until 2048 and limits strategic transactions available to the Company.

In addition, the Debtors have no access to equity capital if they wish to grow as an independent company due to the Company’s funded debt and its Indemnity Obligations. With its cash flow trapped by this combination of instruments, GMI has never paid dividends to its shareholders.

2.	Exploration of Strategic Alternatives Before COVID-19

GMI’s Board of Directors regularly reviews, assesses and discusses the Debtors’ industry, performance, strategy, competitive position and strategic options in light of economic and market conditions and the Debtors’ leveraged capital structure, all with a view to preserving and maximizing the value of the Debtors.

In late 2019 and early 2020, prior to the COVID-19 pandemic and in light of the ongoing industry consolidation, the Company evaluated a range of potential merger partners. As the Company faces changing consumer preferences and new entries into the market, the Board of Directors felt that a business combination would best position the Company to compete on a go-forward basis. However, the Company was unable to generate any significant traction with any of these parties due to a variety of factors, including the Company’s over-leveraged capital structure. In the midst of this process, on January 28, 2020, two of the Company’s most logical merger partners, Delphi and BorgWarner, announced they had entered into a definitive agreement under which BorgWarner would acquire Delphi in an all-stock transaction, citing the strength of scale for powertrain products and the ability to maintain future flexibility across combustion, hybrid and electric propulsion systems.

In connection with its efforts to consider available strategic options, GMI hired Morgan Stanley & Co. LLC (“Morgan Stanley”) and Perella Weinberg Partners LP (“PWP”) to provide financial advice and Sullivan & Cromwell LLP (“S&C”) to provide legal advice. At the direction of the Board of Directors, representatives of Morgan Stanley and PWP conducted preliminary market test conversations on a “no-names basis” with approximately 15 parties during the fourth quarter of 2019 and first quarter of 2020 regarding a potential merger with, or acquisition of, the Debtors. While no potential strategic buyers expressed interest in exploring a potential transaction, multiple financial sponsors expressed interest. All financial sponsors insisted on potential transaction structures in which the balance sheet of the Company—including its excessive funded debt leverage, the Honeywell Indemnity Agreement and other legacy liabilities—could be left behind or discharged and the business of the Company acquired free and clear of those burdens.

3.	COVID-19 Accelerates Strategic Review

In December 2019, a strain of novel coronavirus, COVID-19, was identified in Wuhan, China. The virus was declared a pandemic and spread across the world, including throughout geographical locations in which the Debtors operate.

The business operations of the Debtors were materially disrupted as a result of the COVID-19 pandemic and related response measures. As a direct consequence of the COVID-19 pandemic, the Company’s manufacturing facility in Wuhan, China was shut down for six weeks in February and March and the Company saw diminished production in its Shanghai, China facility over the same time period. When the Company’s facilities in China re-opened, manufacturing facilities in Mexicali, Mexico and Pune, India were shut down for five weeks in April and May 2020, and manufacturing facilities in Europe operated at reduced capacity through June 2020. These production disruptions significantly reduced the Company’s production volumes and had a material adverse impact on the Debtors’ business, results of operations and financial condition. The Debtors also have faced stay-at-home orders from local governments, new paid time-off policies, employee furloughs, state-funded layoffs, sickness of employees and their families and the desire of employees to avoid contact with large groups of people, adding to the adverse impact on the Debtors’ business.

One consequence for the Company of the COVID-19 pandemic was an acceleration of its strategic review process. While the Company obtained some relief under its Credit Agreement through the 2020 Amendment discussed above, the Board of Directors and senior management recognized that the 2020 Amendment was a temporary stop-gap and would not resolve the Company’s more fundamental financial challenges. After discussions with its advisors, the Board of Directors decided to renew focus on a competitive marketing process for the purchase of the Debtors’ business by a financial sponsor.

The pandemic response also included careful monitoring of global liquidity and the consideration of potential court-supervised restructuring processes. In particular, the Company commenced work with AlixPartners LLP (“Alix”) and S&C to review feasible restructuring processes given the Company’s global footprint and capital structure, settling on the use of chapter 11 in New York as a potential alternative.

Due to the heightened liquidity and confidentiality concerns, the Company launched a formal process with non-disclosure agreements (“NDA”) to six sponsors who had expressed interest in earlier conversations. One additional financial sponsor later proactively reached out to the Company, expressed interest and executed an NDA. At the outset of the process, each sponsor was asked to consider an investment in a variety of forms, including minority common or preferred stock investments as well as a whole company purchase.

On June 15, 2020, the Debtors received five non-binding indications of interest (“IOI”) from financial sponsors to purchase their business. Of the five parties who submitted IOIs, three were selected to move to the second phase on the basis of their valuations and the Company’s view of their ability to consummate a transaction. All second-round bidders made clear to the Company that they would not purchase the Company except in a chapter 11 proceeding or other process that could deliver the business free and clear of its current balance sheet.

After three weeks of diligence access, one of the parties elected to remove itself from consideration for the transaction. The remaining two parties conducted an additional three weeks of diligence, expert sessions with management and outside advisors, reviewed a virtual data room with more than 50,000 pages of the Debtors’ documents, and submitted over 400 specific due diligence questions. The Debtors received two non-binding proposals on August 3, 2020. On August 13, 2020, GMI signed an Exclusivity Agreement with a new company formed by KPS Capital Partners, LP (together with its affiliates, “KPS” or the “Stalking Horse Bidder”). After a negotiating period, the Company entered into the initial stalking horse purchase agreement (the “Initial Stalking Horse Purchase Agreement”) on September 20, 2020.

4.	Initial Stalking Horse Purchase Agreement

The Initial Stalking Horse Purchase Agreement contemplated the purchase by the Stalking Horse Bidder of substantially all of the assets and operations of the Debtors upon effectiveness of a chapter 11 plan of reorganization (the “Stalking Horse Purchase”). The Stalking Horse Purchase was structured as the purchase of the assets of Debtors GMI, GMHI and ASASCO, and an acquisition of the stock of Debtor GTI and LuxCo 1 (who in turn own, directly or indirectly, all of the other material Debtor subsidiaries). As consideration for the purchase, the Stalking Horse Bidder agreed to pay aggregate cash consideration of $2.1 billion, subject to customary adjustments for net cash, working capital and accrued transaction expenses at the time of closing, and to assume all ordinary course trade claims and various other assumed liabilities (the “Stalking Horse Bid”).

The Initial Stalking Horse Purchase Agreement also provided for certain assets and liabilities to be excluded from the transaction perimeter and remain behind in a liquidating trust (the “Liquidating Trust”) after closing of the Stalking Horse Purchase. Excluded liabilities included all liabilities under the Senior Credit Facility, the Senior Notes, the Honeywell Indemnity Agreement, the Indemnity Guarantee Agreement, the Tax Matters Agreement and various other excluded contracts and liabilities identified by the Stalking Horse Bidder. Excluded liabilities were expected to be paid from the proceeds of the purchase, to the extent available in accordance with the rules of priority established by the Bankruptcy Code and the Intercreditor Agreement. Excluded assets included claims against Honeywell relating to the spin-off, rights under non-assumed contracts and other excluded assets as agreed in the Initial Stalking Horse Purchase Agreement.

The Stalking Horse Purchase, as contemplated by the Initial Stalking Horse Purchase Agreement, was expected to substantially reduce the funded debt of the Company, as well as to eliminate legacy liabilities. The following chart shows the funded debt of the Company on the Petition Date versus the funded debt contemplated by the Stalking Horse Bidder after consummation of the Stalking Horse Purchase as of the Petition Date.

As described below in Article III.L—Modifications to the Terms of the Stalking Horse Purchase Agreement, the Debtors received a Stalking Horse Bidder Revised Proposal (as defined below) and negotiated the Proposed A&R Stalking Horse Purchase Agreement (as defined below).

5.	Creditor Discussions and the Restructuring Support Agreement

As negotiations with the Stalking Horse Bidder progressed, the Company began discussions with certain lenders under the Senior Credit Facilities who were subject to, or expressed a willingness to enter into, appropriate confidentiality arrangements. Loans under the Senior Credit Facility traded at a discount to par value prior to the Petition Date. The Company believed that obtaining lender support prior to commencing these Chapter 11 Cases was important for many reasons, including the acceleration of substantial secured indebtedness under the Senior Credit Facilities that the Company might not be able to repay or refinance in the absence of the Stalking Horse Purchase, the need for the consent of requisite lenders under the Senior Credit Facilities to grant liens on non-U.S. collateral to support debtor-in-possession financing, and the desire of both the Debtors and the Stalking Horse Bidder to implement the Stalking Horse Purchase pursuant to a pre-arranged chapter 11 plan of reorganization with assurance of the support and approval of the Company’s largest and most senior class of creditors.

The Stalking Horse Bidder required the execution and delivery of the RSA (as defined below) from requisite lenders as a condition to the effectiveness of the Initial Stalking Horse Purchase Agreement. On the Petition Date, the Debtors entered into the Restructuring Support Agreement (as amended, the “RSA”) with lenders holding approximately 61% of the aggregate principal amount of loans outstanding under the Senior Credit Facilities. Since the Petition Date, additional lenders have signed the RSA, and as of the date hereof, lenders holding in excess of 67% of the aggregate principal amount of loans outstanding under the Senior Credit Facilities are party to the RSA (the “Consenting Lenders”).

The RSA obligates the Consenting Lenders to, among other things, support the consummation of the Stalking Horse Purchase (in the absence of a better bid at Auction (as defined below), to vote to approve the related plan of reorganization on the terms described in an annex to the RSA, and to take various other actions to assist the Debtors in the prosecution of these Chapter 11 Cases from time to time. Pursuant to the plan described in the RSA, holders of claims under the Senior Credit Facilities would receive payment in full in cash on the effective date of the Plan, other than default interest in an amount expected to equal approximately $18.1 million (assuming an Effective Date of April 30, 2021). In return for the commitments from the Consenting Lenders, the Debtors agreed in the RSA to, among other things, use commercially reasonable efforts to conduct these Chapter 11 Cases in a manner consistent with the certain milestones, and to pursue the Stalking Horse Purchase or another transaction providing treatment no less favorable to the Consenting Lenders, subject to the Debtors’ fiduciary obligations and other limitations and conditions.

On January 6, 2021, the RSA was amended to, among other things, update certain milestones relating to plan solicitation and confirmation.

6.	Independent Directors

Recognizing that ASASCO—if it is shown to be unable to pay all allowed claims—may have divergent interests from the GMI Group with respect to certain intercompany matters, the Debtors determined prior to the commencement of these Chapter 11 Cases to engage independent directors at ASASCO and GMHI. In August 2020, both ASASCO and GMHI established separate transaction committees (the “ASASCO Transaction Committee” and the “GMHI Transaction Committee” and, together, the “Transaction Committees”). The ASASCO Transaction Committee is comprised of Neal Goldman as independent director (the “ASASCO Independent Director”) and the GMHI Transaction Committee is comprised of Alex Greene as independent director (the “GMHI Independent Director” and, together with the ASASCO Independent Director, the “Independent Directors”).

Each of the Transaction Committees is advised by external legal counsel and other advisors. The ASASCO Transaction Committee hired Simpson Thacher & Bartlett LLP (“Simpson Thacher”) as legal counsel and FTI Consulting Inc. (“FTI”) to advise on valuation and purchase price allocation. The GMHI Transaction Committee hired Schulte Roth & Zabel LLP (“Schulte”) as legal counsel and is utilizing the services of PricewaterhouseCoopers LLP (“PwC”) (GMI’s accounting firm) to advise on valuation and purchase price allocation.

ARTICLE III

SIGNIFICANT EVENTS AND INITIATIVES IN THESE CHAPTER 11 CASES

The following is a general summary of significant events since the Petition Date, including a discussion of the Debtors’ restructuring and business initiatives.

A.	Commencement of the Chapter 11 Cases

The commencement of a chapter 11 case creates an estate that is composed of all of the legal and equitable interests of the debtor as of that date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.” Following the Petition Date, the Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession. The Debtors also sought and obtained from the Bankruptcy Court to have their cases jointly administered for procedural purposes only.

B.	The Chapter 11 Cases

1.	First Day Relief

On the Petition Date, the Debtors filed a number of “first day” motions (the “First Day Motions”) and applications designed to ease the Debtors’ transition into Chapter 11, maximize the value of the Debtors’ assets and minimize the effects of the commencement of the Chapter 11 Cases. On September 21, 22, 24 and 25 and October 6, 2020, the Bankruptcy Court entered orders granting the first-day motions (the “First Day Orders”), allowing the Debtors to continue certain normal business activities not specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior court approval. In particular, the Bankruptcy Court authorized entered orders:

•

on an interim basis, (a) authorizing, but not directing, the Debtors, in their sole discretion, (i) to continue to use their cash management system, including existing Debtor bank accounts, and (ii) pay or honor certain prepetition obligations related thereto; (b) authorizing, but not directing, the Debtors to continue to perform intercompany transactions with each other and with non-Debtors on a post-petition basis in the ordinary course of business and consistent with historical practice; and (c) waiving the requirements of section 345(b) of the Bankruptcy Code to the extent such requirements are inconsistent with the Debtors’ current practices [D.I. 53; D.I. 72];

•

(i) authorizing, but not directing, the Debtors, in their sole discretion, to (a) maintain a consolidated list of creditors in lieu of submitting a separate matrix for each Debtor, (b) file a consolidated list of the Debtors’ top 30 unsecured creditors, and (c) file the portions of the creditor matrix containing the addresses of the Debtors’ former and current employees and individual independent contractors under seal, and (ii) establishing procedures for notifying parties of the commencement of these Chapter 11 Cases [D.I. 75];

•

(i) extending the time for the Debtors to file their schedules and statements by 30 days, (ii) extending the time for the Debtors to file their 2015.3 reports to the date that is 44 days from the Petition Date, and (iii) waiving the requirements to file the list of equity security holders [D.I. 77];

•

on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to (i) continue their insurance policies and pay all obligations in respect thereof, and (ii) renew, supplement, modify or purchase new insurance policies or obtain new insurance coverage as needed in the ordinary course of business [D.I. 78];

•	on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to pay (or use tax credits to offset), in the ordinary course of business, certain taxes and fees [D.I. 79];

•

on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to pay prepetition claims of (i) critical vendors in an amount not to exceed $52 million and (ii) potential lien claimants [D.I. 49];

•	on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to pay prepetition claims of foreign vendors in an amount not to exceed $125 million [D.I. 73];

•

on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to (i) maintain and administer their customer programs and honor all prepetition obligations to customers in the ordinary course of business and in a manner consistent with past practice and (ii) maintain, continue, renew, replace, implement, modify, terminate or create new customer programs [D.I. 74];

•

on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to (i) pay the prepetition employee obligations and (ii) maintain the employee compensation and benefits and pay related administrative obligations [D.I. 48];

•

on an interim basis, authorizing, but not directing, the Debtors, in their sole discretion, to (i) enter into and perform under the hedging and derivative contracts, and (ii) provide credit support under the hedging and derivative contracts in the ordinary course and pursuant to past practices [D.I. 170];

•

on an interim basis, (a) establishing notice and objection procedures related to certain transfers of equity securities and declarations of worthlessness for federal or state tax purposes with respect to Existing Common Stock or any beneficial ownership thereof; and (b) directing that any purchase, sale, or other transfer of common stock in violation of the procedures set forth shall be null and void ab initio [D.I. 90];

•	authorizing the retention and appointment of Kurtzman Carson Consultants LLC (“KCC”) as claims and noticing agent [D.I. 76]; and

•	enforcing and restating the automatic stay, ipso facto and antidiscrimination provisions [D.I. 81].

Pursuant to the final orders entered on October 20, 2020 [D.I. 247, 248], the Debtors are authorized to pay up to $103 million of prepetition claims of critical vendors and lienholders and to pay up to $305 million of prepetition claims of foreign vendors.

The Bankruptcy Court also granted final orders with respect to certain normal business activities related to taxes and fees [D.I. 244], the administration of customer program [D.I. 245], insurance [D.I. 246], hedging and derivative contracts [D.I. 249], cash management systems [D.I. 253], procedures related to certain transfers of equity securities and declarations of worthlessness [D.I. 259], and employee obligations and benefits [D.I. 287].

In addition, the commencement of the Debtors’ Chapter 11 Cases triggered the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined all collection efforts and actions by creditors, the enforcement of all liens against property of the Debtors and the commencement or continuation of prepetition litigation against the Debtors. Subject to limited exceptions, the automatic stay will remain in effect until the Effective Date of the Plan.

C.	Debtor-In-Possession Financing and Cash Collateral

In addition to the other First Day Motions, on September 20, 2020, the Debtors also filed the Debtors’ Motion for Entry of Interim and Final Orders, Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 503, 506, 507 and 552, (I) Authorizing Debtors to (A) Obtain Post-petition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing and (VI) Granting Related Relief [D.I. 17] (the “DIP Motion”). The DIP Motion sought authority to obtain post-petition financing on a non-amortizing senior secured, super-priority and priming debtor-in-possession term loan facility in the aggregate maximum principal amount of up to $250 million (the “DIP Facility”) and authorizing certain Debtors to jointly and severally guarantee the Borrower’s obligations under the DIP Facility.

Following the filing of the DIP Motion, certain stockholders represented by the law firm of Jones Day (the “Jones Day Stockholders”) filed a limited objection [D.I. 35]. In addition, Centerbridge and Oaktree offered to provide junior DIP financing to the Debtors. Although the Debtors did not select this junior DIP financing proposal, as a result of the Centerbridge and Oaktree proposal and other factors, the Debtors were able to obtain material concessions from their existing DIP lenders, including the removal of restrictive case milestones from the DIP Facility and a more flexible and less expensive approach to maturity extensions. In addition, as a result of the competition introduced into the financing process and other factors, the Debtors were able to negotiate the removal of a 1.00% prepayment premium from the DIP Facility, saving the Estates up to $2.5 million in fees.

At a hearing on September 21, 2020 (the “First Interim DIP Hearing”), certain interested parties, including the Jones Day Stockholders, objected to the relief sought through the DIP Motion. At the First Interim DIP Hearing, the Debtors agreed to adjourn the hearing on the DIP Motion and agreed to confer with counsel to certain interested parties in order to agree to a form of order authorizing the Debtors to use cash collateral, pending the Second Interim DIP Hearing. On September 22, 2020, with the consent of, among other parties, JPMorgan Chase Bank, N.A., as administrative agent, and the Prepetition Required Lenders (as such term is defined in the Interim Cash Collateral Order) the Debtors submitted to the Court by certification of counsel the proposed Interim Order (I) Authorizing Use of Cash Collateral and Affording Adequate Protection; (II) Modifying the Automatic Stay; (III) Scheduling a Continued Interim Hearing; and (IV) Granting Related Relief, which the Court entered the same day [D.I. 56] (the “Interim Cash Collateral Order”). The Interim Cash Collateral Order, among other things, scheduled a continued interim hearing on the DIP Motion on September 29, 2020 (the “Continued Interim DIP Hearing”) and set an automatic termination date of the Interim Cash Collateral Order of September 30, 2020 (the “Cash Collateral Outside Date”). On September 30, 2020, with the consent of the Prepetition Required Lenders, the Debtors submitted to the Court by certification of counsel a proposed order extending the Cash Collateral Outside Date to the earlier of entry of an order of the Court approving the DIP Motion and October 9, 2020. The Continued Interim DIP Hearing was rescheduled to October 6, 2020.

Prior to the Continued Interim DIP Hearing, objections to the relief requested in the DIP Motion were filed by (i) Honeywell [D.I. 103] (the “Honeywell Objection”); (ii) the Jones Day Stockholders, which was later withdrawn prior to the Continued Interim DIP Hearing [D.I. 160]; (iii) Gabelli Funds, LLC and S. Muoio & Co. LLC (“Gabelli/Muoio”) [D.I. 110], which was later partially withdrawn prior to the Continued Interim DIP Hearing [D.I. 163]; and (iv) Caterpillar Inc. [D.I. 116]. The Debtors filed their Omnibus Reply in Support of Debtors’ Motion for Entry of Interim and Final Orders, Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 503, 506, 507 and 552, (I) Authorizing Debtors to (A) Obtain Post-petition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing and (VI) Granting Related Relief [D.I. 142]. Honeywell subsequently filed a sur-reply [D.I. 150] reiterating certain of its initial concerns in the Honeywell Objection, but stating that it no longer objected to an interim draw of $100 million under the DIP Facility.

The Court held the Continued Interim DIP Hearing on October 6, 2020 at which the objections were heard and overruled by the Bankruptcy Court, and the Court approved the DIP Motion on an interim basis and entered an order authorizing, among other things, the Debtors to draw up to $100 million under the DIP Facility (the “Interim DIP Order”) [D.I. 169]. By the Interim DIP Order, the Court set a hearing to consider final approval of the relief sought in the DIP Motion for October 21, 2020 (the “Final DIP Hearing”).

Prior to the Final DIP Hearing, Honeywell filed a limited objection [D.I. 231] and Gabelli/Muoio withdrew their objection to the DIP Motion [D.I. 243]. In addition, prior to the Final DIP Hearing, with the consent of the requisite lenders party to the DIP Facility, the Debtors reduced the size of the DIP Facility from $250 million to $200 million [D.I. 251]. The Bankruptcy Court held the Final DIP Hearing on October 21, 2020 and approved the DIP Facility on a final basis in the aggregate principal amount of $200 million, and entered a final order granting the relief sought in the DIP Motion [D.I. 281].

D.	Continuation of the Debtors’ Operations

From the Petition Date, the Debtors operated in the ordinary course of business. In accordance with the First Day Orders, the Debtors have paid and continue to pay certain prepetition claims of creditors permitted under orders entered by the Bankruptcy Court, including vendors, lienholders and employees, and in the ordinary course of business as amounts become due and payable. The Debtors are also continuing to satisfy their obligations under their customer programs.

E.	Appointment of a Creditors’ Committee

On October 5, 2020, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was appointed by the Office of the United States Trustee for Region 2 (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases [D.I. 161]. The initial members of the Creditors’ Committee were Ireland Defined Benefit Plan, Wuxi Best Precision Machinery Co. and Pierburg GmbH.

The Creditors’ Committee selected White & Case, LLP as its legal counsel and Conway Mackenzie LLC and Lazard Frères & Co. as its financial advisors. The retentions of White & Case LLP and Conway Mackenzie LLC were approved by the Bankruptcy Court [D.I. 331, 473], and the hearing on the retention of Lazard Frères & Co. was adjourned to January 26, 2021 [D.I. 539]. On November 19, 2020, the Creditors’ Committee was reconstituted to two members: the Ireland Defined Benefit Plan and Pierburg GmbH [D.I. 423]. On January 22, 2021, certain shareholders who had objected to the retention of Lazard Frères & Co. as financial advisor to the Creditors’ Committee withdrew their objection [D.I. 756]. On February 3, 2021, the Court approved the retention of Lazard Frères & Co. as financial advisor to the Creditors’ Committee [D.I. 850].

F.	Retention of Debtor Professionals

The Debtors retained the following advisors in the Chapter 11 Cases, among others: (i) S&C, as legal counsel to the Debtors; (ii) Alix, as restructuring advisors; (iii) PWP, as restructuring investment banker; (iv) Morgan Stanley, as financial advisor and M&A investment banker; (v) Quinn Emanuel, as special counsel in connection with the Honeywell Action; (vi) Deloitte AG (“Deloitte AG”) as auditor and advisory services provider; (vii) Schulte as counsel to the GMHI Transaction Committee; (viii) Simpson Thacher as counsel to the ASASCO Transaction Committee; (ix) FTI as financial advisor to the ASASCO Transaction Committee; (x) KCC, as claims and noticing agent and administrative agent; and (xi) PwC as tax compliance, tax consulting, accounting advisory and valuation services provider.

On September 24, 2020, the Bankruptcy Court approved the retention of KCC [D.I. 100]. On October 26, 2020, the retentions of S&C [D.I. 285], Alix [D.I. 286], Quinn Emanuel [D.I. 293], Schulte [D.I. 289], Simpson Thacher [D.I. 294], and FTI [D.I. 290] were approved by the Bankruptcy Court. The Bankruptcy Court approved the retentions of PWP and Morgan Stanley at the hearing dated November 23, 2020 (the “November Omnibus Hearing”) [D.I. 512, 533]. On February 22, 2021, the Court approved the Debtors’ renewed application for retention of PWP to provide certain financing services and the related equity financing fee [D.I. 947]. On December 15, 2020, the Bankruptcy Court approved the retention of PwC [D.I. 549].

On September 30, 2020, the Debtors filed with the Bankruptcy Court the Debtors’ Motion for Entry of an Order Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Bankruptcy Rule 2016 and Local Rule 2016-1 Establishing Procedures for Monthly Compensation and Reimbursement of Expenses of Professionals [D.I. 133] (the “Professional Expenses Motion”). The Professional Expenses Motion was approved by the Bankruptcy Court on October 26, 2020 [D.I. 291]. The Professional Expenses Motion applies to professionals retained by the Debtors and any statutory committees appointed in the cases.

On September 30, 2020, the Debtors filed with the Bankruptcy Court the Debtors’ Motion for Entry of an Order Implementing Certain Procedures to Retain, Compensate and Reimburse Professionals Utilized in the Ordinary Course of Business [D.I. 134] (the “Ordinary Course Professionals Motion”). The Ordinary Course Professionals Motion was approved by the Bankruptcy Court on October 26, 2020 [D.I. 295].

On December 22, 2020, the Debtors filed with the Bankruptcy Court the Supplemental Application of Debtors and Debtors in Possession for Entry of an Order Authorizing Retention and Employment of Quinn Emanuel Urquhart & Sullivan, LLP as Special Counsel Pursuant to Bankruptcy Code Sections 327(e), 328(a), and 1107(b), as of December 1, 2020 [D.I. 646] seeking approval of Quinn Emanuel’s representation of the Debtors in connection with the Securities Claims (as defined below), whether in the Securities Actions (as defined below) or in these bankruptcy cases. The Debtors also have requested that Quinn Emanuel represent various of the individual co-defendants in the Securities Actions who are currently officers or directors of the Debtors, provided that the cost of such defense is not paid by the estates, but rather by applicable directors and officers insurance.

G.	Schedules and Statements and 341 Meeting

Pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007(c), and orders of the Bankruptcy Court granting extensions of time, on November 3, 2020, the Debtors filed on behalf of Garrett Motion Inc., Garrett Motion Holdings Inc., Garrett ASASCO Inc., and Garrett Motion Holdings II Inc. (the “Initial Reporting Debtors”) (i) schedules of assets and liabilities, (ii) a schedule of current income and expenditures, (iii) a schedule of executory contracts and unexpired leases, and (iv) a statement of financial affairs (collectively, the “Initial Reporting Debtors’ Schedules”) [D.I. 313-320]. The Debtors also filed the Periodic Report Regarding Value, Operations, and Profitability of Entities in which the Debtors’ Estates Hold a Substantial or Controlling Interest pursuant to Rule 2015.3 [D.I. 321]. On November 3, 2020, GMI filed an amended schedule [D.I. 636].

The Debtors who are not the Initial Reporting Debtors (the “Subsequent Reporting Debtors”) sought a further extension of time to file their (i) schedules of assets and liabilities, (ii) a schedule of current income and expenditures, (iii) a schedule of executory contracts and unexpired leases, and (iv) a statement of financial affairs until December 18, which the Bankruptcy Court granted on November 7, 2020 (collectively, the “Subsequent Reporting Debtors’ Schedules”) [D.I. 335]. The Subsequent Reporting Debtors’ Schedules were filed on December 18, 2020 [D.I. 569-635].

On November 24, 2020, the U.S. Trustee conducted a meeting of creditors pursuant to section 341 of the Bankruptcy Code (the “341 Meeting”). The 341 Meeting was continued to and concluded on January 5, 2021.

H.	Bar Dates and Claims Process

On November 4, 2020, the Bankruptcy Court entered an order, which, among other things, (i) established December 18, 2020, at 4:00 p.m., Eastern Time, as the deadline for all non-governmental units (as defined in section 101(27) of the Bankruptcy Code), including 503(b)(9) claims to file proofs of claim solely against the Initial Reporting Debtors in the Chapter 11 Cases (the “Initial Reporting Debtors General Bar Date”); (ii) established May 3, 2021, at 4:00 p.m., Eastern Time, as the deadline for all governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim solely against the Initial Reporting Debtors in the Chapter 11 Cases (the “Initial Reporting Debtors Governmental Bar Date”, together with the Initial Reporting Debtors General Bar Date, the “Initial Reporting Debtors Bar Dates”); (iii) established the later of (a) the Initial Reporting Debtors General Bar Date or the Initial Reporting Debtors Governmental Bar Date, as applicable, and (b) 4:00 p.m., Eastern Time, on the date that is 30 days from the date the applicable amendment or supplement to the applicable Seller Debtor’s schedules is served on such entity as the amended bar date (the “Amended Initial Reporting Debtors Bar Dates”) and (iv) approving the form and manner of notice of the Initial Reporting Debtors Bar Dates [D.I. 323].

On December 15, 2020, the Bankruptcy Court entered an order, which, among other things, (i) established March 1, 2021, at 4:00 p.m., Eastern Time, as the deadline for all non-governmental units (as defined in section 101(27) of the Bankruptcy Code), including 503(b)(9) claims to file proofs of claim solely against the Subsequent Reporting Debtors in the

Chapter 11 Cases (the “Subsequent Reporting Debtors General Bar Date”); (ii) established June 14, 2021, at 4:00 p.m., Eastern Time, as the deadline for all governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim solely against the Subsequent Reporting Debtors in the Chapter 11 Cases (the “Subsequent Reporting Debtors Governmental Bar Date” and, together with the Subsequent Reporting Debtors General Bar Date, the “Subsequent Reporting Debtors Bar Dates”); (iii) established the later of (a) the Subsequent Reporting Debtors General Bar Date or the Subsequent Reporting Debtors Governmental Bar Date, as applicable, and (b) 4:00 p.m., Eastern Time, on the date that is 30 days from the date the applicable amendment or supplement to the applicable Seller Debtor’s schedules is served on such entity as the amended bar date (the “Amended Subsequent Reporting Debtors Bar Dates”) and (iv) approving the form and manner of notice of the Subsequent Reporting Debtors Bar Dates [D.I. 550].

On December 17, 2020, the Bankruptcy Court entered an order, which, among other things, (i) established March 1, 2021, at 4:00 p.m., Eastern Time, as a separate and specific securities claim bar date (the “Securities Claims Bar Date”) for claims against the Debtors arising from rescission of a purchase or sale of common stock of GMI, for damages arising from the purchase or sale of common stock of GMI, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claims arising (or deemed to have arisen) prior to the Petition Date for all Securities Claims arising prior to the Petition Date (collectively, the “Securities Claims”) and (ii) approving the form and manner of notice of the Securities Claims Bar Date [D.I. 560].

I.	The Bidding Procedures

The Debtors and their advisors developed bidding and auction procedures for the marketing and sale of their assets in these Chapter 11 Cases in an orderly and value maximizing manner (the “Bidding Procedures”). On September 20, 2020 the Debtors filed the Debtors’ Motion for One or More Orders (A) Authorizing and Approving Bid Procedures, (B) Authorizing and Approving the Stalking Horse Bid Protections, (C) Scheduling a Sale Hearing, (D) Authorizing and Approving Assumption and Assignment Procedures, (E) Approving Notice Procedures and (F) Granting Other Relief [D.I. 18] (the “Bidding Procedures Motion”).

Subsequent to the filing of the Bidding Procedures Motion, objections were filed by the ad hoc group of certain unaffiliated holders of 5.125% senior notes due 2026 (“Noteholders”) [D.I. 199]; Gabelli/Muoio [D.I. 203]; the Jones Day Stockholders [D.I. 205]; Honeywell [D.I. 218]; and Centerbridge and Oaktree [D.I. 220] (collectively, the “Bidding Procedures Objections”). The Creditors’ Committee reserved its rights with respect to the relief sought in the Bidding Procedures Motion and sought a delay of the hearing to consider the Bidding Procedures Motion [D.I. 229]. Among other things, the Bidding Procedures Objections raised objections to the auction process timeline, the proposed $63 million break-up fee and uncapped expense reimbursement, the Debtors’ prepetition marketing process, and the discretion granted to the Debtors with respect to qualified bid and diligence access.

In response to the Bidding Procedures Objections, the Stalking Horse Bidder submitted a revised proposal, which included amendments to the Bidding Procedures, the purchase of ASASCO, an increased purchase price by $500 million, and the opportunity for existing shareholders to co-invest alongside the Stalking Horse Bidder [D.I. 233] as described in Article III.L—Modifications to the Terms of the Stalking Horse Purchase Agreement.

A hearing on the Bidding Procedures Motion was held on October 21, 2020 (the “Initial Bidding Procedures Hearing”), at which the Debtors presented testimony from Ms. Regina Savage, a Managing Director at Morgan Stanley, and Mr. Sean Deason, the Chief Financial Officer of the Company. After presenting evidence in support of the Bidding Procedures Motion, the Court directed the Debtors and the objecting parties to confer with respect to the Initial COH Group Plan Proposal and the Debtors’ business judgment that the Stalking Horse Bidder Revised Proposal (as defined below) represented a superior proposal. The Court adjourned the Initial Bidding Procedures to October 23, 2020 (the “Continued Bidding Procedures Hearing”). At the Continued Bidding Procedures Hearing, the Court heard additional arguments about the terms of the Stalking Horse Bidder Revised Proposal and the Initial COH Group Plan Proposal and why the Debtors elected, in their business judgment, to seek approval of the Bidding Procedures in connection with the Stalking Horse Bidder Revised Proposal. Following the Continued Bidding Procedures Hearing, the Bankruptcy Court approved the Bidding Procedures Motion and entered an Order (A) Authorizing and Approving Bid Procedures, (B) Authorizing and Approving the Stalking Horse Bid Protections, (C) Scheduling a Sale Hearing, (D) Approving Notice Procedures and (E) Granting Other Relief [D.I. 282] (the “Bidding Procedures Order”).

Under the Bidding Procedures Order, parties were entitled to submit competing proposals to purchase the Acquired Assets pursuant to section 363 or section 1123 of the Bankruptcy Code in accordance with the terms of the Bidding Procedures. The Bidding Procedures Order approved the following timeline:

Date	Event
12:00 p.m. Eastern Time on November 20, 2020	Indications of Interest Deadline

Not later than 12:00 p.m. Eastern Time on December 7, 2020	Bid Deadline

Within one business day after the Bid Deadline	Notification to each bidder whether such bidder is a qualified bidder

No later than 5:00 p.m. Eastern Time on the business day prior to the Auction	Provision of copies of the starting bid to all qualified bidders

At a time no later than December 18, 2020	Auction (if necessary)

Within one business day following the conclusion of the Auction, if any	Deadline to file notice of the identity of the successful bidder and alternate bidder at the Auction, and the amount of the successful bid, with the Bankruptcy Court

On December 4, 2020, the Debtors filed the Notice of Extension of the Bid Deadline extending the Bid Deadline to December 10, 2020 at 12:00 p.m., Eastern Time [D.I. 511]. On December 15, 2020, the Debtors filed their Notice of Auction Date scheduling the Auction for December 18, 2020 at 9:00 a.m., Eastern Time [D.I. 552]. On December 17, 2020, the Debtors filed their Notice of Adjournment of Auction Date adjourning the Auction (as defined below) to December 21, 2020 at 9:00 a.m., Eastern Time in light of the competitive process that was ongoing [D.I. 562].

J.	The Post-Petition Marketing Process

Following the Petition Date and in accordance with the Bidding Procedures Order, the Debtors and their advisors continued to engage in discussions with various interested parties on a range of potential strategic alternatives, including a sale of substantially all of the Debtors’ assets and a stand-alone recapitalization and reorganization. The Debtors and their advisors conducted an extensive marketing process, including, among other things, engaging with 28 interested parties, including those that had participated in the Debtors’ pre-petition marketing process. 15 of these parties executed new non-disclosure agreements, and one party participated under a pre-petition non-disclosure agreement. Of those who executed non-disclosure agreements, 14 were granted access to a virtual data room containing over 200,000 pages of information regarding the Debtors’ businesses and operations. The Debtors’ management gave five management presentations to eight interested parties and, along with the Debtors’ advisors, participated in numerous calls with interested parties to address diligence and related topics. In addition to these calls and in response to diligence questions submitted by interested parties, the Debtors’ and their advisors added over 100,000 pages of information to the virtual data room. Throughout the post-petition marketing process, the Debtors regularly informed and consulted with the Creditors’ Committee and the Equity Committee.

By the time of the start of the Auction, the Debtors had engaged with 17 interested parties under non-disclosure agreements as part of the post-petition marketing process. As described in Article III.S, KPS and two groups of interested parties submitted bids by the Bid Deadline while the other interested parties ultimately informed the Debtors that they were not interested in the transaction and chose not to submit a bid by the Bid Deadline or participate in the Auction.

K.	Initial COH Group Plan Proposal

Each of Centerbridge and Oaktree publicly disclosed their entry, on October 13, 2020, into that certain Coordination Agreement (as amended, the “Coordination Agreement”) between and among Honeywell, Oaktree, Centerbridge, and the Jones Day Shareholders (collectively, the “COH Group”). The disclosure of the Coordination Agreement was the first public acknowledgment of Honeywell’s partnership with Centerbridge and Oaktree. On October 21, 2020, each of Centerbridge, Oaktree, and the Additional Investors publicly disclosed their entry into an Amended and Restated Coordination Agreement, dated October 20, 2020, between and among Honeywell, Oaktree, Centerbridge, and the Additional Investors (i.e., the COH Group). Copies of these agreements were sent to the Debtors as an alternative to the Stalking Horse Purchase Agreement.

The Coordination Agreement contemplated a stand-alone reorganization of the Debtors (the “Initial COH Group Plan Proposal”), which included, among other things: (a) a settlement with Honeywell for cash and new preferred stock of New GMI; (b) the retention by shareholders of GMI of their common stock; (c) the issuance of new preferred stock of New

GMI to Centerbridge, Oaktree, and the Additional Investors; and (d) a rights offering of additional new preferred stock of New GMI [D.I. 233]. The Initial COH Group Plan Proposal was the COH Group’s response to the Debtors’ attempt to implement a sale plan pursuant to the Stalking Horse Purchase, and reflected the preference and commitment among the stakeholder parties to sponsor a stand-alone reorganization of the Company that would best preserve the relative economic positions of all stakeholders in the Company while simultaneously preventing future business risk.

The Coordination Agreement was amended and restated on November 2, 2020 to add certain Noteholders as parties thereto. On December 22, 2020, the Coordination Agreement was further amended and restated to provide for, among other things, the extension of certain deadlines relating to the filing and consummation of a chapter 11 plan consistent with the terms of the Coordination Agreement and certain economic changes to the terms of the Initial COH Group Plan Proposal.

L.	Modifications to the Terms of the Stalking Horse Purchase Agreement

On October 19, 2020, the Debtors received a proposal from the Stalking Horse Bidder to improve the terms of the Stalking Horse Purchase conditioned on the Bankruptcy Court’s entry of the Bidding Procedures Order in accordance with the timeline set forth in the Stalking Horse Purchase Agreement (the “Stalking Horse Bidder Revised Proposal”) [D.I. 233].

Following the Bankruptcy Court’s entry of the Bidding Procedures order on October 24, 2020, the Debtors worked with the Stalking Horse Bidder to prepare proposed amendments to the Stalking Horse Purchase Agreement and other transaction documentation to reflect the terms of the Stalking Horse Bidder Revised Proposal and to make further improvements to the terms of the Stalking Horse Purchase, which culminated in the Stalking Horse Bidder delivering to the Debtors an executed proposal to amend and restate the Stalking Horse Purchase Agreement on November 23, 2020 (the “First Proposed A&R Stalking Horse Purchase Agreement”).

M.	Honeywell Action and the Estimation Motion

Following the commencement of the Chapter 11 Cases, the Debtors removed the Honeywell Action to the Bankruptcy Court. Garrett Motion Inc. v. Honeywell International Inc., 1:20-ap-01223 (Bankr. S.D.N.Y.), D.I. 1. Both the Creditors’ Committee and the Equity Committee intervened and are now parties in the Honeywell Action. Id., D.I. 24, 31.

On October 13, 2020, Honeywell filed its Motion to Dismiss. Id., D.I. 7. The Debtors filed their Plaintiffs’ Memorandum of Law in Opposition to Defendants’ Motion to Dismiss on November 12, 2020. Id., D.I. 18. Honeywell filed its Reply in Support Of Defendants’ Motion to Dismiss on November 16, 2020. Id., D.I. 19. The Bankruptcy Court heard oral argument and gave preliminary guidance on Motion to Dismiss at a hearing on November 18, 2020. The Bankruptcy Court has not issued its decision on the Motion to Dismiss.

In addition, on November 2, 2020, the Debtors filed the Debtors’ Motion Pursuant to Sections 105(a) and 502(c) to Establish Procedures for Estimating the Maximum Amount of Honeywell’s Claims and Related Relief [D.I. 309] (the “Estimation Procedures Motion”), seeking to establish certain procedures for estimating Honeywell’s claims against the Debtors. Honeywell filed its Honeywell International Inc.’s Objection to the Debtors’ Motion Pursuant to Sections 105(a) and 502(c) to Establish Procedures for Estimating the Maximum Amount of Honeywell’s Claims and Related Relief [D.I. 362] on November 12, 2020, asserting that (i) estimation was only necessary to the extent Honeywell’s claims were required to be immediately liquidated and paid in cash as part of a liquidating sale plan, and (ii) if the Court nevertheless viewed estimation as helpful, the estimation should address all issues related to Honeywell’s claims. The Debtors filed their Reply in Support of Debtors’ Motion Pursuant to Sections 105(a) and 502(c) to Establish Procedures for Estimating the Maximum Amount of Honeywell’s Claims and Related Relief [D.I. 384] on November 16, 2020.

The Estimation Procedures Motion was heard on November 18, 2020. On December 11, 2020, the Bankruptcy Court entered its Order Establishing Procedures for the Estimation of Claims of Honeywell et al. Against the Debtors [D.I. 540], which provides, among other things, that the Bankruptcy Court will hold an evidentiary hearing to estimate Honeywell’s claims for purposes of allowance under section 502(c) of the Bankruptcy Code, which hearing was scheduled to take place from February 1, 2021 to February 5, 2021, and from February 8, 2021 to February 12, 2021.

On December 18, 2020, Honeywell filed its Proofs of Claim with respect to its claims against the Debtors, including under the Honeywell Indemnity Agreement and the Tax Matters Agreement. The Proofs of Claim assert (i) not less than $1,800.90 million in claims under the Honeywell Indemnity Agreement, (ii) contingent and unliquidated claims (including “Non-Contractual Claims, including but not limited to Tort Claims or other Claims Under Applicable Law”) under the Intercreditor Agreement, (iii) not less than $126 million under the Tax Matters Agreement, (iv) not less than $10.31 million in claims under the Cash Repatriation Agreement dated February 10, 2020, (v) contingent and unliquidated indemnification and guarantee claims under various other agreements and “Non-Contractual Claims, including but not limited to Tort Claims or other Claims Under Applicable Law,” (vi) contingent, unliquidated claims under other contracts, (vii) lawsuit claims of not less than $86,186.16, (viii) Shared Facilities claims of not less than $1,099,636, (ix) other miscellaneous claims of not less than $5,919,918, and (x) other unliquidated, contingent claims.

The Debtors dispute the Proofs of Claim, including for, among other things, the reasons set forth in the Honeywell Action, and because Honeywell did not discount its claims to present value as of the Petition Date.

Honeywell’s Proofs of Claim are the subject of the estimation evidentiary hearing that was scheduled for early February 2021. The estimation hearing was set to determine, among other things, the allowed amount of Honeywell’s Proofs of Claim and the appropriate discount rate to apply to the nominal amount of Honeywell’s claims against the Debtors. In preparation for the hearing, Honeywell produced 24,673 documents and the Debtors produced 7,664 documents. Honeywell disclosed four expert witnesses; the Debtors disclosed nine. The parties had together requested depositions of 30 fact witnesses, and would have conducted expert depositions as well. On January 27, 2021, the parties would have exchanged pre-trial briefs, up to 40 pages, addressing the legal and factual issues in dispute. These disputed issues likely would have included the amount of Honeywell’s claims in nominal dollars, the Debtors’ legal defenses to those claims, and the appropriate discount rate to apply to those claims.14

[14]

On December 15, 2020, the Debtors filed an Amended Notice of Counterclaims or Causes of Action Relating to Disallowance or Amount of Claims Asserted by Honeywell [D.I. 556] amending the original counterclaims and causes of action asserted in the Honeywell Action, which included removing the original “solvency” complaint against Honeywell.

At the estimation proceeding, both parties would have presented testimony from both fact and expert witnesses, and expected to use all 10 days allotted by the Bankruptcy Court. However, pursuant to the Plan Support Agreement and the Honeywell Settlement, the Debtors have agreed to suspend all litigation activities related to and stay the Honeywell Action as well as the proceedings to estimate Honeywell’s claims through the Effective Date and to dismiss with prejudice such proceedings upon the Effective Date. On January 15, 2021, the Bankruptcy Court entered its Stipulation and Order to Stay Proceedings [D.I. 737], and its Stipulation and Order to Stay Proceedings, In re Garrett Motion Case, No. 20-01223 [D.I. 36], which provide for the stay of the Adversary Proceeding and the estimation proceeding.

N.	COH Group’s Motion to Modify Exclusivity

On November 7, 2020, the COH Group filed the Plan Sponsors’ Motion to Modify the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 340] (the “Exclusivity Modification Motion”) seeking an order from the Court modifying the Debtors’ exclusive right to file a chapter 11 plan under section 1121(b) of the Bankruptcy Code to allow the COH Group to file its own alternative chapter 11 plan in parallel with the Debtors’ proposed chapter 11 plan based on the terms of the Initial COH Group Plan Proposal, as amended and restated on November 2, 2020, to add certain Consenting Noteholders and to provide the Noteholders with a consensual plan treatment.

In response, the Debtors filed the Debtors’ Objection to Motion to Modify Exclusivity [D.I. 389]. At the November Omnibus Hearing, the Bankruptcy Court denied the Exclusivity Modification Motion without prejudice to the COH Group’s right to renew the motion [D.I. 477].

O.	Securities Actions

After the Petition Date, in September and October 2020, three separate actions by purchasers of the Debtors’ securities (the “Securities Claims”) were filed against GMI and/or certain of its current or former directors and/or officers, asserting claims under the Securities Exchange Act of 1934, based on, among other things, disclosures concerning the Spin-Off and the Debtors’ bankruptcy filing. Those actions are: (i) Husson v. Garrett Motion, Inc. et al., Case No. 1:20-cv-07992 (S.D.N.Y., filed September 25, 2020); (ii) The Gabelli Asset Fund et al. v. Su Ping Lu et al., Case No. 1:20-cv-08296 (S.D.N.Y., filed October 5, 2020); and (iii) Froehlich v. Olivier Rabiller et al., Case No. 1:20-cv-09279-JPC (S.D.N.Y., filed November 5, 2020) (collectively, the “Securities Actions”). Although, as applicable, the Securities Actions currently are stayed as against the Debtors, the Securities Claims asserted therein may be the subject of proofs of claim that have been or will be filed on or before the Securities Claims Bar Date.

P.	Debtors’ Complaint Against Indenture Trustee

On November 13, 2020, certain of the Debtors (the “Plaintiffs”) filed a complaint against the Indenture Trustee seeking declaratory judgment on two claims for relief that the Debtors do not owe, and the Noteholders are not entitled to, any make-whole premium under the Indenture (the “Make-Whole”). Garrett Borrowing LLC v. Deutsche Trustee Company Limited, 1:20-ap-01319 (Bankr. S.D.N.Y.), [D.I. 1, 5] (the “Make-Whole Litigation”). Certain Noteholders have contended in these Chapter 11 Cases that the Noteholders are entitled to payment of the Make-Whole under the terms of the Indenture, which provide for the payment of the Make-Whole if the Debtors exercise their right to redeem the Senior Notes prior to maturity, as a result of the Debtors’ commencement of their Chapter 11 Cases. The Plaintiffs believe that the Noteholders are not entitled to any Make-Whole because the Debtors have not exercised their right of redemption as contemplated by the Indenture and, in the alternative, the Make-Whole should be disallowed as unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code. On January 8, 2021, the Indenture Trustee filed an answer to the Debtors’ amended complaint together with five counterclaims seeking, among other things, a declaratory judgment that any payment, satisfaction or other discharge of the Senior Notes under any plan of reorganization or otherwise entitles the Indenture Trustee and Senior Noteholders to payment of the Make-Whole as an allowed claim against each of the Debtors. Garrett Borrowing LLC v. Deutsche Trustee Company Limited, 1:20-ap-01319 (Bankr. S.D.N.Y.), [D.I. 8]. In support, the Indenture Trustee argues that any such repayment, satisfaction, or other discharge of the Senior Notes is a “redemption” within the meaning of the Indenture and, thus, the Make-Whole is payable by each Debtor. Alternatively, the Indenture Trustee argues that (i) the Make-Whole constitutes an allowed claim against the Notes Guarantors because the Notes Guarantors’ payment obligations under the Indenture include amounts that would become due but for operation of the automatic stay, (ii) the Make-Whole is an allowed claim against each Debtor because the Debtors are solvent, and (iii) the Make-Whole is an allowed claim against each Debtor under section 506(b) of the Bankruptcy Code to the extent the Senior Notes are oversecured.

Pursuant to the Plan Support Agreement, the Debtors have agreed to suspend all litigation activities related to and stay the Make-Whole Litigation through the Effective Date and to dismiss with prejudice such proceedings upon the Effective Date. On January 15, 2021, the Bankruptcy Court approved a stipulation between the Debtors and Indenture Trustee staying the Make-Whole Litigation [D.I. 12]. Under the Plan, holders Senior Subordinated Noteholder Claims shall receive their pro rata share of $15,000,000 on account of Senior Subordinated Noteholder Claims arising under, derived from, or based on the Make-Whole in full and final settlement of the Make-Whole Litigation (the “Make-Whole Settlement”).

The Debtors believe that the Make-Whole Settlement is fair and equitable and within the range of reasonable outcomes of litigation related to the Make-Whole Litigation. The Make-Whole Settlement avoids the delay and expense that would have resulted from the Make-Whole Litigation. The Make-Whole Settlement is a good faith compromise and settlement of the Make-Whole Litigation in light of the uncertainty regarding the outcome of the Debtors’ and Indenture Trustee’s respective positions and represents a discount to the estimated €25 million total Make-Whole claim.

Q.	Appointment of an Equity Committee

On November 18, 2020, the U.S. Trustee appointed an official committee of equity security holders for the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code to represent the interests of the shareholders [D.I. 404] (the “Equity Committee”). The members of the Equity Committee are Gem Partners LP, S. Muoio & Company LLC and Mountaineer Master Fund, Ltd. The Equity Committee selected Kasowitz Benson Torres LLP as its legal counsel, MAEVA Group, LLC as its restructuring advisor and Cowen and Company, LLC. as its financial advisor. On January 29, 2021, the Court approved the Equity Committee’s retention of Kasowitz Benson Torres LLP [D.I. 816], and MAEVA Group, LLC [D.I. 817]. On February 3, 2021, the Court approved the Equity Committee’s retention of Cowen and Company, LLC [D.I. 858]. On March 2, 2021, the Equity Committee filed the Application of Official Committee of Equity Securities Holders of Garrett Motion Inc. for an Order Authorizing the Retention and Employment of Glenn Agre Bergman & Fuentes LLP as Counsel Nunc Pro Tunc to February 1, 2021 [D.I. 974], seeking to employ and retain Glenn Agre Bergman & Fuentes LLP as counsel to the Equity Committee and substituting Kasowitz Benson Torres LLP as of February 1, 2021.

R.	The Initial OWJ Bid

Prior to the Bid Deadline, a group of shareholders composed of Owl Creek Asset Management, L.P., Warlander Asset Management, L.P., Jefferies LLC and certain other shareholders (together, the “OWJ Shareholders”), represented by Proskauer Rose LLP, submitted a bid pursuant to the Bidding Procedures Order for a stand-alone reorganization of the Debtors through a plan of reorganization (the “Initial OWJ Bid”) and were actively involved in the bidding process. The Initial OWJ Bid was designated a Qualified Bid, and the OWJ Shareholders participated in the Auction as the initial lead bidder.

The Initial OWJ Bid contemplated, among other things: (a) the reinstatement of GMI’s common stock; (b) the issuance of a series of preferred stock of New GMI backstopped by the OWJ Shareholders through a rights offering offered to Holders of Existing Common Stock; and (c) the treatment of certain Honeywell Plan Claims through the distribution of cash, common stock of New GMI, preferred stock of New GMI (in a series separate from the preferred stock to be offered through the rights offering) or such other treatment as agreed between the Debtors and the OWJ Shareholders.

S.	Selection of KPS Final Bid At the Auction and Filing of Initial Plan

As of the Bid Deadline, the Debtors received three bids: the Stalking Horse Bidder Revised Proposal, the Initial COH Group Plan Proposal and the Initial OWJ Bid. Pursuant to the Bidding Procedures Order, the Debtors designated each a Qualified Bid.

On December 21, 2020, the Debtors commenced an auction pursuant to the Bidding Procedures Order (the “Auction”). The Initial OWJ Bid was designated as the lead bid for the first round of the Auction. The COH Group did not participate in the first round of the Auction, but the Debtors continued discussions with the COH Group and announced to the COH Group and Auction participants that it would consider proposals from the COH Group concurrently with its consideration of other bids.

In the first round of the Auction, the Stalking Horse Bidder submitted a binding term sheet to the Debtors proposing certain additional improvements and structural changes to the terms of the Stalking Horse Purchase Agreement (the “Revised KPS Bid”). The Revised KPS Bid, which built on certain of the improvements contained in the Stalking Horse Bidder Revised Proposal and the First Proposed A&R Stalking Horse Purchase Agreement:

•

adopted a new transaction structure by which the Stalking Horse Bidder would subscribe for newly issued shares of GMI Common Stock (which shares would represent not less than 75% of the issued and outstanding shares of GMI Common Stock immediately following the closing) rather than acquire the assets of certain Debtors;

•

provided for the assumption by the Debtors of all contracts and liabilities of the Debtors and their worldwide subsidiaries, other than (i) certain debt for borrowed money and related hedging and other financial obligations and (ii) certain allowed claims by, or liabilities owed to, Honeywell and its affiliates (including spin-off related claims) which would be, in each case, satisfied by the Debtors upon winding-up of their bankruptcy estates;

•

increased the base set-up enterprise value at which the Stalking Horse Bidder would be acquiring its shares of GMI Common Stock to $2.765 billion (subject to adjustment), an increase of $665 million from the original $2.1 billion base purchase price (subject to adjustment) under the Stalking Horse Purchase Agreement; and

•	offered existing Holders of Existing Common Stock the opportunity to elect to either reinstate their shares or receive cash distributions.

Following receipt of the Revised KPS Bid and further discussions with the Stalking Horse Bidder, the Board designated the Revised KPS Bid as the lead bid for the second round of the Auction.

On January 4, 2020, the Debtors held the second round of the Auction, and received a revised proposal from the OWJ Shareholders (the “Revised OWJ Bid”) improving certain terms of the Initial OWJ Bid, including an increase of $50 million to the set-up enterprise value in the Initial OWJ Bid from $2.7 billion to $2.75 billion. Representatives of the COH Group attended the Auction and continued discussions with the Debtors, but did not make a bid on the record.

After further discussions with the Stalking Horse Bidder and the OWJ Shareholders, the Debtors determined that each of the Revised KPS Bid and the Revised OWJ Bid had favorable elements and that neither the Revised KPS Bid nor the Revised OWJ Bid was clearly highest and best. The Debtors determined to solicit final and best bids from all participants in the competitive process by January 5, 2021, at 5:00 p.m. Eastern Time, and subsequently extended the deadline to midnight on the same day (the “Best and Final Deadline”).

By the Best and Final Deadline, the Debtors received revised proposals from the OWJ Shareholders (the “Final OWJ Bid”) and Stalking Horse Purchaser (the “Final KPS Bid”). The Final OWJ Bid further improved certain terms of the Revised OWJ Bid, including an increase of $15 million to the total enterprise value to $2.765 billion. The Final KPS Bid was documented in a Subscription Agreement and improved the terms of the Revised KPS Bid, including by: (i) increasing the set up enterprise value under the Final KPS Bid by $135 million to $2.9 billion (subject to certain adjustments); and (ii) the addition of a new money rights offering of GMI Common Stock in an amount up to $250 million to Eligible Holders of Existing Common Stock.

On January 8, 2021, after consideration of the Final Bids, the Board designated the Final KPS Bid as the Successful Bid at the Auction and filed a Notice of Successful Bidder [D.I. 711] (the “Auction Notice”) announcing such selection. The Auction Notice also noted that the Debtors were at the time considering the most recent proposal made by the COH Group relative to the Final KPS Proposal.

Also on January 8, 2021, the Debtors filed the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 712] and the Disclosure Statement for Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 713].

T.	Plan Support Agreement and Selection of the Final COH Group Plan Proposal

During the bidding process and Auction, the Debtors continued to engage with the COH Group to improve the terms of the Initial COH Group Plan Proposal. As a result, in addition to the Final OWJ Bid and Final KPS Bid received in the Auction, the Debtors also simultaneously reviewed and considered a revised proposal made in parallel by the COH Group. On January 7, 2021, the Debtors received the Final COH Group Plan Proposal, which was a further revised written proposal from the COH Group that improved the terms of the Initial COH Group Plan Proposal.

After further deliberations pursuant to which the Debtors considered all of the proposals received, the Debtors determined that the Final COH Group Plan Proposal was higher and better than the Final KPS Bid. Accordingly, on January 11, 2021, after unanimous approval by the Board of Directors of GMI, ASASCO, and GMHI, the Debtors entered into the Plan Support Agreement with the COH Group and the Consenting Noteholders to effectuate the transactions contemplated by the Final COH Group Plan Proposal, which are embodied in the Plan.

The Plan Support Agreement initially contemplated restructuring transactions that would have provided for, among other things, (i) Holders of Existing Common Stock to receive a number of shares of GMI Common Stock equal to the number of shares of Existing Common Stock held by each such Holder and each such Holder’s Pro Rata share of the Subscription

Rights or, at each Holder’s election, receive a cash-out of $6.25 per share in exchange for cancellation of their shares, (ii) payment in full of all secured and unsecured creditor claims (with the exception of Honeywell, who has agreed to its treatment as part of the Honeywell Settlement), including payment in full of all customer, supplier, trade, vendor, employee, pension, regulatory, environmental and other liabilities of the Debtors and their subsidiaries, (iii) committed equity commitments by certain members of the COH Group in the amount of $1,050.8 million in the aggregate in cash on improved terms from the Initial COH Group Plan Proposal, (iv) an increase in the rights offering available to Holders of Existing Common Stock included in the Initial COH Group Plan Proposal from $100 million to $200 million, (v) the backstop of the Rights Offering by the Equity Backstop Parties for no additional backstop fee pursuant to the terms of the Backstop Commitment Agreement, and (vi) other matters as set forth in the Plan Support Agreement.

On February 15, 2021, the Plan Support Agreement was amended and restated to, among other things, (i) add certain of the Debtors’ prepetition lenders as parties, (ii) amend the proposed treatment of prepetition secured credit facility claims to provide for payment of additional interest of 1% per annum on all outstanding principal and other overdue amounts from the Petition Date to the Effective Date as a good faith compromise of and discount to interest at the 2% contractual default rate on such amounts (estimated to be in the aggregate amount of approximately $18.1 million assuming an Effective Date of April 30, 2021), and (iii) incorporate an agreement by each Consenting Lender not to voluntarily terminate the RSA for so long as such Consenting Lender remains a party to the Plan Support Agreement. [D.I. 911].

As further discussed in Article III.Y—Mediation Between Parties-in-Interest and Resolution of Equity Committee Objections, the Plan Support Agreement was further amended and restated to provide for, among other things: (i) a direct equity investment of $668.8 million by Centerbridge and Oaktree to purchase Convertible Series A Preferred Stock, (ii) enlarged rights offerings in an aggregate amount of $632 million (including the Backstop Allocation), consisting of the 1145 Rights Offering, available to all Holders of Existing Common Stock, and the Accredited Investor Rights Offering, available to Accredited Investor Eligible Holders (together, the “Rights Offerings”), subject to the terms of the Equity Backstop Commitment Agreement, the 1145 Rights Offering Procedures, the Accredited Investor Rights Offering Procedures (together, the “Rights Offering Procedures”), and the Plan Support Agreement and fully backstopped by the Equity Backstop Parties in exchange for a direct minimum allocation of approximately 8% of the Offered Shares (the “Backstop Allocation”), with up to $270 million of such Rights Offerings available to Holders of Existing Common Stock other than members of the COH Group, and (iii) an increase of the conversion price to common stock of the Convertible Series A Preferred Stock from $3.50 to $5.25.

Critically, the Plan Support Agreement embodies the Honeywell Settlement, a global settlement of claims and causes of action (excluding claims arising under ordinary course business dealings) by and between Honeywell and the Debtors in consideration for the treatment of the Honeywell Plan Claims under the Plan. The Honeywell Settlement is an integral and non-severable component of the Final COH Group Plan Proposal and the Plan Support Agreement, and this settlement is not assignable, transferrable, or portable to any other chapter 11 plans.

The Debtors believe that the Honeywell Settlement is fair and equitable and well-within the range of reasonable outcomes of litigation related to the Honeywell Action and estimation proceeding. The Honeywell Settlement ends the uncertainty regarding the outcome of the Debtors’ and Honeywell’s respective positions in the Honeywell Action and estimation proceeding, and removes the significant costs associated with estimation, including related to the validity of the Honeywell’s claims against the Debtors, litigation regarding any discount rate for such claims, the appropriateness of allocating Honeywell’s claims against only certain of the Debtors, and the enforcement of certain contracts, including the Intercreditor Agreement.

The Honeywell Settlement settles the Honeywell Proofs of Claim and all related litigation for approximately $1.2 billion in nominal dollars and limits the payments due to Honeywell to the next nine years, rather than for 28 more years, prevents the Debtors from spending millions in fees and expenses in litigation, and provides Holders of Existing Common Stock with a guaranteed floor recovery. The Honeywell Settlement also settles the plan confirmation issues raised by Honeywell relating to the Stalking Horse Bid (including as revised) and other alternative plan structures.

The terms of the Plan Support Agreement, including the Honeywell Settlement, were reached after a series of hard-fought, good faith, arm’s-length negotiations between the Debtors and the COH Group. To arrive at a global resolution, all parties made a series of concessions to reach a mutually agreeable compromise that sets the Chapter 11 Cases on an accelerated path to completion. Accordingly, after a lengthy and robust competitive process, the boards of directors of each of GMI, ASASCO, and GMHI, including each of the relevant independent directors and independent committees based on separate legal advice and counsel, approved the Debtors’ entry into the Plan Support Agreement. The Debtors believe that the Final COH Group Plan Proposal, the Honeywell Settlement, and the other settlements and compromises embodied in the Plan Support Agreement and Plan, taken together, are fair and reasonable and are in the best interests of the Debtors’ Estates.

On January 22, 2021, the Debtors filed the Debtors’ Motion for an Order (I) Authorizing the Debtors to Enter Into and Perform Under (A) The Plan Support Agreement and (B) the Equity Backstop Commitment Agreement and (II) Granting Related Relief [D.I. 783] (the “PSA/BCA Motion”). Through the PSA/BCA Motion, the Debtors seek approval of their entry into the Plan Support Agreement and Backstop Commitment Agreement and the performance of the obligations contained therein, including, among others, to pay the reasonable and documented fees and expenses of the COH Group and Equity Backstop Parties, up to a cap of $25 million in aggregate prior to the Debtors’ emergence from chapter 11, with all other unpaid fees and expenses to be paid by the Reorganized Debtors upon the effectiveness of the Plan, as provided in the Plan Support Agreement and the Backstop Commitment Agreement. The Debtors have been provided with an estimate of the total reimbursable fees and expenses of the COH Group (for the periods both prior to and after the Debtors’ emergence) in the amount of approximately $82 million.

The U.S. Trustee and the Equity Committee each filed an objection to the PSA/BCA Motion [D.I. 867 and 879, respectively]. A hearing on, among other things, the PSA/BCA Motion was commenced on February 16, 2021 (the “February 16 Hearing”) and adjourned until March 10, 2021 in order for the Debtors and other parties to engage in discussions regarding a consensual resolution with respect to the Equity Committee’s objections to, among other things, certain Plan issues. As further discussed in Article III.Y—Mediation Between Parties-in-Interest and Resolution of Equity Committee Objections, the Debtors, Equity Committee and COH Group engaged in court-approved mediation and reached a consensual resolution of the Equity Committee’s objections to the PSA/BCA Motion, Plan and Disclosure Statement.

U.	Benefits of the Honeywell Settlement Embedded in the Plan Support Agreement

As set forth in Articles II.E and III.M of the Disclosure Statement, certain of the Debtors have been embroiled in disputes with their prior parent company, Honeywell, over the amount of obligations imposed on the Debtors in connection with the 2018 spinoff. These obligations concern claims asserted by Honeywell related to, among other things, the Honeywell Indemnity Agreement and the Tax Matters Agreement.

Prior to the Petition Date, the Debtors disputed the amounts owed to Honeywell pursuant to these agreements and commenced litigation against Honeywell to attempt to resolve them. See Article II.E of the Disclosure Statement. As part of the Chapter 11 Cases, Honeywell was required to submit proofs of claim detailing all amounts allegedly owed by the Debtors and the basis therefor. The following chart enumerates a summary of the claims filed with the Bankruptcy Court by Honeywell:15

CLAIM	CATEGORY	AMOUNT ($ MILLIONS)
Indemnification Agreement	U.S. Bendix Indemnity	1,272.6
	Ex-U.S. Bendix	5.7
	Defense	674.1
	Environmental	48.7
	Insurance Recovery	(221.9)
	Subtotal	1,800.9
Tax Matters Agreement	Mandatory Transition Tax	96.3
	Contingent Ordinary Taxes	6.1
	Current Ordinary Taxes	23.6
	Subtotal	126.0
Cash Repatriation Agreement	Foreign Withholding Tax	10.3
	Subtotal	10.3
Other Liquidated Claims	Miscellaneous	5.9
	Shared Facilities	1.1
	Lawsuit	0.1
	Subtotal	7.1
Total Nominal Claims (as filed)		1,944.3

[15]	The following chart is for summary purposes only.

As discussed in Article II.E—Liabilities Owed to Honeywell Arising Out of the Debtors’ Spin-Off from Honeywell, the foregoing claims have been the subject of litigation and disputes for more than a year—well before these Chapter 11 Cases—and the parties were preparing for the Estimation Proceeding that would resolve the claims for all purposes in these Chapter 11 Cases to begin on February 1, 2021. As discussed in Article III.M—Honeywell Action and the Estimation Motion, in light of the global compromise contained in the Plan, the parties stipulated to, and the Bankruptcy Court ordered, a stay of all litigation relating to the allowable amount of the Honeywell claims, pending consideration of the Plan. The Honeywell Settlement is an integral part of the Plan, and the Debtors believe the settlement is reasonable and should be approved.

For purposes of evaluating the Honeywell Settlement as one of features of the Final COH Group Plan Proposal, the Debtors carefully considered the overall value that could be obtained for the estate through the highest available alternative transaction that did not include any such settlement. As explained in Article III.S—Selection of KPS Final Bid At the Auction and Filing of Initial Plan, the highest value obtained for the Debtors’ assets through the Auction process approved by the Bankruptcy Court was equal to $2.9 billion (plus cash on hand or freed up from loan facilities). After satisfaction of all senior and general unsecured creditors, that transaction would have left $1.2 billion distributable to residual stakeholders, including Honeywell and stockholders, assuming the prompt closing of that transaction. Of that $1.2 billion that would have been distributable had the alternative transaction been consummated, the Debtors would then have litigated the allowable amount of Honeywell’s claim in the Estimation Proceeding, working to reduce it below the filed amount of almost $2 billion to distribute as much value as possible to stockholders.

The Final COH Group Plan Proposal gives stockholders who are not participants in that transaction the option to tender their shares for $6.25 per share. Put differently, the COH Group participants are offering to acquire all the stock held by shareholders who are not participating in the Final COH Group Plan Proposal at an equity valuation of $475 million, based on the option to receive $6.25 per share and approximately 76 million outstanding shares. That offer represents an approximately 30% premium to the market price immediately prior to the public disclosure of the Final COH Group Plan Proposal (and an approximately 211% premium to the market price as of the Petition Date).

The foregoing analysis is critical for stockholders to understand in the context of evaluating the Honeywell Settlement. From the perspective of stockholders who are not participants in the Final COH Group Plan Proposal, such stockholders are being offered consideration approximating what they would have received if (i) the transaction that otherwise provided the highest value for the Debtors’ assets had been accepted and consummated following the Auction process approved by the Bankruptcy Court and (ii) Honeywell’s claims had been reduced in the Estimation Proceeding from the filed amount of almost $2 billion to approximately $730 million.

In connection with the Estimation Proceeding, the Debtors conducted significant document discovery and expert analysis in connection with the litigation over Honeywell’s claims. One critical factor in determining the allowable amount of the Honeywell Claims is the appropriate discount rate to apply to payments that may be due from the Debtors over the 30-year life of the Honeywell Indemnity Agreement. Contemporaneous discount rates from rating agencies, investment banks, analysts, and other parties involved in the spinoff of the Debtors from Honeywell applied discount rates to the Company and/or the indemnity obligations ranging from 7%-15.5%. Honeywell asserts that a discount (if any) should be at the low end of this range, while the Debtors contend it should be between 11% and 13%. Applying the Debtors’ 11-13% range to Honeywell’s nearly $2 billion claims would reduce Honeywell’s allowable claim to approximately $1 billion to $1.07 billion, without crediting any of the Debtors’ other state-law defenses. If the Debtors could further reduce the claims by 30% to 36%, it would result in an allowable claim for Honeywell of $731 million. Although the Debtors believe such a reduction may be achievable through litigation, litigation is inherently unpredictable and creates significant risks of loss, appeals, continued costs, and potential delays. Accordingly, the Debtors believe that the Honeywell Settlement value implied for those stockholders who are not participating in the Final COH Group Plan Proposal is fair, reasonable, and in the best interest of the estate.

Moreover, the treatment of Honeywell’s claims in the Final COH Group Plan Proposal provides beneficial flexibility to the Reorganized Debtors, which benefits all stockholders who elect to receive shares of GMI Common Stock and/or participate in the Rights Offerings, as well as the numerous employees and customers of the Debtors. Additionally, the Final COH Group Plan Proposal will avoid litigation that was likely to plague the Final KPS Bid. The $1.2 billion available to shareholders and Honeywell under the proposed KPS transaction assumed the prompt closing of that transaction—which the Debtors expect would have been contested—as well as the release from escrow of an estimated $200 million of purchaser holdbacks. If the closing of that transaction had been delayed or holdbacks not released, the amount available from the KPS transaction net of a Honeywell settlement would have been further reduced.

In addition to the foregoing, the Debtors considered numerous other factors relating to the Honeywell settlement including (i) the voluntary agreement of Honeywell to finance a substantial portion of its recovery in the form of junior preferred stock that is subordinated, free of covenants, appropriate in amount for the Company’s size, and repayable at the Company’s option at any time without penalty, (ii) the risks, costs and expenses of continued litigation between the Company and Honeywell, (iii) the nature and merits of the Company’s affirmative causes of action against Honeywell, (iv) the absence of compelling evidence that ASASCO or the Company were insolvent at the time of the 2018 spin-off, (v) the specific entities to whom Honeywell has recourse on its claims, (vi) evidence as to the substantially increased value of ASASCO and its subsidiaries resulting from the auction process and the work of the ASASCO and GMHI Transaction Committees as to the allocation of value between ASASCO and GMHI and the resolution of intercompany claims and (vii) the risks to the Company of a prolonged chapter 11 case and the costs avoided by prompt emergence.

V.	Honeywell’s Position on the Honeywell Settlement

The Honeywell Settlement is an important and necessary part of the Plan and the Plan Support Agreement and resolves significant litigation between the Debtors and Honeywell that was commenced before the commencement of these Chapter 11 Cases.

Given the ongoing litigation and their position in the capital structure, Honeywell has been an active participant in these Chapter 11 Cases since the Petition Date. The Debtors’ original plan for these Chapter 11 Cases was to sell their assets and distribute proceeds to stakeholders through a liquidating plan, which was premised on an immediate acceleration and liquidation of the Debtors’ liabilities to Honeywell through the Honeywell Action and the estimation process. In response, Honeywell was approached by and worked with other parties-in-interest to develop an alternative plan for the Debtors, premised on a recapitalization of the Debtors’ business, rather than a sale, and a significantly restructured payment stream to Honeywell on account of the Debtors’ obligations under the Honeywell Indemnity Agreement through Series B Preferred Stock. On October 16, 2020, Honeywell advised the Debtors and publicly disclosed that it had entered into the Coordination Agreement, whereby Honeywell agreed to restructure its Honeywell Indemnity Agreement and Tax Matters Agreement claims against the Debtors in exchange for an up-front cash payment and preferred stock that provided additional cash installment payments over time (i.e., the Initial COH Group Plan Proposal).

Subsequent to the disclosure of the Coordination Agreement and the Initial COH Group Plan Proposal, the Debtors engaged with Centerbridge and Oaktree on certain of the economic terms of the Initial COH Plan Proposal, including the terms of a cash-out option for holders of Common Stock, the terms of the Rights Offerings, and the terms of the Series A Convertible Preferred Stock. The Debtors eventually also engaged with Honeywell on the terms of a settlement. While these negotiations were ongoing, the Debtors and the COH Group engaged in litigation focused on the Debtors’ exclusive right to file a chapter 11 plan, and the Debtors and Honeywell engaged in dispositive motion practice related to the Honeywell Action, and discovery and extensive litigation preparation related to the Honeywell estimation trial.

Honeywell and the Debtors discussed multiple settlement constructs related to the size of Honeywell’s claims and the timing and form of payment of any agreed upon claim. During these discussions, Honeywell reinforced its position that any alternative treatment in which Honeywell was not paid in full in cash on the Effective Date would be subject to its consent. These discussions were guided by, among other things, the Bankruptcy Court’s statements regarding the Motion to Dismiss, Honeywell’s Proofs of Claim and the assertions made therein, and the voluminous discovery shared between the parties. These discussions were also guided by the views of parties-in-interest on the appropriate discount rate for Honeywell’s claims.16

Ultimately, the Debtors determined in their business judgment that the best way to maximize value for all stakeholders was to consensually resolve Honeywell’s Proofs of Claim without the need for time consuming and expensive litigation that could have resulted in an adverse outcome for the Debtors’ common stockholders. As a result, the Debtors further engaged with the COH Group on the terms of the Initial COH Group Plan Proposal as previously explained, and after multiple rounds of hard fought, arm’s-length negotiations, the Debtors and the COH Group reached the agreement as set forth in the Plan Support Agreement and the Final COH Group Plan Proposal, including the Honeywell Settlement now documented in the Plan.

[16]

In discussions, parties used many discount rates; for instance, discovery in the estimation proceeding confirmed that S&P used a 7% discount rate to value the Debtors’ indemnity obligations to Honeywell, and the Equity Committee stated on the record that it believed the appropriate discount rate was between 11–13%. See Counsel to the Equity Committee, Jan. 14, 2021, Hr’g Tr. 36:4–7 (“We would propose a discount rate in the range of eleven to thirteen percent.”).

The Honeywell Settlement resolves all disputes between the Company and Honeywell, including disputes over the Honeywell Indemnity Agreement and Tax Matters Agreement, in exchange for a $375 million initial cash payment on the Effective Date and Series B Preferred Stock, which provides for cash installment payments to Honeywell each year beginning in 2022 and ending in 2030. The Honeywell Settlement is an integral and non-severable component of the Final COH Group Plan Proposal and the Plan Support Agreement, and is not assignable, transferrable, or portable to any other chapter 11 plans.

W.	Equity Committee Financing Motion

On January 4, 2021, the Equity Committee filed a motion seeking to have the Debtors’ estates reimburse two separate financial institutions up to $1.25 million each for such firms to proceed with financial and due diligence with respect to a competing chapter 11 plan [D.I. 678] (the “Equity Committee Financing Motion”). The Creditors’ Committee and the Debtors each objected [D.I. 703, 718], and the COH Group filed a joinder to such objections [D.I. 719]. Gabelli filed a statement in support of the Equity Committee Financing Motion [D.I. 686].

On January 14, 2021, the Bankruptcy Court held a hearing on the Equity Committee Financing Motion, at which time the Bankruptcy Court denied the Equity Committee’s requested relief.

X.	Equity Committee’s Motion to Modify Exclusivity and Proposed Plan of Reorganization

On January 24, 2021, the Debtors received a term sheet plan proposal from the Equity Committee (the “Equity Committee Plan Proposal”) which contemplated, among other things: (a) the retention by shareholders of GMI of their common stock; (b) the issuance of new preferred stock and new warrants of New GMI to Atlantic Park and participating shareholders of GMI common stock; and (c) purporting to incorporate the terms of the Honeywell Settlement from the Plan Support Agreement.

On January 26, 2021, the Equity Committee filed the Motion of the Official Committee of Equity Securities for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 794] (the “Exclusivity Termination Motion”) seeking an order from the Court modifying the Debtors’ exclusive right to file a chapter 11 plan under section 1121 of the Bankruptcy Code to allow the Equity Committee to file its own alternative chapter 11 plan in parallel with the Debtors’ proposed chapter 11 plan on the terms of the Equity Committee Plan Proposal. The following parties opposed the Equity Committee’s Exclusivity Termination Motion:

a.

the Debtors filed the Debtors’ Objection to Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 874];

b.

the Noteholders filed the Objection of Ad Hoc Group of Secured Noteholders to Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 877];

c.

the Plan Investors filed the Plan Investors’ Objection to Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 872];

d.

Honeywell filed Honeywell’s Supplemental Objection to, and Statement in Support of the Debtors’ and the Plan Investors’ Objection to, the Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 873];

e.

the Creditors’ Committee filed the Objection of the Official Committee of Unsecured Creditors to the Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 871]; and

f.

the Indenture Trustee filed the Indenture Trustee’s Joinder to Objection of Ad Hoc Group of Secured Noteholders to Motion of the Official Committee of Equity Securities Holders for Entry of an Order Terminating the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances [D.I. 889].

On February 5, 2021, with the permission of the Bankruptcy Court, the Equity Committee filed the Proposed Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 862], proposing a plan of reorganization to be solicited in parallel with the Debtors’ proposed chapter 11 plan that features (i) $800.1 million preferred stock financing, $200 million purchased by Atlantic Park and $600.1 million through a rights offering available to existing shareholders, (ii) commitments for exit financing consisting of approximately $1.5 billion in term loans and a revolving credit facility of $350 million, (iii) “porting” of the Honeywell Settlement on the same terms as provided in the Plan Support Agreement and (iv) the same treatment for existing shareholders as provided in the Plan, except Cash-Out Consideration in the amount of $7.00 per share capped at $225 million in the aggregate. The Equity Committee also filed the Disclosure Statement for the Official Committee of Equity Security Holders’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 865].

A hearing on, among other things, the Exclusivity Termination Motion was commenced at the February 16 Hearing and adjourned until March 10, 2021 in order for the Debtors and other parties to engage in discussions regarding a consensual resolution with respect to certain objections to the Plan.

Y.	Mediation Between Parties-in-Interest and Resolution of Equity Committee Objections

Following certain discussions among the Debtors and other parties-in-interest with respect to Plan issues following the February 16 Hearing, the Debtors, the Equity Committee, the COH Group and certain additional parties agreed to proceed with court-approved mediation and on February 23, 2021, the Court entered the Order Establishing Terms for Plan Mediation [D.I. 954], under which Judge Sean H. Lane was appointed mediator.

Through the mediation, the Debtors, the Equity Committee, the COH Group, and the additional parties to the mediation, with Judge Lane’s assistance as the mediator, reached a consensual resolution regarding certain aspects of the Plan, and on March 9, 2021, the Plan Support Agreement was subsequently amended and restated to provide for, among other things: (i) a direct equity investment of $668.8 million by Centerbridge and Oaktree to purchase Convertible Series A Preferred Stock, (ii) enlarged rights offerings in an aggregate amount of $632 million (including the Backstop Allocation), consisting of the 1145 Rights Offerings and the Accredited Investor Rights Offering subject to the terms of the Equity Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan Support Agreement and fully backstopped by the Equity Backstop Parties in exchange for the Backstop Allocation, with up to $270 million of such Rights Offerings available to Holders of Existing Common Stock other than members of the COH Group, and (iii) an increase of the conversion price to common stock of the Convertible Series A Preferred Stock from $3.50 to $5.25. On an as converted basis and accounting for the increase in an aggregate amount of Series A Preferred Stock, holders of Series A Preferred Stock will represent 76.5% of the total common equity of reorganized Garrett as compared to 82.5% of the total common equity of reorganized Garrett under the prior COH Plan. The increased conversion price results in a 5.9% reduction in dilution to existing common equity holders on an as converted basis assuming no shareholder exercises its Cash-Out Option. Assuming no shareholder exercises its Cash-Out Option and each shareholder participates fully in the Rights Offering, the COH Group in the aggregate will hold 236,917,221 shares of reorganized Garrett on an as converted basis, representing 73.2% of the total common equity of reorganized Garrett on an as converted basis.

The resolution between the parties resolves the Equity Committee’s objections to the Plan, Disclosure Statement and PSA/BCA Motion, as well as the Equity Committee’s Exclusivity Termination Motion and proposed plan of reorganization.

ARTICLE IV

SUMMARY OF THE PLAN

The consummation of a plan is the principal objective of a chapter 11 case. A plan sets forth the means for satisfying Claims against, and Interests in, a debtor. Confirmation of a plan makes the plan binding upon the debtor, any issuer of securities under the plan and any creditor of, or equity Holder in, the debtor, whether or not such creditor or equity Holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the Confirmation Order, a Confirmation Order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual and equitable rights of the Holders of Claims or Interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as “unimpaired” and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the Holders of Claims or Interests in such classes. A chapter 11 plan may also specify that certain classes will not receive any distribution of property or retain any Claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are impaired will be solicited to vote to accept or reject the plan.

Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. To satisfy the requirements of section 1125 of the Bankruptcy Code, the Debtors are submitting this Disclosure Statement to Holders of Claims and Interests against the Debtors who are entitled to vote to accept or reject the Plan.

The classification and treatment of Claims and Interests; implementation of the Plan; provisions governing Distributions; effect of Confirmation, including the release, injunction and related provisions; and treatment of Executory Contracts and Unexpired Leases are summarized below. For all other provisions relating to the Plan, including acceptance or rejection of the Plan; conditions precedent to Confirmation and effectiveness of the Plan; modification, revocation or withdrawal of the Plan; and retention of jurisdiction, please refer to the Plan attached hereto as Appendix A.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY AND IS SUBJECT TO THE PLAN AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN. UPON THE OCCURRENCE OF THE EFFECTIVE DATE, THE PLAN AND ALL SUCH DOCUMENTS WILL BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND THEIR ESTATES AND ALL OTHER PARTIES-IN-INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

STATEMENTS AS TO THE RATIONALE UNDERLYING THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN ARE NOT INTENDED TO, AND SHALL NOT, WAIVE, COMPROMISE OR LIMIT ANY RIGHTS, CLAIMS OR CAUSES OF ACTION IN THE EVENT THE PLAN IS NOT CONFIRMED.

A.	Classification, Treatment and Voting of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor’s creditors and equity Interest Holders. In accordance with section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Expense Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1) of the Bankruptcy Code, need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Bankruptcy Code also requires that a plan provide the same treatment for each Claim or Interest of a particular class unless the Claim Holder or Interest Holder agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, however, it could deny Confirmation of the Plan if the Holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim also is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law. It is possible that a Holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. If such a situation develops, the Debtors intend, in accordance with the terms of the Plan, to make such permissible modifications to the Plan as may be necessary to permit its Confirmation. Any such reclassification could materially adversely affect Holders of Claims and Interests by changing the composition of one or more Classes and the vote required of such Class or Classes for approval of the Plan. EXCEPT AS SET FORTH IN THE PLAN, UNLESS SUCH MODIFICATION OF CLASSIFICATION MATERIALLY ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTERESTS AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM OR INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER OF A CLAIM OR INTEREST REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

Any changes to any of the assumptions underlying the estimated Allowed amounts could result in material adjustments to recovery estimates provided herein and/or the actual distribution received by Creditors. The projected recoveries are based on information available to the Debtors as of the date hereof and reflect the Debtors’ views as of the date hereof only.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to Holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

B.	Implementation of the Plan

1.	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors-in-possession in the ordinary course in a manner consistent with past practice in all material respects, and as otherwise necessary to consummate the Plan in accordance with the Plan Support Agreement and Restructuring Support Agreement, subject to all applicable orders of the Bankruptcy Court.

2.	Sources of Cash for Plan Distributions

Cash payments or distributions to be made hereunder shall be funded from the existing Cash of the Debtors and the Cash proceeds of (a) the purchase of Convertible Series A Preferred Stock by (i) the Plan Sponsors pursuant to the Plan Support Agreement, (ii) the Equity Backstop Parties pursuant to the Equity Backstop Commitment Agreement, and (iii) Holders of Existing Common Stock pursuant to the Rights Offerings, and (b) the Exit Facilities.

3.	Purchase of Convertible Series A Preferred Stock by Plan Sponsors

On the Effective Date, the Plan Sponsors shall purchase, and New GMI shall issue to the Plan Sponsors, a number of shares of Convertible Series A Preferred Stock at a purchase price of $668.8 million in Cash, in the aggregate, consistent with and subject to the terms of the Plan Support Agreement and the Equity Commitment Letters. On the Effective Date, New GMI and the Plan Sponsors shall be deemed to be parties to, or the Convertible Series A Preferred Stock shall otherwise be governed by, the Convertible Series A Certificate of Designation, without the need for execution by the Plan Sponsors.

4.	Rights Offerings of Convertible Series A Preferred Stock

The Debtors will implement the Rights Offerings in accordance with the Equity Backstop Commitment Agreement, and the Rights Offering Procedures. The 1145 Rights Offering shall consist of a distribution of 1145 Subscription Rights to acquire Convertible Series A Preferred Stock for an aggregate purchase price of approximately $399,357,136.50, with each 1145 Eligible Holder having the right to subscribe for one share of Convertible Series A Stock for a per share price of $5.25 for each share of Existing Common Stock held by such 1145 Eligible Holder as of the Record Date, in accordance with the Solicitation Procedures Order. The Accredited Investor Rights Offering shall consist of a distribution of Accredited Investor Subscription Rights to acquire Convertible Series A Preferred Stock for an aggregate purchase price of approximately $179,291,722.55, with each Accredited Investor Eligible Holder having the right to subscribe for a pro rata amount of Accredited Investor Offered Shares, in accordance with the Solicitation Procedures Order. The 1145 Eligible Holders eligible to exercise their 1145 Subscription Rights in the 1145 Rights Offering will include only those holders of Existing Common Stock as of the Record Date that do not exercise their Cash-Out Option. The Accredited Investor Eligible Holders eligible to exercise their Accredited Investor Subscription Rights in the Accredited Investor Rights Offering will include only those holders of Existing Common Stock that (i) do not exercise their Cash-Out Option and (ii) are “accredited investors” within the meaning of Rule 501 under Regulation D of the Securities Act and have provided the certifications and verifying documentation required under the Accredited Investor Rights Offering Procedures.

The Equity Backstop Parties have agreed to (i) exercise their Subscription Rights received in the Rights Offerings, (ii) exercise their Subscription Rights received on account of the Backstop Commitment Fee Allocation, and (iii) purchase (on a several and not joint basis) all of the Offered Shares of Convertible Series A Preferred Stock subject to the Rights Offerings that are not purchased by other Eligible Holders, in each case, as set forth in the Plan Support Agreement and Plan Term Sheet and subject to and in accordance with the terms of the Equity Backstop Commitment Agreement.

On the Effective Date, New GMI, the Equity Backstop Parties, and the Eligible Holders of Existing Common Stock that exercise their Subscription Rights in the Rights Offerings shall be deemed to be parties to or the Convertible Series A Preferred Stock shall otherwise be governed by the Convertible Series A Certificate of Designations, without the need for execution by such parties.

5.	Plan Support Agreement and Equity Backstop Commitment Agreement

To the extent not previously approved pursuant to an order of the Bankruptcy Court authorizing entry into the Plan Support Agreement, the Equity Commitment Letters, and the Equity Backstop Commitment Agreement, entry into each of the Plan Support Agreement, the Equity Commitment Letters, and the Equity Backstop Commitment Agreement shall be authorized by the Bankruptcy Court pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects through and including the Effective Date.

6.	Honeywell Settlement and Make-Whole Settlement

Confirmation of the Plan shall constitute the approval of the Honeywell Settlement under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, subject to the occurrence of the Effective Date. The Honeywell Settlement is inseverable from the Plan and Honeywell has agreed to the Honeywell Settlement solely in the context of, and the Honeywell Settlement is predicated on the occurrence of the Effective Date of, (a) the Plan and (b) Centerbridge and Oaktree serving as Plan Sponsors and PSA Investors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Honeywell Settlement under section 1123(b)(3) of the Bankruptcy Code in connection with the Plan and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that, taking into consideration and in the context of the global resolution of multiple Claims, Causes of Action, and disputes among the Debtors and Honeywell, and the value of the Plan to the Debtors and their Estates, taken as a whole, the Honeywell Settlement is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. On the Effective Date, the Honeywell Litigation shall be deemed dismissed with prejudice.

Confirmation of the Plan shall constitute the approval of the Make-Whole Settlement under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, subject to the occurrence of the Effective Date. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Make-Whole Settlement under section 1123(b)(3) of the Bankruptcy Code in connection with the Plan and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that, taking into consideration and in the context of the resolution of the Make-Whole Litigation, and the value of the Plan to the Debtors and their Estates, taken as a whole, the Make-Whole Settlement is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. On the Effective Date, the Make-Whole Litigation shall be deemed dismissed with prejudice.

7.	Acceleration of Vested Options and Assumption of Outstanding Equity Awards

In connection with the 2018 spinoff, the Debtors adopted the Stock Incentive Plan in order to provide equity- and cash-based awards to employees and other service providers who are in a position to contribute materially to the success and long-term objectives of the Debtors. Pursuant to the terms of the Stock Incentive Plan, each recipient of an equity- or cash-based award under the Stock Incentive Plan enters into an award agreement with the Debtors setting forth the terms and conditions of such award, including that such award is subject to the terms of the Stock Incentive Plan. As discussed in the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing, But Not Directing, the Debtors to (A) Pay Prepetition Wages, Salaries, Employee Benefits, Prepetition Payroll Taxes and Other Compensation and (B) Maintain Employee Compensation and Benefits Programs and Pay Related Administrative Obligations, (II) Authorizing Applicable Banks and other Financial Institutions to Honor and Process Related Checks and Transfers and (III) Granting Related Relief, in the event of a change in control of GMI, the Stock Incentive Plan provides that outstanding awards that are not assumed, substituted or continued by the acquiror accelerate and vest as of immediately prior to the change in control.

With respect to GMI Options, the Stock Incentive Plan provides that such awards (if not assumed or substituted by the acquiror) shall be exercisable as of immediately prior to the change in control, and that the Compensation Committee of GMI’s board of directors (the “Committee”) may determine, in its discretion, that GMI Options with an exercise price per share that exceeds the fair market value of such share immediately prior to the change in control may be canceled for no consideration. In addition, each Restricted Stock Unit Agreement, Performance Stock Unit Agreement and Performance Unit Agreement includes additional provisions on the treatment of such awards in the event of a change in control where such awards are not assumed or substituted by the acquiror.

The transactions contemplated by the Plan constitute a “change of control” (as defined in the Stock Incentive Plan) and outstanding awards under the Stock Incentive Plan are not being assumed, substituted or continued following the Effective Date under the Plan. Accordingly, the Debtors (with the consent of the PSA Investors) determined, pursuant to the terms of the Stock Incentive Plan, that outstanding awards will accelerate vesting pursuant to the terms of the Stock Incentive Plan and award agreements.

Therefore, immediately prior to the effective date of the Plan, (a) outstanding GMI Options will accelerate and vest in full (to the extent not yet vested), (b) vested GMI Options (including those GMI Options that vested prior to the Effective Date under their terms) shall be deemed exercised on a net settled basis, and (c) the shares of GMI Common Stock that would be provided upon the exercise of such GMI Options shall be deemed outstanding as of the Effective Date. Each deemed Holder of GMI Common Stock in respect of such exercised GMI Options shall be deemed to have exercised its Cash-Out Option with respect to such shares of GMI Common Stock. GMI Options that are “out of the money” shall be cancelled for no consideration. Additionally, immediately prior to the effectiveness of the Plan, outstanding GMI PSUs, GMI CPSUs and GMI RSUs will accelerate and vest pursuant to the terms of the applicable award agreements except that GMI CPSUs (which are held by non-insiders of the Debtors) (and, for the avoidance of doubt, GMI PSUs) will vest at target performance without proration (rather than actual performance with proration as provided in the GMI CPSU award agreements) in order to treat the holders of CPSUs consistently with the terms of the Stock Incentive Plan and other GMI Common Stock Rights holders. Such vested GMI RSUs and GMI PSUs, as applicable, will each entitle each Holder thereof to the number of shares of GMI Common Stock underlying each such award, in each case determined in accordance with the terms of the applicable award agreement, and the shares of GMI Common Stock that vest as a result thereof shall be deemed outstanding as of the Effective Date and each such Holder shall be deemed to have exercised its Cash-Out Option with respect to such shares of GMI Common Stock (and therefore, be entitled to a cash payment of $6.25 per underlying share (i.e., the Cash-Out Consideration)). Such vested GMI CPSUs will each entitle the Holder thereof to an amount in Cash determined in accordance with the terms of the applicable award agreements and this Plan.

The foregoing treatment shall be subject to the terms of the Management Side Letters. As a condition to each Management Side Letter Recipient’s receipt of proceeds in connection with the foregoing, such individual must first execute his or her Management Side Letter. The aggregate amount payable in connection with the foregoing shall not exceed $11,500,000. GMI shall not issue, award or grant any additional equity-based or equity-linked incentive awards prior to the Effective Date.

8.	New Preferred Stock

On the Effective Date, New GMI’s governing documents shall have provided for the issuance of authorized New Preferred Stock and New GMI shall issue or reserve for issuance a sufficient number of shares of New Preferred Stock as required to make distributions pursuant to the Plan. The shares of New Preferred Stock issued in connection with the Plan and any shares of GMI Common Stock issuable upon conversion of such shares of Convertible Series A Preferred Stock, including in connection with the consummation of the Rights Offerings and the transactions contemplated by the Equity Backstop Commitment Agreement, shall be authorized without the need for further corporate action or without any further action by any Person and, once issued, shall be duly authorized, validly issued, fully paid and non-assessable.

9.	Exemption from Registration

The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and applicable state securities laws (“Blue Sky Laws”) exempt from federal and state securities registration requirements (a) the offering, issuance, exchange, distribution or sale of Securities pursuant to the Plan and (b) subsequent transfers of such Securities. Except with respect to any Person that is an underwriter as defined in section 1145(b) of the Bankruptcy Code or an “affiliate” as defined in the Securities Act, as applicable, the issuance of the Subscription Rights to 1145 Eligible Holders and Accredited Investor Eligible Holders, the issuance of 1145 Offered Shares to 1145 Eligible Holders in the 1145 Rights Offering pursuant to the 1145 Rights Offering Procedures, the issuance of the Backstop Commitment Fee Shares to the Equity Backstop Parties in accordance with the terms of the Equity Backstop Commitment Agreement, the issuance of Series B Preferred Stock to Honeywell and the issuance of GMI Common Stock to Holders of Existing Common Stock under Article IV of the Plan shall be exempt from registration under Section 5 of the Securities Act (and any applicable Blue Sky Laws) under section 1145(a)(1) of the Bankruptcy Code. In addition, the issuance to Accredited Investor Eligible Holders of Accredited Investor Offered Shares in the Accredited Investor Rights Offering pursuant to the Accredited Investor Rights Offering Procedures and the issuance of shares of Convertible Series A Preferred Stock (including Unsubscribed Shares) to the PSA Investors pursuant to the Equity Backstop Commitment Agreement and the Plan Support Agreement shall be exempt from registration under Section 5 of the Securities Act in reliance upon the registration exemption provided in Section 4(a)(2) of the Securities Act (including, with respect to the Accredited Investor Offered Shares issued under the Accredited Investor Rights Offering, Rule 506 of Regulation D thereunder).

To the extent section 1145 of the Bankruptcy Code is applicable, the Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code. In addition, securities governed by section 1145 of the Bankruptcy Code generally may be able to be resold without registration under applicable Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of the various states; however, the availability of such exemptions cannot be known unless individual states’ Blue Sky Laws are examined, and recipients of Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration in any given instance. To the extent Securities are issued pursuant to the Plan in reliance on section 4(a)(2) of the Securities Act (including, with respect to the issuance of the Accredited Investor Offering Shares in the Accredited Investor Rights Offering, Rule 506 of Regulation D thereunder), the offering, issuance, exchange, or distribution of such Securities pursuant to the Plan shall be conducted in a manner that is exempt from, among other things, the registration requirements of section 5 of the Securities Act. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and Regulation D provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that the investors participating therein qualify as “accredited investors” within the meaning of Rule 501 under Regulation D of the Securities Act (“Accredited Investors”). The Accredited Investor Rights Offering is structured to be available only to Holders who certify that they are Accredited Investors and who submit documentation allowing verification of their status as Accredited Investors. Any such Securities shall be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and shall only be transferable if registered under the Securities Act or if transferred pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

Should New GMI elect on or after the Effective Date to reflect any ownership of the Securities to be issued under the Plan through the facilities of DTC, New GMI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

New GMI shall take such steps as are reasonably necessary to list the GMI Common Stock on a national exchange.

10.	Registration Rights Agreement

On the Effective Date, (i) the Reorganized Debtors shall enter into and perform and execute and deliver the Registration Rights Agreement and take all actions required by the Registration Rights Agreement, subject to and in accordance with the terms and conditions of the Plan Support Agreement and the Equity Backstop Commitment Agreement, and (ii) New GMI, the PSA Investors, and each other Entity that is intended to be a party to the Registration Rights Agreement shall be deemed to be parties thereto, without the need for execution by any Entity other than New GMI.

11.	Exit Facilities

On the Effective Date, the Reorganized Debtors shall enter into and perform and execute and deliver the Exit Facilities Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date. The Reorganized Debtors shall borrow under such Exit Facilities and use the proceeds of such borrowings for any purpose permitted thereunder, including to fund distributions under and in accordance with the Plan, and ongoing business operations, and for general corporate purposes and working capital needs. Without limiting the foregoing, the Reorganized Debtors shall pay, as and when due, all fees, expenses, losses, damages, indemnities and other amounts, including any applicable refinancing premiums and applicable exit fees, provided under the DIP Facilities Documents related to the DIP Facilities and/or the Exit Facilities Documents relating to such Exit Facilities.

Confirmation of the Plan shall be deemed (a) approval of the Exit Facilities and all transactions contemplated hereby and thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, expenses, losses, damages, indemnities and other amounts provided for by the Exit Facilities Documents, and (b) authorization for the Reorganized Debtors to enter into and perform under the Exit Facilities Documents. The Exit Facilities Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the liens and security interests to be granted in accordance with the Exit Facilities Documents (a) shall be deemed to be approved; (b) shall be legal, binding and enforceable liens on, and security interests in, the collateral granted under respective Exit Facilities Documents in accordance with the terms of the Exit Facilities Documents; (c)(i) shall be deemed perfected on the Effective Date, and (ii) the priorities of such liens and security interests shall be as set forth in the respective Exit Facilities Documents, in the case of this clause (ii), subject only to such liens and security interests as may be permitted under the Exit Facilities Documents; and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the

Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the secured parties (and their designees and agents) under such Exit Facilities Documents shall make all filings and recordings, and to obtain all governmental approvals and consents to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection of the liens and security interests granted under the Exit Facilities Documents shall occur automatically by virtue of the entry of the Confirmation Order and funding on or after the Effective Date, and any such filings, recordings, approvals and consents shall not be necessary or required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such Holder, has filed or recorded any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder), at the Reorganized Debtors’ expense, shall take any and all steps requested by the Debtors, Reorganized Debtors or any administrative agent under the Exit Facilities Documents that are necessary to cancel and/or extinguish such liens and/or security interests (it being understood that such liens and security interests held by Holders of Secured Claims that are satisfied on the Effective Date pursuant to the Plan shall be automatically canceled/or extinguished automatically on the Effective Date by virtue of the entry of the Confirmation Order).

12.	Management Incentive Plan

Following the Effective Date, a management incentive plan shall provide for GMI Common Stock or similar interests in New GMI to be reserved for directors, officers, or employees of the Reorganized Debtors, as determined by the New Board.

13.	Dilution of GMI Common Stock After the Effective Date

All GMI Common Stock shall be subject to dilution by (i) the issuance of GMI Common Stock in respect of Section 510(b) Claims, if any, (ii) any management incentive plan established by New GMI following the Effective Date, (iii) the conversion of any Convertible Series A Preferred Stock following the Effective Date, and (iv) any issuance of GMI Common Stock (other than in connection with the Plan) that is validly effectuated by New GMI following the Effective Date, including in connection with any conversion of any shares of Convertible Series A Preferred Stock into GMI Common Stock.

14.	Organizational Existence

Except as otherwise provided in the Plan, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal Entity, each with all the powers of a corporation or other form of organization, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under the law of the applicable state or other jurisdiction.

15.	Retention of Professionals

The Reorganized Debtors shall have the right to retain the services of attorneys, accountants, and other professionals on their own behalf that, in the discretion of the Reorganized Debtors, are necessary to assist the Reorganized Debtors in the performance of their duties and to administer the Plan. The payment of the reasonable and documented fees and expenses of the retained professionals of the Reorganized Debtors shall not be subject to the approval of the Bankruptcy Court.

16.	Cancellation of Existing Interests, Existing Indebtedness and Related Agreements

On the Effective Date, except as otherwise specifically provided for in this Plan, all rights of any Holder of Interests in the Debtors, including, without limitation, options or warrants to purchase Interests, or obligating the Debtors to issue, transfer or sell Interests of the Debtors, shall be cancelled.

Upon the indefeasible payment in full in Cash of its Allowed Prepetition Credit Agreement Claim or Allowed Senior Subordinated Noteholder Claim, each Holder of such Allowed Claim shall be deemed to have surrendered its respective loan or note, and all such surrendered loans, notes, loan documents and indentures shall be deemed to be cancelled as to the Debtors pursuant to Section 6.16 of the Plan, except to the extent otherwise provided in the Plan. Such Claims shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Claims.

Upon the indefeasible payment in full in Cash of all Allowed Prepetition Credit Agreement Claims and Allowed Senior Subordinated Noteholder Claims, or promptly thereafter, Holders of such Allowed Claims shall deliver to the Debtors or, after the Effective Date, the Reorganized Debtors, any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Claim that may reasonably be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens, and take any and all other steps reasonably requested by the Debtors or, after the Effective Date, the Reorganized Debtors, that are necessary to cancel and/or extinguish any Liens or security interests securing such Holder’s Claim; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall be solely responsible for all costs and expenses associated with any of the foregoing actions or requests.

Except as otherwise set forth in the Plan, upon the indefeasible payment in full in Cash of all Allowed Prepetition Credit Agreement Claims and Allowed Senior Subordinated Noteholder Claims, the Prepetition Credit Agreement Documents and Senior Subordinated Notes Indenture, respectively, shall terminate, except as necessary to (i) enforce the rights and Claims of the respective agent or trustee vis-à-vis the applicable lenders or holders and any parties other than the Debtors, including, for avoidance of doubt, pursuant to the Intercreditor Agreement, (ii) allow the respective agent or trustee to receive distributions under the Plan and to distribute them to the applicable lenders or holders in accordance with the terms of the applicable documents, and (iii) preserve any rights of the Prepetition Credit Agreement Agent and Senior

Subordinated Notes Paying Agent to payment of outstanding fees, expenses and indemnification obligations as against any money or property distributable to Holders of Prepetition Credit Agreement Claims or Senior Subordinated Noteholder Claims under the Prepetition Credit Agreement Documents and Senior Subordinated Notes Indenture, respectively.

If the record Holder of Senior Subordinated Notes is DTC or its nominee or another securities depository or custodian thereof, and such Senior Subordinated Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each Holder of the applicable Senior Subordinated Notes shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

17.	Additional Implementing Transactions

On the Effective Date, the applicable Debtors shall, in accordance with the Plan Support Agreement and Restructuring Support Agreement and subject to the consent rights of the Commitment Parties and Consenting Lenders, respectively, thereunder, enter into any transaction and shall take any actions as may be necessary or appropriate to effect the transactions described in the Plan, including, as applicable, the issuance of all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dispositions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, purchases, or other corporate transactions, including, without limitation, any Restructuring Transaction contemplated by the Plan Support Agreement or Equity Backstop Commitment Agreement (collectively, the “Restructuring Transactions”).

18.	Section 1146 Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or to any other Entity, pursuant to, in contemplation of, or in connection with the Plan (including any transfer pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment or recording of any lease or sublease; (iv) the grant of collateral as security for any or all of the New Exit Facilities; or (v) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, sales and use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

19.	Insurance Policies

All Insurance Policies (including tail coverage liability insurance), surety bonds, and indemnity agreements entered into in connection with surety bonds to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any Insurance Policies or other policies of insurance that may cover insurance claims or other claims against the Debtors or any other Person and such policies shall continue in full force and effect after the Effective Date in accordance with their respective terms.

20.	Preservation of Causes of Action

Except as otherwise provided in Section 11 or the other provisions of the Plan, as of the Effective Date, each Cause of Action of the Debtors shall be preserved and, along with the exclusive right to enforce such Cause of Action, shall vest exclusively in the applicable Reorganized Debtor. Unless a Cause of Action is expressly waived, relinquished, released or compromised in the Plan or an order of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, expressly reserve such Cause of Action for later adjudication and, accordingly, no doctrine of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), laches or other preclusion doctrine shall apply to such Cause of Action as a consequence of the Confirmation, the Plan, the vesting of such Cause of Action in the Reorganized Debtors, any order of the Bankruptcy Court or these Chapter 11 Cases. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as an indication that the Debtors or Reorganized Debtors, as applicable, will not pursue such Cause of Action.

21.	Effectuating Documents and Further Transactions

The Debtors or, after the Effective Date, the Reorganized Debtors, may take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The secretary and any assistant secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate), pursuant to applicable law, and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

On the Effective Date, the organizational documents of the Reorganized Debtors shall become effective without further action from any Person or Entity, and shall be binding and enforceable upon each of the parties thereto.

22.	Pension Plan

GMI is the contributing sponsor of the Pension Plan. The Pension Benefit Guaranty Corporation (“PBGC”), the federal agency that administers the pension insurance program under Title IV of ERISA, has asserted that each of the Debtors is either a contributing sponsor of the Pension Plan or a member of the contributing sponsor’s controlled group and thus jointly and severally liable for all obligations of the Pension Plan.

PBGC filed proofs of claims against the Debtors for (i) the Pension Plan’s underfunded benefit liabilities; (ii) the unliquidated unpaid minimum funding contributions owed to the Pension Plan; and (iii) the Pension Plan’s insurance premiums owed to PBGC.

Upon the Effective Date, New GMI shall be deemed to have assumed the Pension Plan and shall comply with all applicable statutory provisions of ERISA and the IRC, including, but not limited to, satisfying the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. §§ 1082, 1083; paying the PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307; and administering the Pension Plan in accordance with its terms and the provisions of ERISA and the IRC. In the event that the Pension Plan terminates after the Effective Date, New GMI and each of its controlled group members will be responsible for the liabilities imposed by Title IV of ERISA.

Notwithstanding any provision of the Plan, the Confirmation Order or the Bankruptcy Code (including section 1141 thereof) to the contrary, neither the Plan, the Confirmation Order, nor the Bankruptcy Code shall be construed as discharging, releasing, exculpating, or relieving any applicable Person or Entity from any liability or responsibility with respect to the Pension Plan under any law, governmental policy, or regulatory provision. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility against any such Person or Entity as a result of any of the provisions of the Plan, the Confirmation Order, or the Bankruptcy Code. All proofs of claim filed by PBGC shall be deemed withdrawn upon the Effective Date.

C.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

All Executory Contracts and Unexpired Leases other than the Honeywell Terminated Agreements will be deemed assumed, and the Honeywell Terminated Agreements that are Executory Contracts or Unexpired Leases will be deemed rejected as of the Effective Date in accordance with sections 365 and 1123 of the Bankruptcy Code, pursuant to the Honeywell Settlement.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the Debtors and the applicable counterparty, or by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle any party thereto (whether a Debtor, Reorganized Debtor, or non-Debtor Entity) to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

2.	Objections to and Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

To the extent a monetary default exists under an Executory Contract or Unexpired Lease proposed to be assumed pursuant to the Plan, such monetary default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the applicable Cure Cost by the Debtors or Reorganized Debtors, as applicable, on the Effective Date or promptly thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.

Objections to the assumption of any Executory Contract or Unexpired Lease or any applicable Cure Cost shall be made in accordance with the Solicitation Procedures Order.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims held by the non-Debtor Entity party thereto against, or defaults, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, by, the applicable Debtor(s) arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of the assumption; provided, however, that the counterparty to such Executory Contract or Unexpired Lease may seek additional amount(s) on account of any defaults occurring between the filing of the notice of assumption and the occurrence of the Effective Date of the Plan.

Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

3.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims or Interests that may arise in connection therewith.

4.	Indemnification and Reimbursement Obligations

On and from the Effective Date, and except as prohibited by applicable law or subject to the limitations set forth in the Plan, the Reorganized Debtors shall be deemed to have assumed all indemnification obligations currently in place for the Debtors’ directors, officers, managers, employees, attorneys, other professionals, and agents, whether in the bylaws, certificates of incorporation (or other formation documents), board resolutions, employment contracts or other agreements of the Debtors.

5.	Reservation of Rights

Nothing contained in the Plan, nor the Debtors’ delivery of a notice of proposed assumption of a contract or lease to the applicable contract and lease counterparties, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor would have any liability thereunder.

Notwithstanding any non-bankruptcy law to the contrary, the Debtors or Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected Executory Contracts or Unexpired Leases.

D.	Provisions Governing Distributions

1.	Distribution Agents

The Debtors or, after the Effective Date, the Reorganized Debtors, shall have the authority, each in their or its sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. To the extent the Debtors or the Reorganized Debtors, as applicable, determine to utilize a Distribution Agent to facilitate any distributions, such Distribution Agent would first be required to: (i) affirm its obligation to facilitate the prompt distribution of any documents, (ii) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan, and (iii) waive any right or ability to set off, deduct from or assert any Lien or other encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent.

The Debtors or the Reorganized Debtors, as applicable, may pay to the Distribution Agents all of their reasonable and documented fees and expenses without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise. The Distribution Agents shall submit detailed invoices to counsel to the Debtors or the Reorganized Debtors for all fees and expenses for which the Distribution Agents seek reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deems reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

(a)	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

2.	Timing and Delivery of Distributions

(a)	Timing

Except as otherwise expressly provided in the Plan, distributions to be made under the Plan shall be made on (a) the later of (i) the Effective Date or (ii) the date that a Claim or Interest becomes an Allowed Claim or Interest, or (b) such other date that is determined by the Debtors or, after the Effective Date, the Reorganized Debtors, in accordance with the Plan. The Reorganized Debtors may commence distributions to beneficiaries of the Estates at any time after the Effective Date, subject to the terms of the Plan and the Confirmation Order.

(b)	De Minimis Distributions

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors nor the Distribution Agent shall have any obligation to make any distributions under the Plan with a value of less than $50, unless a written request therefor is received by the Distribution Agent from the relevant recipient within 120 days after the later of (i) the Effective Date and (ii) the date such Claim or Interest becomes an Allowed Claim or Interest. De minimis distributions for which no such request is timely received shall revert to the Reorganized Debtors. Upon such reversion, the relevant Allowed Claim or Interest of less than $50 (and any Claim or Interest on account of such missed distributions) shall be automatically deemed satisfied, discharged, and forever barred, notwithstanding any federal or state escheat laws to the contrary. For the avoidance of doubt, Section 9.2.2 of the Plan shall not apply to Distributions to any Holder of Existing Common Stock who timely exercises its Cash-Out Option.

(c)	Record Date and Delivery of Distributions

Distributions shall only be made to the record holders of Allowed Claims and Interests as of the Confirmation Date, except as to Holders of Prepetition Credit Agreement Claims, Senior Subordinated Noteholder Claims, and DIP Claims whose distribution is to be administered by the Prepetition Credit Agreement Agent, Senior Subordinated Notes Paying Agent and DIP Agent, respectively, which distributions shall be deposited with the Prepetition Credit Agreement Agent, Senior Subordinated Notes Paying Agent, and DIP Agent, respectively, for distribution to Holders of Prepetition Credit Agreement Claims, Senior Subordinated Noteholder Claims and DIP Claims, respectively, in accordance with the provisions of this Plan and the terms of the governing agreement. The Debtors or Reorganized Debtors shall reimburse the Prepetition Credit Agreement Agent, Senior Subordinated Notes Paying Agent and DIP Agent for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred on or after the Effective Date solely in connection with any actions requested or required by the Reorganized Debtors or as otherwise necessary for the making of distributions under the Plan. All such fees and expenses shall be paid upon presentment of such invoices and without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise. Distributions on account of Prepetition Credit Agreement Claims, Senior Subordinated Noteholder Claims and DIP Claims to be administered by the Prepetition Credit Agreement Agent, Senior Subordinated Notes Paying Agent and DIP Agent, respectively, shall be deemed completed upon delivery to the Prepetition Credit Agreement Agent, Senior Subordinated Notes Paying Agent and DIP Agent, as applicable. On the Confirmation Date, the Claims Register and the Stock Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims or Interests listed on the Claims Register or Stock Register as of the close of business on the Confirmation Date. If a Claim or Interest is transferred 20 or fewer days before the Confirmation Date, the Distribution Agent, at the direction of the Debtors or, after the Effective Date, the Reorganized Debtors, shall make distributions to the transferee only to the extent practical, and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

If any dispute arises as to the identity of a Holder of an Allowed Claim or Interest that is entitled to receive a distribution pursuant to the Plan, the Distribution Agent may, in lieu of making such distribution to such Entity, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Except as otherwise provided in the Plan, the Distribution Agent, at the direction of the Debtors or the Reorganized Debtors, as applicable, shall make all distributions required under the Plan to Holders of Allowed Claims or Interests. Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims or Interests shall be made to Holders of record as of the Confirmation Date by the Distribution Agent, as appropriate: (i) to the signatory set forth on any Proof of Claim filed by such Holder or other representative identified tin the Plan (or at the last known address of such Holder if no Proof of Claim is filed or if the Debtors, the Reorganized Debtors, or the Distribution Agent have been notified in writing of a change of address), or (ii) at the address set forth in any written notice of change of address delivered to the Notice and Claims Agent. The Reorganized Debtors, the Distribution Agent and the Notice and Claims Agent shall not incur any liability whatsoever on account of the delivery of any distributions under the Plan.

3.	Manner of Payment Under Plan

(a)	Cash Payments

At the Distribution Agent’s option, any Cash payment may be made by check, wire transfer or any other customary payment method.

(b)	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

(c)	Compliance Matters

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state, local or foreign tax law, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding in kind, liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. For purposes of the Plan, any withheld amount (or property) shall be treated as if paid to the applicable claimant. Each Reorganized Debtor reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. Distributions in full or partial satisfaction of Allowed Claims shall be allocated first to trust fund-type taxes, then to other taxes, and then to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that has accrued on such Claims.

(d)	Foreign Currency Exchange Rate

Except as otherwise provided in the Plan or in an order of the Bankruptcy Court, or as agreed to by any Holder and either the Debtors or, after the Effective Date, the Reorganized

Debtors, any Claim or Interest (other than Prepetition Credit Agreement Claims and Senior Subordinated Noteholder Claims) asserted in a currency other than U.S. dollars shall be automatically deemed converted, as of the Effective Date, to the equivalent U.S. dollar value using the exchange rate on the first Business Day prior to the Petition Date, as quoted at 4:00 p.m. (New York time), at the mid-range spot rate of exchange for the applicable foreign currency as published in The Wall Street Journal, National Edition, on the first Business Day after the Petition Date; provided that instead of such automatic conversion, the Debtors may instead elect, subject to the consent of the Plan Sponsors, to make payments on account of any such Claim or Interest pursuant to the Plan in the applicable foreign currency.

Prepetition Credit Agreement Claims and Senior Subordinated Noteholder Claims shall be paid in the applicable currency provided in the applicable Prepetition Credit Agreement Documents or Senior Subordinated Notes Indenture, respectively, and otherwise pursuant to the terms of the Plan.

(e)	Fractional Payments and Distributions

Whenever the Plan would otherwise call for, with respect to a particular Entity, payment of a fraction of a dollar, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash to be distributed under the Plan remain undistributed as a result of the aforementioned rounding, such Cash shall be treated as an Unclaimed Distribution.

(f)	Fractional Shares

No fractional shares of GMI Common Stock shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Interest would otherwise result in the issuance or delivery of a number of shares of GMI Common Stock that is not a whole number, the actual distribution of shares of GMI Common Stock shall be rounded to the next lower whole number with no further payment or other distribution therefor. The total number of shares of GMI Common Stock to be distributed to holders of Allowed Interests shall be adjusted downward as necessary to account for the rounding provided in Section 9.3.6 of the Plan.

4.	Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, or no address for such Holder is found in the Debtors’ records, no further distribution to such Holder shall be made unless and until the Reorganized Debtors or the Distribution Agent is notified in writing of the then-current address of such Holder, at which time such distribution shall be made to such Holder not less than 30 days thereafter. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or the Distribution Agent until such time as such distribution becomes deliverable or such distribution reverts to the Reorganized Debtors, or is cancelled pursuant to Section 9.5 of the Plan, and shall not be supplemented with any interest, dividends or other accruals of any kind.

5.	Reversion

Any distribution under the Plan, including distributions made by the Prepetition Credit Agreement Agent or the Senior Subordinated Notes Paying Agent in accordance with Section 9.2.3 of the Plan, that is an Unclaimed Distribution for a period of six months thereafter, shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and such Unclaimed Distribution shall revest in the Reorganized Debtors. Upon such revesting, the Claim or Interest of any Holder or its successors and assigns with respect to such property shall be cancelled, discharged and forever barred, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Reorganized Debtors or the Distribution Agent made pursuant to any indenture or Certificate, notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

Nothing contained in the Plan shall require the Reorganized Debtors or the Distribution Agent to attempt to locate any Holder of an Allowed Claim or Interest whose distribution is declared an undeliverable or an Unclaimed Distribution.

6.	Claims or Interests Paid by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable under one of the Debtors’ Insurance Policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy.

Except as otherwise provided in the Plan, payments to Holders of Claims covered by an Insurance Policy and otherwise payable under the Plan shall be made from the proceeds of such Insurance Policy in accordance with the provisions of any such applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by Insurers.

To the extent a Creditor receives a distribution on account of a Claim or Interest and also receives payment from a party that is not a Debtor, Reorganized Debtor or Distribution Agent on account of such Claim or Interest, such Creditor shall, within 30 calendar days of receipt thereof, repay and/or return the distribution to the Reorganized Debtor to the extent the Creditor’s total recovery on account of such Claim or Interest from the third party and under the Plan exceeds the amount of the Claim or Interest as of the date of any such distribution under the Plan.

7.	Setoffs

Except as otherwise provided in the Plan, a Final Order of the Bankruptcy Court, or as agreed to by the Holder and the Reorganized Debtors, each as applicable, pursuant to the Bankruptcy Code (including section 553 thereof), applicable non-bankruptcy law, or such terms as may be agreed to by the Holder and the Reorganized Debtors, the Reorganized Debtors may, without any further notice to, or action, order or approval of the Bankruptcy Court, set off against any Allowed Claim or Interest and the distributions to be made on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any claim, right and Cause of Action of any nature that the Reorganized Debtors, each as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such claim, right or Cause of Action against such Holder has not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claims or Interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against or in such Holder. In no event shall any Holder of a Claim or Interest be entitled to set off any Claim or Interest against any Claim or Interest, right, or Cause of Action of a Debtor or Reorganized Debtor, as applicable, unless such Holder has filed a Proof of Claim in these Chapter 11 Cases preserving such setoff and a Final Order of the Bankruptcy Court has been entered, authorizing and approving such setoff.

8.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Final DIP Order or the Confirmation Order, required by applicable law, or agreed to by the Debtors or, after the Effective Date, the Reorganized Debtors, no Holder of a Claim or Interest against the Debtors shall be entitled to interest accruing on or after the Petition Date with respect to such Claim or Interest, notwithstanding any dispute or other delay with respect to any distribution.

9.	Reservation of Rights

In no event shall a Holder of a Claim or Interest receive more than the full payment of such Claim or Interest. To the extent any Holder has received payment in full with respect to a Claim or Interest, such Claim or Interest shall be expunged without an objection to such Claim or Interest having been filed and without any further notice to or action, order or approval of the Bankruptcy Court.

E.	Settlement, Release, Injunction and Related Provisions

1.	Vesting of Assets

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan or in the Confirmation Order, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights and privileges related thereto) of each of the Debtors shall vest in each of the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and Interests. All Liens, Claims, encumbrances, charges and Interests shall be deemed fully released and discharged as of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code with respect to the Debtors.

2.	Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise of all Claims, Causes of Action and controversies relating to the contractual, legal and subordination rights that a Holder of an Allowed Claim or Interest may have against any Debtor, or any distribution to be made on account of such an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors and their Estates and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other entities.

3.	Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account, conform to, and satisfy the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto; provided, however, that the Debtors reserve the right to reclassify or modify the treatment of any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim or Interest, provided, further, that in no event shall the Prepetition Credit Agreement Claims, Senior Subordinated Noteholder Claims, or DIP Claims be reclassified or subordinated pursuant to section 510 of the Bankruptcy Code, principles of equitable subordination or otherwise.

4.	Release of Liens

Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement or document created pursuant to the Plan or the Confirmation Order, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a DIP Claim or Secured Claim, indefeasible payment and satisfaction in full in cash of the portion of the DIP Claim or Secured Claim that is Allowed as of the Effective Date in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released, settled, discharged and compromised, and all rights, titles and interests of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall revert to the applicable Debtor and its successors and assigns. The Debtors, or after the Effective Date, the Reorganized Debtors shall be authorized to file any necessary or desirable documents to evidence such release in the name of the party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges or other security interests.

5.	Discharge

Pursuant to and to the fullest extent permitted by the Bankruptcy Code, except as otherwise specifically provided in the Plan or the Confirmation Order, the treatment of Claims and Interests under the Plan shall be in full and final satisfaction, settlement, release, discharge and termination, as of the Effective Date, of all Claims of any nature whatsoever, whether known or unknown, against, and Interests in, the Debtors, any property of the Estates, or any property of the Reorganized Debtors, including all Claims of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, liability, obligation or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, liability, obligation or Interest has accepted the Plan. Except as otherwise provided in the Plan, any default by the Debtors or their Affiliates with respect to any Claim that existed immediately prior to or on account of the filing of these Chapter 11 Cases shall be deemed cured on the Effective Date.

6.	General Unsecured Claims

Subject in all respects to Section 5.4 of the Plan, for the avoidance of doubt and notwithstanding anything in the Plan to the contrary, until an Allowed General Unsecured Claim that is Reinstated pursuant to Section 4.3.7(ii)(a) of the Plan has been paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtor (or Reorganized Debtor) or in accordance with the terms and conditions of the particular transaction giving rise to such Claim: (a) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of the Plan, (b) the applicable Reorganized Debtor shall remain liable for such Claims and (c) the applicable governing law, jurisdiction and venue provisions set forth in the contracts and agreements between the Holder of such Claim and the Debtors and Reorganized Debtors shall govern post-Effective Date and post-Effective Date disputes under applicable nonbankruptcy law between the Holder of such Claim and the Debtors or the Reorganized Debtors shall not be subject to the jurisdiction of the Bankruptcy Court. All other Allowed General Unsecured Claims shall be settled, satisfied, resolved, released, discharged, and enjoined pursuant to the terms of the Plan.

7.	Term of Injunction or Stays

Unless otherwise provided in the Plan, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

8.	Release by the Debtors

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases and the implementation of the transactions contemplated by the Plan, on and after the Effective Date, the Released Parties shall be released and discharged by the Debtors, Reorganized Debtors and their Estates, including any successor and assign to the Debtors, the Reorganized Debtors or any estate representative, from all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the release or discharge of any mortgage, lien or security interest, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the administration of Claims and Interests prior to or during these Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation and/or effectuation of the Restructuring Support Agreement (and each prior version thereof), the Plan Support Agreement (and each prior version thereof, including the Coordination Agreement), the Equity Commitment Letters, the Debt Commitment Letters, the Equity Backstop Commitment Agreement, the Plan, any plan supplement, any disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims and intercompany settlements, any action or omission as an officer, director, agent, representative, fiduciary, controlling Person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud, or a criminal act.

9.	Exculpation

Notwithstanding anything in the Plan to the contrary, as of the Effective Date, the Debtors and their respective directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation.

The Exculpated Parties shall neither have nor incur any liability arising on or after the Petition Date to any Entity for any act or omission in connection with these Chapter 11 Cases, including (i) the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; (ii) the administration of Claims and Interests during these Chapter 11 Cases; (iii) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the Restructuring Support Agreement (and each prior version thereof), the Plan Support Agreement (and each prior version thereof, including the Coordination Agreement), the Equity Commitment Letters, the Debt Commitment Letters, the Equity Backstop Commitment Agreement, any disclosure statement, the Plan, any plan supplement, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan or other actions taken in furtherance of confirmation or consummation of the Plan); (iv) the offer or issuance of any securities under or in connection with the Plan; or (v) the administration or adjudication of Claims, other than liability resulting from any act or omission that is determined by final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud or a criminal act.

10.	Voluntary Release by Holders of Claims and Interests

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases, the implementation of the reorganization contemplated by the Plan, the release of mortgages, liens and security interests on property of the Estates, and distributions made pursuant to the Plan, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the administration of Claims and Interests prior to or during these Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation and/or effectuation of the Restructuring Support Agreement (and each prior version thereof), the Plan Support Agreement (and each prior version thereof, including the Coordination Agreement), the Equity Commitment Letters, the Debt Commitment Letters, the Equity Backstop Commitment Agreement, the Plan, any plan supplement, any disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims or intercompany settlements, any action or omission as an officer, director, agent, representative, fiduciary, controlling Person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud, or a criminal act.

Notwithstanding the foregoing, no Releasing Party shall be deemed to have released (a) any Section 510(b) Claim against the Debtors, or (b) any claim arising from rescission of a purchase or sale of Existing Common Stock or for damages arising from the purchase or sale of Existing Common Stock against one or more of the Debtors’ current or former officers or directors; provided that each Releasing Party shall only be entitled to assert the claims identified in subclause (b) above as a member of a class in a class action in which such Releasing Party is not a lead plaintiff and to respond to or oppose any objections or challenges to such Releasing Party’s inclusion in such class action.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan and/or the Confirmation Order, no provision of the Plan or the Confirmation Order shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any nondebtor person or nondebtor entity in any forum.

11.	Injunction

Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold (i) Claims or Interests that arose prior to the Effective Date, (ii) Causes of Action that have been released pursuant to Sections 11.8 and 11.10 of the Plan or are subject to exculpation pursuant to Section 11.9 of the Plan (but only to the extent of the exculpation provided in Section 11.9 of the Plan), or (iii) Claims, Interests or Causes of Action that are otherwise discharged, satisfied, stayed, or terminated pursuant to the terms of the Plan and all other parties-in-interest seeking to enforce such Claims, Interests or Causes of Action are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including a section 510(b) Claim) against or Interest in the Debtors or the Reorganized Debtors, or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors or property of any Debtors or Reorganized Debtors with respect to any such Claim or Interest, other than to enforce any right to a distribution pursuant to the Plan, (c) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors or the Reorganized Debtors, or against the property or interests in property of the Debtors or the Reorganized Debtors with respect to any such Claim or Interest, other than to enforce any right to a distribution pursuant to the Plan, or (d) asserting any right of setoff (except for setoffs validly exercised prepetition) or subrogation of any kind against any obligation due from the Debtors or the Reorganized Debtors, or against the property or interests in property of the Debtors or the Reorganized Debtors, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Debtors or the Reorganized Debtors and their respective properties and interests in properties.

12.	Scope of Releases

Each Person providing releases under the Plan, including the Debtors, the Reorganized Debtors, their Estates and the Releasing Parties, shall be deemed to have granted the releases set forth in the Plan notwithstanding that such Person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

For the avoidance of doubt, nothing in the Plan, including, without limitation, the releases, waivers, and exculpations provided in Sections 11.7—1.10 of the Plan, shall constitute a release, waiver, discharge, or limitation of any kind of any rights, liabilities, or obligations arising under the Plan or any other agreement, document or instrument executed in connection with the Plan.

13.	Honeywell and Debtor Mutual Release

For good and valuable consideration, on the Effective Date, the Debtors, the Reorganized Debtors, and their Estates, including any successor and assign to the Debtors, the Reorganized Debtors, or any Estate representative, shall release any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for indemnification, tort, contract, violations of federal or state securities law, or otherwise, against Honeywell and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell, (ii) the Honeywell Terminated Agreements, and (iii) all actions taken in connection with the Chapter 11 Cases (whether arising prior to or after the Petition Date) before the Effective Date; provided that such release shall not include any Excluded Ordinary Course Claims.

For good and valuable consideration, on the Effective Date, Honeywell shall release any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities law, or otherwise, against the Debtors and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell (and any litigation commenced in connection therewith), (ii) the Honeywell Terminated Agreements, and (iii) all actions taken in connection with the Debtors’ chapter 11 cases (whether arising prior to or after the Petition Date) before the Effective Date; provided that such release shall not include any Excluded Ordinary Course Claims.

14.	Preservation of Causes of Action

Except as expressly provided in Section 11 of the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or that the Debtors or the Reorganized Debtors, as applicable, may choose to assert on behalf of the Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including (i) any and all Causes of Action or Claims against any Person or Entity, to the extent such Person or Entity asserts a cross-claim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors or the Reorganized Debtors, and in each case, their officers, directors or representatives or (ii) the turnover of any property of the Estates to the Debtors or the Reorganized Debtors.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

Except as set forth in Section 11 of the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim or Interest left Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim or Interest left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Except as set forth in Section 11 of the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, including pursuant to Section 11 of the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or occurrence of the Effective Date.

ARTICLE V

STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the process of the Confirmation of the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or consult their own attorneys.

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing at which the Debtors will seek confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to the Confirmation of the Plan.

THE CONFIRMATION HEARING IS SCHEDULED TO BE HELD ON APRIL 21, 2021 AT [10:00 A.M.] EASTERN TIME, BEFORE THE HONORABLE MICHAEL E. WILES, UNITED STATES BANKRUPTCY JUDGE. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE BANKRUPTCY COURT OR THE DEBTORS WITHOUT FURTHER NOTICE OTHER THAN BY ANNOUNCEMENT IN OPEN COURT AND/OR NOTICE(S) OF ADJOURNMENT FILED ON THE DOCKET WITH THE BANKRUPTCY COURT’S PERMISSION.

OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE APPLICABLE PARTIES SO AS TO BE ACTUALLY RECEIVED ON OR BEFORE 4:00 P.M. EASTERN TIME ON APRIL 13, 2021 IN ACCORDANCE WITH THE SOLICITATION PROCEDURES ORDER. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE SOLICITATION PROCEDURES ORDER, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Confirmation Standards

To confirm the Plan, the Bankruptcy Court must find that the requirements of section 1129 of the Bankruptcy Code have been satisfied. The Debtors believe that section 1129 has been satisfied because, among other things:

a.	the Plan complies with the applicable provisions of the Bankruptcy Code;

b.	the Debtors, as plan proponents, have complied with the applicable provisions of the Bankruptcy Code;

c.	the Plan has been proposed in good faith and not by any means forbidden by law;

d.

any payment made or promised under the Plan for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

e.

with respect to each Class of Impaired Claims or Interests, each Holder of a Claim or Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (see Article V.C—Best Interests Test);

f.

each Class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such class pursuant to section 1129(b) of the Bankruptcy Code;

g.

except to the extent that the Holder of a certain Claim under section 3.1.1 of the Plan has agreed or will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Expense Claims will be paid in full in Cash on the Effective Date;

h.

except to the extent that a holder of an Allowed Other Priority Claim has agreed to a different treatment of such Claim, each such Holder shall receive Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim shall otherwise be rendered Unimpaired, (a) on the Effective Date or as soon as reasonably practicable thereafter; (b) if an Other Priority Claim is Allowed after the Effective Date, on the date such Other Priority Claim is Allowed or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court;

i.	at least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class;

j.

Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan (see Article V.D—Financial Feasibility); and

k.	all fees payable under section 1930 of title 28 of the United States Code will be paid as of the Effective Date of the Plan.

1.	The Debtors’ Releases, Third-Party Release, Exculpation, and Injunction Provisions

Article XI of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties (the “Debtor Releases”). The Released Parties means (i) the Exculpated Parties (as defined in the Plan) and (ii) each of their respective current and former directors, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, employees, consultants, agents, affiliates, parents, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, subsidiaries, managed accounts or funds, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

Article XI of the Plan provides for releases of certain claims and Causes of Action that holders of Claims or Interests may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties. The holders of Claims and Interests who are releasing certain claims and Causes of Action against non-Debtors include each of the following in their capacity as such: (i) the Released Parties, (ii) all holders of Claims or Interests that vote to accept the Plan, (iii) all holders of Claims or Interests that vote to reject the Plan but elect on their ballot to opt into the voluntary release by holders of Claims and Interests, (iv) all holders of Claims and Interests not described in the foregoing clauses (i) through (iii) who elect to opt into the voluntary release by holders of Claims and Interests; and (v) with respect to each entity named in (i) through (iv), such entity’s Affiliates and such entity’s and its Affiliates’ respective managers, members, partners, investors, other equity holders, whether direct or indirect, and directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

Article XI of the Plan provides for mutual releases between the Debtors and Honeywell for all Claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell, (ii) the Honeywell Terminated Agreements, and (iii) all actions taken in connection with the Chapter 11 Cases (whether arising prior to or after the Petition Date) before the Effective Date; provided that such release shall not include any Excluded Ordinary Course Claims.

Article XI of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with these chapter 11 cases. The released and exculpated claims are limited in those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or these chapter 11 cases. The Exculpated Parties are in each case solely in its capacity as such: (i) the Debtors, (ii) the Reorganized Debtors, (iii) the UCC and its members, in their capacities as such, (iv) the Equity Committee and its members, in their capacities as such, (v) the Commitment Parties, (vi) the Prepetition Credit Agreement Secured Parties, (vii) the DIP Secured Parties, (viii) the Exit Facilities Parties, (ix) the Equity Backstop Parties, (x) the Equity Commitment Parties, (xi) the Senior Subordinated Notes Indenture Trustee, and (xii) with respect to each entity named in (i) through (xi), such entity’s Affiliates and such entity’s and its Affiliates’ respective managers, members, partners, investors, other equity holders, whether direct or indirect, and directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

Article XI of the Plan permanently enjoins all Persons or Entities who have held, hold, or may hold (i) Claims or Interests that arose prior to the Effective Date, (ii) Causes of Action that have been released pursuant to Sections 117 and 11.8 of the Plan or are subject to exculpation pursuant to Section 11.8 of the Plan (but only to the extent of the exculpation provided in Section 11.8 of the Plan), or (iii) Claims, Interests or Causes of Action that are otherwise discharged, satisfied, stayed, or terminated pursuant to the terms of the Plan.

The Plan provides that all holders of Claims or Interests who are entitled to vote on the Plan who vote to accept the Plan will be granting a release of any claims or rights they have or may have as against many individuals and Entities. In addition, certain other holders of Claims or Interests identified in the definition of “Releasing Parties” will be granting a release of any claims or rights they have or may have as against many individuals and Entities, if they vote to reject the Plan but elect on their ballot to opt into the voluntary release by holders of Claims and Interest, as applicable.

The voluntary release by Holders of Claims and Interests includes any and all claims that such holders may have against the Released Parties, which in any way relate to the Debtors, their operations either before or after the Chapter 11 Cases began, any securities of the Debtors, whether purchased or sold, including sales or purchases which have been rescinded, and any transaction that these Released Parties had with the Debtors.

Debtors are authorized to settle or release their claims in a chapter 11 plan. See In re Adelphia Commc’ns Corp., 368 B.R. 140, 263 n.289, 269 (Bankr. S.D.N.Y. 2007) (debtor may release its own claims); In re Oneida Ltd., 351 B.R. 79, 94 (Bankr. S.D.N.Y. 2006) (noting that a debtor’s release of its own claims is permissible). Debtor releases are granted by courts in the Second Circuit where the debtors establish that such releases are in the “best interests of the estate.” See In re Charter Commc’ns, 419 B.R. 221, 257 (Bankr. S.D.N.Y. 2009) (“When reviewing releases in a debtor’s plan, courts consider whether such releases are in the best interest of the estate.”). Courts often find that releases pursuant to a settlement are appropriate. See, e.g., In re Spiegel, Inc., 2005 WL 1278094, at *11 (approving releases pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a)); see also In re Bally Total Fitness Holding Corp., 2007 WL 2779438, at *12 (Bankr. S.D.N.Y. Sept. 17, 2007) (“To the extent that a release or other provision in the Plan constitutes a compromise of a controversy, this Confirmation Order shall constitute an order under Bankruptcy Rule 9019 approving such compromise.”); accord In re Adelphia Commc’ns Corp., 368 B.R. at 263 n.289 (“The Debtors have considerable leeway in issuing releases of any claims the Debtors themselves own.”).

Finally, exculpation provisions that extend to prepetition conduct and cover non-estate fiduciaries are regularly approved. See, e.g., Oneida, 351 B.R. at 94, n.22 (considering an exculpation provision covering a number of prepetition actors with respect to certain prepetition actions, as well as postpetition activity). In approving these provisions, courts consider a number of factors, including whether the beneficiaries of the exculpation have participated in good faith in negotiating the plan and bringing it to fruition, and whether the provision is integral to the plan. See In re Bearing Point, Inc., 435 B.R. 486, 494 (Bankr. S.D.N.Y. 2011) (“Exculpation provisions are included so frequently in chapter 11 plans because stakeholders all too often blame others for failures to get recoveries they desire; seek vengeance against other parties, or simply wish to second guess the decision makers.”); In re DBSD N. Am., Inc., 419 B.R. 179, 217 (Bankr. S.D.N.Y. 2009) (same), aff’d, In re DBSD N. Am., Inc., No. 09-10156, 2010 WL 1223109 (S.D.N.Y. May 24, 2010), aff’d in part, rev’d in part, 634 F.3d 79 (2d Cir. 2011); Bally Total Fitness, 2007 WL 2779438, at *8 (finding exculpation, release, and injunction provisions appropriate because they were fair and equitable, necessary to successful reorganization, and integral to the plan); In re WorldCom, Inc., No. 02-13533, 2003 WL 23861928, at *28 (Bankr. S.D.N.Y. Oct. 31, 2003) (approving an exculpation provision where it “was an essential element of the [p]lan formulation process and negotiations”); In re Enron Corp., 326 B.R. 497, 503 (S.D.N.Y. 2005) (excising similar exculpation provisions would “tend to unravel the entire fabric of the Plan, and would be inequitable to all those who participated in good faith to bring it into fruition”).

C.	Best Interests Test

1.	Explanation of the Best Interests Test

Pursuant to section 1129(a)(7) of the Bankruptcy Code, Confirmation of the Plan requires that, with respect to each Class of Impaired Claims or Interests, each Holder of a Claim or Interest in such Class either (a) accepts the Plan or (b) receives or retains under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (this latter clause is known as the “Best Interests Test”).

To determine the probable distribution to Holders of Claims and Interests in each Impaired Class if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation.

The Debtors’ chapter 7 liquidation value would consist primarily of the cash held by the Debtors at the time of the conversion to a chapter 7 liquidation, the proceeds resulting from the sale of the Debtors’ remaining assets and properties by a chapter 7 trustee and Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised or settled. The gross cash proceeds available for distribution would be reduced by the costs and expenses of the chapter 7 liquidation and any additional Administrative Expense Claims that might arise as a result of the chapter 7 cases. Costs and expenses incurred as a result of the chapter 7 liquidation would include, among other things, the fees payable to a trustee in bankruptcy and the fees payable to attorneys and other professionals engaged by such trustee. Additional Administrative Expense Claims could arise by reason of, among other things, the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of these Chapter 11 Cases. Such Administrative Expense Claims and any other Administrative Expense Claims that might arise in a liquidation case or result from these Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

To determine if the Plan is in the best interests of each Impaired Class, the value of the distributions from the proceeds of a chapter 7 liquidation of the Debtors’ assets and properties, after subtracting the amounts attributable to the costs, expenses and Administrative Expense Claims associated with a chapter 7 liquidation, must be compared with the value offered to such Impaired Classes under the Plan. If the hypothetical chapter 7 liquidation distribution to Holders of Claims or Interests in any non-consenting Impaired Class is greater than the distributions to be received by such parties under the Plan, then the Plan is not in the best interests of the Holders of Claims or Interests in such Impaired Class.

2.	Liquidation Analysis of the Debtors

Amounts that a Holder of Claims and Interests in Impaired Classes would receive in a hypothetical chapter 7 liquidation are discussed in the liquidation analysis of the Debtors prepared by the Debtors’ management with the assistance of their restructuring advisors, and attached to this Disclosure Statement as Appendix B (the “Liquidation Analysis”).

As described in the Liquidation Analysis, underlying this analysis is the extensive use of estimates and assumptions that, although considered reasonable by the Debtors’ management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is based on assumptions with regard to liquidation decisions that are subject to change. Actual results may vary materially from the estimates and projections set forth in the Liquidation Analysis.

The Liquidation Analysis was developed solely for purposes of the formulation and negotiation of the Plan and to enable Holders of Claims or Interests entitled to vote under the Plan to make an informed judgment about the Plan, and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their affiliates.

Events and circumstances subsequent to the date on which the Liquidation Analysis was prepared may be different from those assumed, or alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. The Debtors do not intend and do not undertake any obligation to update or otherwise revise the Liquidation Analysis to reflect events or circumstances existing or arising after the date the Liquidation Analysis is initially filed or to reflect the occurrence of unanticipated events. Therefore, the Liquidation Analysis may not be relied upon as a guarantee or other assurance of actual future results.

In deciding whether to vote to accept or reject the Plan, Holders of Claims or Interests must make their own determinations as to the reasonableness of any assumptions underlying the Liquidation Analysis and the reliability of the Liquidation Analysis.

3.	Application of the Best Interests Test to the Liquidation Analysis of the Debtors

Notwithstanding the difficulties in quantifying with precision the recoveries to Holders of Claims and Interests, the Debtors believe that, based on a comparison between the recoveries under the Plan and the Liquidation Analysis, the Debtors’ proposed Plan satisfies the requirements of the Best Interests Test. As the Plan and Appendix B indicate, Confirmation of the Plan will provide each Holder of an Allowed Claim or Interest in an Impaired Class with a recovery that is equal to or greater than the value of distributions to Holders in such Class if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code.

CLASS	DESCRIPTION	ESTIMATED RECOVERY
		PLAN	LIQUIDATION
1	Other Secured Claims	100%	100%
2	Other Priority Claims	100%	100%
3	Secured Tax Claims	100%	100%
4	Prepetition Credit Agreement Claims	100%	45.9% – 64.4%
5	Senior Subordinated Noteholder Claims	100%	0.0%
6	Honeywell Plan Claims	N/A17	0.0%
7	General Unsecured Claims	100%	0.0%
8	Intercompany Claims	N/A	0.0%
9	Intercompany Interests	N/A	0.0%
10	Section 510(b) Claims	N/A	0.0%
11	Existing Common Stock	N/A	0.0%

Accordingly, the Debtors believe that the Plan will allow the realization of greater value for their respective Impaired Classes than a hypothetical liquidation.

D.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires, as a condition to confirmation of the Plan, that the Bankruptcy Court find that confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation or reorganization is contemplated by the Plan.

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”) which, together with the assumptions on which they are based, are set forth in Appendix D of this Disclosure Statement. Creditors and other interested parties should review Article IX—Certain Risk Factors to be Considered Prior to Voting for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases, will be able to make all payments required under the Plan, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

[17]

Honeywell’s estimated recovery under the Plan estimated as $958.7 million, reflecting $375 million of cash and the payment to Honeywell by New GMI in a hypothetical exercise of the Series B Preferred Stock call option as of the Effective Date. Such recovery may not reflect actual market value of the Series B Preferred Stock.

E.	Acceptance by Impaired Classes

Except as described in Article V.F—Confirmation Without Acceptance by All Impaired Classes, the Bankruptcy Code requires, as a condition to confirmation of the Plan, that each Impaired Class accept the Plan. A class of claims that is unimpaired under the plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. Under section 1124 of the Bankruptcy Code, a class is impaired under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class; only those holders that actually vote to accept or reject the plan are counted for purposes of determining whether these dollar and number thresholds are met. Under section 1126(d) of the Bankruptcy Code, a class of interests will have voted to accept the plan only if two-thirds in amount of the interests that actually vote to accept or reject the plan cast their ballots in favor of acceptance. Holders of claims or interests who fail to vote are deemed neither to accept nor to reject the plan.

In addition to these voting requirements, section 1129 of the Bankruptcy Code requires that a plan be accepted by each Holder of a claim or interest in an impaired class or that the plan otherwise be found by a court to be in the best interests of each Holder of a claim or interest in such class. See Article V.C—Best Interests Test. Moreover, each impaired class must accept the plan for the plan to be confirmed without application of the “fair and equitable” and “unfair discrimination” tests set forth in section 1129(b) of the Bankruptcy Code discussed below. See Article V.F—Confirmation Without Acceptance by All Impaired Classes below.

F.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, provided that the Plan has been accepted by at least one Impaired Class of creditors. Notwithstanding the failure of an Impaired Class to accept the Plan, the Plan will be confirmed in a procedure commonly known as cram-down, so long as the Plan does not “discriminate unfairly” and is “fair and equitable,” for the purposes of the Bankruptcy Code, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. Pursuant to Section 5.5 of the Plan, the Debtors reserve the right to seek confirmation under section 1129(b) of the Bankruptcy Code if necessary.

1.	Unfair Discrimination

The Plan does not “discriminate unfairly” for the purposes of section 1129 of the Bankruptcy Code if the Plan gives substantially equivalent treatment to each Class of equal rank; in determining whether a plan discriminates unfairly, courts take into account a number of factors, including the effect of applicable subordination agreements between parties.

2.	Fair and Equitable

The condition that the Plan be fair and equitable includes the following requirements as applicable:

(a)

with respect to a non-accepting Class of Secured Claims, that: (i) the Holders of such Secured Claims retain the Liens securing such Claims to the extent of the Allowed amount of the Secured Claims, whether the property subject to the liens is retained by the Debtors or transferred to another entity under the Plan, (ii) each Holder of a Secured Claim in the Class receives deferred cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date, at least equivalent to the value of such Secured Claim Holder’s interest in the Debtors’ property subject to the Liens, or (iii) the property securing the Secured Claim is sold free and clear of Liens with such Liens to attach to the proceeds of the sale, and such Liens on proceeds to receive treatment consistent with clause (i) or (ii) above;

(b)

with respect to a non-accepting Class of General Unsecured Claims, that either: (i) the Plan provide that each Claim Holder in such Class receive or retain, on account of such Claim, property of a value, as of the Effective Date, equal to the Allowed amount of such Claim or (ii) no Holder of any Claim or Interest that is junior to the Claims or Interests of such Class receive or retain any property under the Plan on account of such junior Claim or Interest; and

(c)

with respect to a non-accepting Class of Interests, that either: (i) the Plan provide that each Holder of an Interest in such Class receive or retain under the Plan, on account of such Interest, property of a value, as of the Effective Date, equal to the greater of: (1) the Allowed amount of any fixed liquidation preference to which such Holder is entitled; (2) any fixed redemption price to which such Holder is entitled or (3) the value of such Interest or (ii) if the Class does not receive property in the amount required under (i), no Class of Interests junior to the non-accepting Class receive a distribution under the Plan.

3.	Confirmation of the Plan Pursuant to Section 1129(b)

The Debtors may seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any Impaired Class presumed to reject the Plan, and reserve the right to do so with respect to any other rejecting Class of Claims, and/or to modify the Plan. Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of confirmation of the Plan by the acceptance of the Plan by at least one Class that is Impaired under the Plan.

The Debtors submit that the Plan does not “discriminate unfairly” for the purposes of section 1129(b) of the Bankruptcy Code. The Debtors believe that, under the Plan, all impaired Classes of Claims and Interests are treated in a manner that is consistent with the treatment of other Classes of Claims and Interests that are similarly situated, if any, and no class of Claims or Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims or Allowed Interests in such Class. Accordingly, the Debtors believe that the Plan does not discriminate unfairly as to any impaired Class of Claims or Interests.

The Debtors submit that the Plan is “fair and equitable” for the purposes of section 1129(b) of the Bankruptcy Code because, as set forth above and in the Plan, the Holders of Claims in Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 3 (Secured Tax Claims), and 7 (General Unsecured Claims) are Unimpaired and therefore deemed to have accepted the Plan. The Holders of Claims in Class 8 (Intercompany Claims) and Interests in Class 9 (Intercompany Interests) are either Unimpaired or Impaired, and are presumed to accept or deemed to reject the Plan. The Holders of Claims in Classes 4 (Prepetition Credit Agreement Claims), 5 (Senior Subordinated Noteholder Claims), 6 (Honeywell Plan Claims) and 10 (Section 510(b) Claims) and Interests in Class 11 (Existing Common Stock) may not receive a distribution equal to the Allowed amount of their Claims or Interests, as applicable, but no Holders of Claims or Interests junior to these Classes will receive a distribution under the Plan on account of such junior Claims or Interests except as otherwise consented to by the Holders in the senior Classes in accordance with the terms of the Plan.

Therefore, the requirements of section 1129(b) of the Bankruptcy Code would be satisfied in the event that the Debtors are required to cram down.

G.	Classification

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims (excluding administrative claims and certain other categories of claims) against, and equity interests in, a debtor into separate classes based upon their legal nature. Pursuant to section 1122 of the Bankruptcy Code, a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the Plan classifies all Claims and Interests in compliance with the provisions of the Bankruptcy Code because valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. Accordingly, the classification of Claims and Interests in the Plan complies with section 1122 of the Bankruptcy Code.

H.	Valuation of the Debtors

The Debtors investment bankers, Morgan Stanley and PWP, have prepared independent valuation analyses, which are attached to this Disclosure Statement as Appendix E (the “Valuation Analyses”). The Valuation Analyses should be considered in conjunction with the Risk Factors discussed in Article IX —Certain Risk Factors to Be Considered Prior to Voting of this Disclosure Statement, and the Financial Projections. The Valuation Analyses are dated as of December 14, 2020, and are based on data and information as of that date. Holders of Claims and Interests should carefully review the information in Appendix E in its entirety.

ARTICLE VI

VOTING PROCEDURES

On [•], the Bankruptcy Court entered an order, among other things, approving this Disclosure Statement, approving procedures for soliciting votes on the Plan, approving the form of the solicitation documents and various other notices, setting the voting record date, the Voting Deadline and the date of the Confirmation Hearing and establishing the relevant objection deadlines and procedures associated with Confirmation of the Plan, including the proposed assumption or rejection of certain of the Debtors’ executory contracts and unexpired leases (the “Solicitation Procedures Order”).18

The Solicitation Procedures Order, a copy of which is attached hereto as Appendix C, should be read in conjunction with this Article VI —Voting Procedures of this Disclosure Statement. For the purposes of Article VI —Voting Procedures of this Disclosure Statement, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Solicitation Procedures Order.

If you have any questions about (i) the procedures for voting your Claim or with respect to the packet of materials that you have received or (ii) the amount of your Claim, please contact the Debtors’ Solicitation Agent at (866) 812-2297 (U.S. toll-free), +800 3742 6170 (international toll-free) or (781) 575-4050 (U.S. Local (Toll) number). If you wish to obtain (at no charge) an additional copy of the Plan, this Disclosure Statement or other solicitation documents, you can obtain them from the Debtors’ case information website (located at http://www.kccllc.net/garrettmotion) or by requesting a copy from the Debtors’ Solicitation Agent, who can be reached at (877) 499-4509 (U.S. toll-free), +800 3742 6170 (international toll-free) or (917) 281-4800 (U.S. Local (Toll) number).

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Bankruptcy Rule 3020(b)(2), it may make such a determination without receiving evidence if no objection is timely filed.

In particular, and as described in more detail below, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that: (a) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes; (b) the Plan is “feasible,” meaning there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan; and (c) the Plan is in the “best interests” of all Holders of Claims and Interests, meaning that all such Holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all classes of Impaired Claims accept the Plan by the requisite votes, the Bankruptcy Court must still make an independent finding that the Plan satisfies these requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the Holders of Claims against and Interests in the Debtors.

[18]	Capitalized terms in this Article VI not otherwise defined in this Disclosure Statement or the Plan shall have the meanings ascribed to them in the Solicitation Procedures Order.

UNLESS THE BALLOT BEING FURNISHED IS TIMELY RECEIVED BY THE SOLICITATION AGENT ON OR PRIOR TO ARPIL 13, 2021 AT 8:00 P.M. EASTERN TIME, TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED TO BE SUBMITTED WITH SUCH BALLOT, THE DEBTORS WILL REJECT SUCH BALLOT AS INVALID AND, ACCORDINGLY, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.	Parties-in-Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof; or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, under section 1126(a) of the Bankruptcy Code, the holder of a claim or interest that is allowed under a plan is entitled to vote to accept or reject the plan if such claim or interest is impaired under the plan. Under section 1126(f) of the Bankruptcy Code, the holder of a claim that is not impaired under a plan is deemed to have accepted the plan, and the plan proponent need not solicit such holder’s vote. Under section 1126(g) of the Bankruptcy Code, the holder of an impaired claim or impaired interest that will not receive any distribution under the plan in respect of such claim or interest is deemed to have rejected the plan and is not entitled to vote on the plan. For a detailed description of the treatment of Claims and Interests under the Plan, refer to Article IV—Summary of the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.	Voluntary Releases under the Plan

The third-party release and injunction language in Sections 11.9 and 11.10 of the Plan is described above in Article IV.E of this Disclosure Statement.

HOLDERS OF CLAIMS OR INTERESTS WILL RECEIVE EITHER A BALLOT OR ELECTION FORM, IN EACH CASE, TO ALLOW SUCH HOLDER TO OPT IN TO THE RELEASES CONTAINED IN SECTION 11.9 OF THE PLAN BY CLEARLY MARKING THE “OPT-IN” BOX ON THE BALLOT PROVIDED TO SUCH HOLDER. ASSUMING SUCH BALLOT OR ELECTION FORM, AS APPLICABLE, IS TIMELY RECEIVED AND IN PROPER FORM, HOLDERS OF CLAIMS OR INTERESTS WHO CHECK THE “OPT-IN” BOX ON THE BALLOT OR ELECTION FORM WILL BE RELEASING PARTIES FOR PURPOSES OF SECTION 11.9 OF THE PLAN.

C.	Classes under the Plan

1.	Voting Classes

Classes 4 (Prepetition Credit Agreement Claims), 5 (Senior Subordinated Noteholder Claims), 6 (Honeywell Plan Claims) and 11 (Existing Common Stock) are or may be Impaired under, and entitled to vote to accept or reject, the Plan.

2.	Unimpaired Classes of Claims

Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 3 (Secured Tax Claims), and 7 (General Unsecured Claims) are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan.

3.	Other Non-Voting Classes

Claims and Interests in Classes 8 (Intercompany Claims) and 9 (Intercompany Interests) are held by Debtors and are either Impaired or Unimpaired and deemed to accept or deemed to reject the Plan. Claims in Class 10 (Section 510(b) Claims) are unliquidated, disputed or have not been adjudicated and Allowed as of the Voting Record Date, and therefore are not entitled to vote to accept or reject the Plan.

D.	Solicitation Packages

1.	Solicitation Packages for Voting Classes

As set forth in the Solicitation Procedures Order, the Debtors will distribute, or cause to be distributed, a solicitation package to each Holder of a Claim entitled to vote on the Plan (a “Solicitation Package”). The Solicitation Packages will contain:

g.	the cover letter to the Solicitation Package;

h.	the Confirmation Hearing Notice;

i.	the Solicitation Procedures Order (without accompanying exhibits), as entered;

j.	instructions detailing how to access copies of the Disclosure Statement and Plan on the Solicitation Agent’s website and how to request hard copies of the Disclosure Statement and Plan;

k.	the applicable Ballot with detailed voting instructions and a pre-addressed, postage pre-paid return envelope; and

l.	such other materials as the Bankruptcy Court may direct.

2.	Notices for Non-Voting Classes

Under section 1126(f) of the Bankruptcy Code, classes that are not impaired under a plan are deemed to accept the plan. Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 3 (Secured Tax Claims, and 7 (General Unsecured Claims) are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to accept the Plan. Their votes to accept or reject the Plan will not be solicited.

As set forth in the Solicitation Procedures Order, in lieu of a Solicitation Package, such Holders in Unimpaired Classes will only receive, within five business days after the Solicitation Procedures Order has been entered (the “Solicitation Mailing Deadline”), (a) the Confirmation Hearing Notice (as defined in the Solicitation Procedures Order) and (b) a notice of unimpaired status (the “Notice of Unimpaired Status”), in each case by electronic service where possible.

Under section 1126(a) of the Bankruptcy Code, only “allowed” claims and interests may accept or reject a plan. Claims in Class 10 are unliquidated, disputed or have not been adjudicated and Allowed as of the Voting Record Date (as defined below), and therefore are not entitled to vote to accept or reject the Plan. Accordingly, their votes to accept or reject the Plan will not be solicited.

As set forth in the Solicitation Procedures Order, in lieu of a Solicitation Package, the Debtors propose to serve on such non-voting Holders, on or before the Solicitation Mailing Deadline: (i) a Confirmation Hearing Notice and (ii) a notice of impaired non-voting status (the “Notice of Impaired Non-Voting Status” and, together with the Notice of Unimpaired Status, the “Non-Voting Notices”), in each case by electronic service where possible.

The Non-Voting Notices will include an election form annexed to such notice (the “Election Form”) to permit Holders to opt in to the voluntary release in Section 11.9 of the Plan. The deadline for Holders of Claims and Interests to opt in to the releases contained in Section 11.9 of the Plan is the Voting Deadline. The Election Form also includes clear instructions regarding how to submit the Election Form and a pre-addressed, postage pre-paid return envelope.

E.	Voting Procedures

1.	Ballots

The record date for voting on the Plan is March 9, 2021 (the “Voting Record Date”). Accordingly, only Holders of record as of the Voting Record Date that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

In voting for or against the Plan, please use (i) only the Ballot sent to you with this Disclosure Statement or (ii) the online electronic ballot portal. If you are a Holder of a Claim in Class 4, 5, 6 or 11 and did not receive a Ballot, if your Ballot is damaged or lost or if you have any questions concerning voting procedures, please contact the Solicitation Agent at (877) 499-4509 (U.S. toll-free), +800 3742 6170 (international toll-free) or (917) 281-4800 (U.S. local (toll) number), or by email at GarrettInfo@kccllc.com.

2.	Submitting Ballots

If you are entitled to vote to accept or reject the Plan, you should read carefully, complete and submit your Ballot in accordance with the instructions in your Ballot.

To be counted, all Ballots must be properly executed, completed and delivered by: (i) first-class mail (using the reply envelope provided in the Solicitation Package or otherwise), (ii) overnight mail, (iii) hand delivery or (iv) the online electronic ballot portal (as described on the Ballot), in each case so that they are actually received NO LATER THAN 8:00 P.M. EASTERN TIME ON APRIL 13, 2021 by the Solicitation Agent. If you are submitting a Ballot via first-class mail, it should be sent to:

Garrett Motion Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

222 N. Pacific Coast Highway, Suite 300

El Segundo, CA 90245

If you are submitting a Ballot via hand delivery or overnight mail, it should be sent to:

Garrett Motion Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

222 N. Pacific Coast Highway, Suite 300

El Segundo, CA 90245

If you are submitting a Ballot via the online electronic ballot portal:

Visit the Solicitation Agent’s website at http://www.kccllc.net/garrettmotion, click on the “Submit E-Ballot or Opt-In Form” section of the Debtors’ website and follow the instructions to submit your electronic Ballot.

If you are a Beneficial Holder19 of Claims or Interests in Class 5 or 11 and received a Ballot for Beneficial Holders (a “Beneficial Holder Ballot”), you must return the Beneficial Holder Ballot to your broker, bank or other nominee, or the agent of a broker, bank or other nominee (each of the foregoing, a “Nominee”), in accordance with the instructions provided by your Nominee, who will then submit a master ballot (the “Master Ballot”) on your behalf.

The method of delivery of Ballots to be sent to the Solicitation Agent is at the election and risk of each Holder of a Claim or Interest. Except as otherwise provided in the Plan, such delivery will be deemed made only when Debtors’ Solicitation Agent actually receives the original executed Ballot. In all cases, sufficient time should be allowed to assure timely delivery. For submissions via first-class mail, overnight courier or hand delivery, original, executed Ballots are required. Ballots will not be accepted by facsimile transmission, electronic mail or other electronic means of transmission (except via the Solicitation Agent’s e-ballot platform).

[19]

A “Beneficial Holder” means a beneficial owner of publicly traded securities whose Claims or Interests have not been satisfied prior to the Record Date pursuant to Court order or otherwise, as reflected in the records maintained by the Nominees holding through the respective indenture trustee or transfer agent (as applicable).

Ballots received after the Voting Deadline will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected.

Ballots must be signed, legible, and contain sufficient information to identify the Holder of the Claim.

Ballots must be clearly marked to either accept or reject the Plan (but not both) and may not partially accept or partially reject the Plan.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must indicate such capacity when signing the Ballot and, if required or requested by the Debtors’ Solicitation Agent, the Debtors or the Court, must submit proper evidence to the requesting party to so act on behalf of such Holder. In addition, you must provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to this Ballot.

No Ballot should be sent to the Debtors, or the Debtors’ financial or legal advisors, agents or representatives (other than the Solicitation Agent), and if so sent will not be counted. If no Holders of Claims or Interests in a particular Class that is entitled to vote on the Plan vote to accept or reject the Plan, then such Class shall be deemed to accept the Plan.

After the Voting Deadline, no Ballot may be withdrawn or modified without the prior consent of the Debtors. If multiple Ballots are received from the same Holder with respect to the same Claim or Interest prior to the Voting Deadline, the last Ballot timely received will supersede and revoke any earlier received Ballots; provided, however, where ambiguity exists with respect to which Ballot was the latest dated, the Solicitation Agent has the right to determine the appropriate tabulation of such Ballot and to contact the respective Holder to determine such Holder’s intent in connection therewith.

Subject to certain restrictions and requirements set forth in section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan as it applies to any particular Debtor, including the Plan Supplement, without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, including the Plan Supplement, the Disclosure Statement or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and effects of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, including the Plan Supplement, without further order or approval of the Bankruptcy Court, subject to all applicable consent rights; provided that such adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests and are otherwise permitted under section 1127(b) of the Bankruptcy Code.

Entry of a Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Voting

A Holder of a Claim or Interest entitled to vote on the Plan may vote to accept or reject the Plan only if no party-in-interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes).

ARTICLE VII

EFFECT OF CONFIRMATION

A.	Binding Effect of Confirmation

Confirmation will bind the Debtors and all Holders of Claims and Interests to the provisions of the Plan, whether or not the Claim or Interest of any such Holder is impaired under the Plan and whether or not any such Holder of a Claim or Interest has accepted the Plan. Confirmation will have the effect of converting all Claims and Interests into rights to receive the treatment specified in Article IV—Summary of the Plan, unless otherwise expressly provided in the Plan.

B.	Good Faith

Confirmation of the Plan will constitute a finding that: (i) the Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code and (ii) all solicitations of acceptances or rejections of the Plan have been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

ARTICLE VIII

SECURITIES LAW MATTERS

A.	Bankruptcy Code Exemptions from Registration Requirements

1.	Issuance

The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and applicable Blue Sky Laws exempt from federal and state securities registration requirements (a) the offering, issuance, exchange, distribution or sale of Securities pursuant to the Plan and (b) subsequent transfers of such Securities. The Plan provides for the issuance of the Subscription Rights to 1145 Eligible Holders and Accredited Investor Eligible Holders, the issuance of 1145 Offered Shares to 1145 Eligible Holders in the 1145 Rights Offering pursuant to the 1145 Rights Offering Procedures , the issuance of Series B Preferred Stock to Honeywell and the issuance of GMI Common Stock to Holders of Existing Common Stock (collectively, the “1145 Securities”) without registration under the Securities Act (and any applicable Blue Sky Laws) in reliance upon section 1145 of the Bankruptcy Code to the extent such exemption is available. In addition, the Plan provides for the issuance to Accredited Investor Eligible Holders of Accredited Investor Offered Shares in the Accredited Investor Rights Offering pursuant to the Accredited Investor Rights Offering Procedures and the issuance of shares of Convertible Series A Preferred Stock (including Unsubscribed Shares) to the PSA Investors pursuant to the Equity Backstop Commitment Agreement and the Plan Support Agreement (collectively, the “4(a)(2) Securities” and, with the 1145 Securities, the “Plan Securities”) without registration under the Securities Act in reliance upon the registration exemption provided in Section 4(a)(2) of the Securities Act (including, with respect to the Accredited Investor Offered Shares issued under the Accredited Investor Rights Offering, Rule 506 of Regulation D thereunder).

To the extent that section 1145 of the Bankruptcy Code is applicable, the Debtors believe that the Plan Securities are “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and applicable Blue Sky Laws. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and Blue Sky Laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property. To the extent that section 1145 of the Bankruptcy Code is applicable, the Debtors believe that the issuance and distribution of the Plan Securities satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and Blue Sky Laws; however, the availability of such exemptions cannot be known unless individual states’ Blue Sky Laws are examined, and recipients of Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration in any given instance.To the extent section 1145 of the Bankruptcy Code is applicable, the Plan Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

To the extent the Plan Securities are issued pursuant to the Plan in reliance on section 4(a)(2) of the Securities Act (including, with respect to the issuance of the Accredited Investor Offering Shares in the Accredited Investor Rights Offering, Rule 506 of Regulation D thereunder), the offering, issuance, exchange, or distribution of such Securities pursuant to the Plan shall be conducted in a manner that is exempt from, among other things, the registration requirements of section 5 of the Securities Act. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and Regulation D provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that the investors participating therein qualify as Accredited Investors. The Accredited Investor Rights Offering is structured to be available only to Holders who certify that they are Accredited Investors and who submit documentation allowing verification of their status as Accredited Investors. Any such Plan Securities shall be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and shall only be transferable if registered under the Securities Act or if transferred pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

In connection with the Effective Date, New GMI will grant customary registration rights to (i) the PSA Investors and (ii) each Accredited Investor Eligible Holder who becomes the beneficial owner of shares of Convertible Series A Preferred Stock pursuant to the Accredited Investor Rights Offering (a “Registration Rights Eligible Accredited Investor”), covering (i) the shares of Convertible Series A Preferred Stock received by the PSA Investors and the Registration Rights Eligible Accredited Investors pursuant to the Plan and (ii) the GMI Common Stock issuable to such persons upon conversion of their shares of Convertible Series A Preferred Stock, which will enable such persons to sell such shares of GMI Common Stock pursuant to a registration statement under the Securities Act. Such registration rights will not be made available to any other subscribers of the Offered Shares in the Rights Offering.

Should New GMI elect on or after the Effective Date to reflect any ownership of the Securities to be issued under the Plan through the facilities of the Depository Trust Company (“DTC”), New GMI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary herein, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

2.	Subsequent Transfers

(a) Plan Securities Issued Under Section 1145 of the Bankruptcy Code

To the extent that section 1145 of the Bankruptcy Code is applicable, the Plan Securities issued pursuant to the Plan that are covered by the Section 1145(a)(1) exemption may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of such Plan Securities are exempt from registration under the Securities Act and applicable Blue Sky Laws unless the Holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(i) Persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

(ii) Persons who offer to sell securities offered under a plan for the Holders of such securities;

(iii) Persons who offer to buy such securities from the Holders of such securities, if the offer to buy is:

(A) with a view to distributing such securities and

(B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan or

(iv) a Person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer.

Whether or not any particular Person would be deemed to be an “underwriter” with respect to the Plan Securities or any other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving any Plan Securities or other securities under the Plan would be an “underwriter” with respect to such Plan Securities or other securities.

To the extent that section 1145 of the Bankruptcy Code is applicable and to the extent that Persons who receive any Plan Securities pursuant to the Plan are deemed to be “underwriters,” resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters may, however, be permitted to sell such Plan Securities without registration pursuant to the provisions of Rule 144 under the Securities Act. As described in further detail below, Rule 144 provides an exemption for the public resale of securities, such as Plan Securities, if certain conditions are met. These conditions depend on whether the holder of the securities is considered to be an “affiliate” of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

To the extent that section 1145 of the Bankruptcy Code is applicable, an 1145 underwriter who is an affiliate of the issuer may resell Plan Securities after a six-month holding period only if, at the time of the sale, certain current public information regarding the issuer is available and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold or the average weekly reported volume of trading in such restricted securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations. Third, if the sale exceeds 5,000 restricted securities or has an aggregate sale price greater than $50,000 in any three-month period, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

An 1145 underwriter who is not, and has not been for at least three months, an affiliate of the issuer or its predecessor may resell Plan Securities after a six-month holding period if, at the time of the sale, there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the 12 months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain company information is made publicly available.

Recipients of 1145 Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Law.

(b) Plan Securities Issued Under Section 4(a)(2) of the Securities Act

To the extent the Plan Securities are issued as 4(a)(2) Securities, such 4(a)(2) Securities will be deemed “restricted securities” (within the meaning of Rule 144 under the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

The Debtors do not plan to register the 4(a)(2) Securities. Thus, persons who receive 4(a)(2) Securities will not be permitted to offer, sell or otherwise transfer their 4(a)(2) Securities except pursuant to an available exemption from registration. All persons who purchase 4(a)(2) Securities will be required to agree that they will not offer, sell or otherwise transfer any 4(a)(2) Securities other than pursuant to an effective registration statement under the Securities Act or an available exemption from registration thereunder.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange

Act of 1934 during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that New GMI will continue to be a reporting issuer and file all such required periodic reports and that current public information will be available to allow resales by non-affiliates when the six-month holding period expires (approximately six months after the emergence date).

An affiliate may resell restricted securities after the six-month holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the greater of 1% of the average weekly reported volume of trading in such restricted securities during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations. Third, if the sale exceeds 5,000 restricted securities or has an aggregate sale price greater than $50,000, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least six months after the Effective Date. Accordingly, each holder of 4(a)(2) Securities will be required to hold its 4(a)(2) Securities for at least six months and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, unless such sale is made pursuant to an effective registration statement under the Securities Act.

All 4(a)(2) Securities will be issued in uncertified form and each book-entry statement evidencing the 4(a)(2) Securities shall bear a restrictive legend. Each book-entry statement in the share ledger or other appropriate records maintained by New GMI evidencing any 4(a)(2) Security shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS BOOK ENTRY WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

New GMI will reserve the right to require certification or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. New GMI will also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144.

Any persons receiving “restricted securities” under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

ARTICLE IX

CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS OR INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have a material adverse effect on the Debtors’ business. A delay in the bankruptcy proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Plan Confirmation

The Debtors can make no assurances that they will receive the requisite acceptances to confirm that Plan or that the conditions to Confirmation will be satisfied or waived. Further, if the requisite acceptances are not received, the Debtors may seek to accomplish an alternative restructuring and obtain acceptances to an alternative plan of reorganization for the Debtors, or otherwise, that may not have the support of the Holders of Claims or Interests and/or may be required to liquidate these Estates under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Holders of Claims or Interests as those proposed in the Plan.

If the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could nevertheless decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive in a subsequent plan of reorganization.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Subject to the terms and conditions of the Plan, any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to any such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

3.	Objections to Classification of Claims and Interests

Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Interests in, the Debtors. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek (i) to modify the Plan to provide for whatever classification might be required for Confirmation and (ii) to use the acceptances received from any Holder of Claims or Interests pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could materially adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires re-solicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder, regardless of the Class as to which such Holder is ultimately deemed to be a member.

4.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party-in-interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

5.	Risk of Non-Approval by the Bankruptcy Court of the Restructuring Transactions

There can be no assurance that the Debtors will be able to obtain approval and complete the proposed Restructuring Transactions, or any other significant reorganization transaction, including as a result of objections from the Debtors’ stakeholders. Such objections from stakeholders could result from stakeholders’ preference for an alternative plan of reorganization.

If the Debtors are unable to complete the proposed Restructuring Transactions in the Chapter 11 Cases, it may be necessary to seek additional funding sources, or convert from the chapter 11 reorganization process to a chapter 7 liquidation process. If the proposed Restructuring Transactions are completed, it may not generate the anticipated or desired outcomes (including with respect to consideration received).

6.	The Debtors Could Modify the Rights Offerings

The Debtors may modify the procedures governing the Rights Offerings subject to the consent rights set forth in the Plan Support Agreement to, among other things, adopt additional detailed procedures if necessary to administer the distribution and exercise of subscription rights or to comply with applicable law. Such modifications may adversely affect the rights of those participating in the Rights Offerings.

7.	The Bankruptcy Court May Not Approve the Rights Offerings

The Bankruptcy Court may not approve the Rights Offerings. Failure to obtain the Bankruptcy Court’s approval of the Rights Offerings could prevent the Debtors from consummating the Plan and the transactions contemplated thereby.

8.	Risk of Termination of the Backstop Commitment Agreement

The Backstop Commitment Agreement contains certain provisions that give the parties the ability to terminate the Backstop Commitment Agreement, if various conditions are not satisfied. Termination of the Backstop Commitment Agreement could prevent the Debtors from consummating the Plan.

9.	Risk of Termination of the Restructuring Support Agreement

The RSA contains certain provisions that give the Debtors and the Consenting Lenders the ability to terminate the RSA if various conditions are satisfied. Termination or breach of the RSA could result in the loss of support for the Plan by important creditor constituencies and could result in protracted Chapter 11 Cases.

10.	Risk of Termination of the Plan Support Agreement

The Plan Support Agreement contains certain provisions that give the Debtors and the Commitment Parties the ability to terminate the Plan Support Agreement if various conditions are satisfied. Termination or breach of the Plan Support Agreement could result in the loss of support for the Plan by important creditor constituencies and could result in the withdrawal of the Plan and protracted Chapter 11 Cases.

11.	Risk of Nonoccurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

12.	Closing of the Restructuring Transactions Is Dependent on a Number of Conditions that May Not Occur

The closing of the Restructuring Transactions in connection with consummation of the Plan remains contingent on a number of conditions set forth in the Restructuring Transactions, including regulatory approvals if necessary. There is a risk that the Debtors will be unable to satisfy all conditions to closing the Restructuring Transactions.

13.	Risk of the Inability to Obtain Regulatory Approval

The closing of the Restructuring Transactions is subject to regulatory review in the United States, including in connection with the Hart-Scott-Rodino Act (“HSR Act” or “HSR”), and regulatory approval outside the United States, including in Austria and Germany, under their respective merger control laws.

The Debtors and Equity Commitment Parties, as applicable, will submit filings for such regulatory approval of the Restructuring Transactions but there can be no assurances that the merger control agencies in China and Mexico will approve the Restructuring Transactions.

14.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a Chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting class. The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation of the Plan may result in, among other things, increased expenses and the expiration of any commitment to provide support for the Plan, financially or otherwise.

15.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

16.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes. The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

17.	Certain Creditors May Bring Litigation Against the Debtors

Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court will confirm the Plan. Further, third parties, including certain of the Debtors’ creditors, may bring litigation against the Debtors during the course of these Chapter 11 Cases, the outcome of which is uncertain. Although the Debtors believe the Plan satisfies all of the requirements necessary for Confirmation by the Bankruptcy Court, creditors and other parties-in-interest may bring objections to challenge Confirmation of the Plan.

18.	The Total Amount of Allowed General Unsecured Claims May Be Higher Than Anticipated by the Debtors.

With respect to holders of Allowed General Unsecured Claims, the claims filed against the Debtors’ estates may be materially higher than the Debtors have estimated. There can be no assurance that the estimated amount of Claims is correct, and the actual Allowed amounts of Claims may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated therein.

19.	The Total Amount of Allowed Administrative and Priority Claims May Be Higher or the Amount of Distributable Cash May Be Lower Than Anticipated By the Debtors

The amount of Cash the Debtors’ ultimately receive on account of the Restructuring Transactions and from other sources prior to and following the Effective Date may be lower than anticipated. Additionally, Allowed Administrative Expense Claims and Allowed Priority Claims maybe higher than anticipated. Accordingly, there is a risk that the Debtors will not be able to pay in full in cash all Administrative Expense Claims and Priority Claims on the Effective Date as is required to confirm a chapter 11 plan of reorganization.

20.	Third-Party Offers

The Debtors may receive inquiries or offers from third parties related to the disposition of all or a substantial amount of their assets, which the Debtors may choose to pursue. Such disposition could cause the Debtors to recognize significant losses, which could have a material adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

21.	Failure to Consummate the Plan

As of the date of this Disclosure Statement, there can be no assurance that the conditions to consummation of the Plan will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and that the contemplated restructuring will be completed.

22.	Conversion into Chapter 7 Cases

If the Bankruptcy Court finds that it would be in the best interest of the Holders of Claims or Interests, the Bankruptcy Court may convert the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities under the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided in a chapter 11 plan because of (a) the likelihood that assets would have to be sold in a disorderly fashion over a short period of time, when commodity prices are at historically low levels, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee and (c) additional expenses and Claims, including Claims resulting from the rejection of certain Unexpired Leases and other Executory Contracts in connection with the cessation of operations.

23.	Plan Releases, Injunctions and Exculpation Provisions May Not Be Approved

There can be no assurance that the Plan releases, injunctions and exculpation provisions, as provided in Sections 11.7, 11.8 and 11.10 of the Plan, will be granted. Failure of the Bankruptcy Court to grant such relief may result in a plan of reorganization that differs from the Plan or the Plan not being confirmed.

24.	The Amount of Available Distributions, if Any, May Vary

While the Debtors have attempted to project what they believe are likely distributions, if any, to be made to parties holding Allowed Claims, there can be no certainty that the projections will be accurate and that Holders will receive the value of distributions described in the Plan. The projections will necessarily be affected by, among other things, recoveries generated in connection with the liquidation of all of the Debtors’ remaining assets, the outcome of objections to Claims, and the cost and expenses of such actions and generally administering and winding down the Debtors’ Estates.

25.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

26.	Uncertainty of Extraterritorial Recognition of Plan Confirmation

The assets and operations of the Debtors and their non-debtor affiliates span more than 22 countries. Although the Debtors will make every effort to ensure that any Confirmation Order entered by the Bankruptcy Court and the steps taken pursuant to the Confirmation Order to implement the restructuring are recognized and are effective as a matter of foreign law, as applicable, it is possible that if a creditor or stakeholder were to challenge the restructuring and a foreign court were required to adjudicate on the effectiveness of the restructuring, that foreign court may refuse to recognize the effect of the Confirmation Order.

B.	Risk Factors Relating to Securities to Be Issued Under the Plan.

1.	Market for GMI Common Stock

New GMI intends to relist the GMI Common Stock on a national securities exchange, such as the New York Stock Exchange or NASDAQ, following the Effective Date, subject to meeting applicable listing requirements. However, there can be no assurance as to when or whether any such listing will occur or as to the liquidity of any market for the GMI Common Stock. The lack of listing on a national securities exchange may impair the ability of holders of the GMI Common Stock to sell their shares at the time they wish to sell them or at a price that they consider reasonable. The lack of listing on a national securities exchange may also reduce the fair market value of the shares of the GMI Common Stock. Furthermore, even if the GMI Common Stock is listed on a national securities exchange, because of the potentially limited market and low volume of trading in the GMI Common Stock, the price of the GMI Common Stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in New GMI’s operating results, changes in the markets’ perception of New GMI’s business, and announcements made by New GMI, its competitors, or parties with whom it has business relationships.

In connection with the Effective Date, New GMI will grant customary registration rights to (i) the PSA Investors and (ii) each Accredited Investor Eligible Holder who is a Registration Rights Eligible Accredited Investor covering (a) the shares of Convertible Series A Preferred Stock received by the PSA Investors and the Registration Rights Eligible Accredited Investors pursuant to the Plan and (b) the GMI Common Stock issuable to such persons upon conversion of their shares of Convertible Series A Preferred Stock, which will enable such persons to sell such shares of GMI Common Stock pursuant to a registration statement under the Securities Act. Such registration rights will not be made available to any other subscribers of the Offered Shares in the Rights Offering.

2.	Market for Convertible Series A Preferred Stock

New GMI is not required to list the Convertible Series A Preferred Stock on any national securities exchange. To the extent that the Convertible Series A Preferred Stock is not listed on any national securities exchange, the lack of such listing may impair the ability of holders of the Convertible Series A Preferred Stock to sell their shares at the time they wish to sell them or at a price that they consider reasonable without first converting the Convertible Series A Preferred Stock into GMI Common Stock or at all. The lack of listing on a national securities exchange may also reduce the fair market value of the shares of the Convertible Series A Preferred Stock. Furthermore, without a listing on a national securities exchange, because of the potentially limited market and low volume of trading in the Convertible Series A Preferred Stock, the price of the Convertible Series A Preferred Stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in New GMI’s operating results, changes in the markets’ perception of New GMI’s business, and announcements made by New GMI, its competitors, or parties with whom it has business relationships.

In connection with the Effective Date, New GMI will grant customary registration rights to (i) the PSA Investors and (ii) each Accredited Investor Eligible Holder who is a Registration Rights Eligible Accredited Investor covering (a) the shares of Convertible Series A Preferred Stock received by the PSA Investors and the Registration Rights Eligible Accredited Investors pursuant to the Plan and (b) the GMI Common Stock issuable to such persons upon conversion of their shares of Convertible Series A Preferred Stock, which will enable such persons to sell such shares of GMI Common Stock pursuant to a registration statement under the Securities Act. Such registration rights will not be made available to any other subscribers of the Offered Shares in the Rights Offering.

3.	Potential Dilution

The ownership percentage represented by the GMI Common Stock distributed on the Effective Date under the Plan to the Holders of Interests will be subject to dilution from any other shares that may be issued post-emergence, including, without limitation, (i) any management incentive plan established by New GMI, (ii) the conversion of the Convertible Series A Preferred Stock, and (iii) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence (such as any shares of the Convertible Series A Preferred Stock issued as a payment-in-kind dividend on outstanding shares of the Convertible Series A Preferred Stock), including in connection with any conversion of any shares of Convertible Series A Preferred Stock into GMI Common Stock. On an as converted basis and assuming that the Rights Offerings are fully subscribed and that no additional Series A Preferred Stock is issued as payment in kind dividends, Holders of Existing Common Stock will have received approximately 57.5% of the GMI Common Stock on a fully-diluted basis under the Plan, and will have received approximately 23.5% of the GMI Common Stock on a fully-diluted basis under the Plan assuming no participation by such Holders in the Rights Offerings (other than the members of the COH Group).

In the future, similar to all companies, additional equity financings or other share issuances by New GMI could adversely affect the value of the GMI Common Stock issuable upon such conversion. The amount and dilutive effective of any of the foregoing could be material.

4.	Controlling Holders

Upon the Effective Date, the Plan Sponsors may acquire a significant ownership interest of the voting control of New GMI. If the Plan Sponsors were to act as a group, the Plan Sponsors may be in a position to control the outcome of actions requiring stockholder approval subject to applicable stock exchange listing requirements and the terms of any governing governance documents, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of New GMI and, consequently, have an impact upon the value of the GMI Common Stock. This concentration of ownership could further reduce the “public float” in the GMI Common Stock or the New Preferred Stock, resulting in reduced liquidity and, potentially, market value of the GMI Common Stock or the New Preferred Stock.

5.	Implied Valuation of GMI Common Stock or New Preferred Stock May Not Represent Trading Value of GMI Common Stock or New Preferred Stock

Any implied valuation of the GMI Common Stock or New Preferred Stock stated herein or in the Plan is not intended to represent the expected trading value of GMI Common Stock or New Preferred Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates, (b) conditions in the financial markets, (c) the anticipated initial securities of creditors receiving GMI Common Stock or New Preferred Stock under the Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and (d) other factors that generally influence prices of securities. Factors unrelated to New GMI’s actual operating performance and other factors not possible to predict could affect the market price of the GMI Common Stock or New Preferred Stock, including, without limitation, the complexity of New GMI’s capital structure, the complexity of the terms of the New Preferred Stock, the existence of the Series B Preferred Stock and the payments owed to Honeywell thereunder and the potentially limited liquidity for the GMI Common Stock and the Convertible Series A Preferred Stock. Accordingly, the implied value of the securities to be issued, stated herein and in the Plan, should not be construed as reflecting values that will be attained for the GMI Common Stock or New Preferred Stock in the public or private markets.

6.	Equity Interests Subordinated to New GMI’s Indebtedness

In any subsequent liquidation, dissolution, or winding-up of New GMI, GMI Common Stock and New Preferred Stock would rank below all debt claims against New GMI. As a result, holders of the GMI Common Stock or New Preferred Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of New GMI until after all New GMI’s obligations to their debt holders have been satisfied.

7.	The Consideration Under the Plan Does Not Reflect an Independent Valuation of Claims Against or Interests in the Debtors

The Debtors have not obtained or requested an opinion from any bank or other firm as to the fairness of the consideration under the Plan. Holders of Claims or Interests should carefully review the Financial Projections, Valuation Analyses and in their entirety.

8.	No Dividends or Share Repurchases

New GMI may not pay any dividends on or repurchase shares of the GMI Common Stock and may instead retain any future cash flows for debt reduction and to support its operations. The terms of the New Preferred Stock place significant limitations on our ability to pay dividends on or repurchase shares of GMI Common Stock, and payments made on the New Preferred Stock are expected to significantly reduce or eliminate any cash that New GMI might otherwise have available for the payment of dividends on or the repurchase of shares of GMI

Common Stock. As a result, the success of an investment in the GMI Common Stock may depend entirely upon any future appreciation in the value of the GMI Common Stock without the benefit of share repurchases by New GMI. There is no guarantee that the GMI Common Stock will appreciate in value or even maintain its initial value.

9.	Upon the Occurrence of Certain Events, New GMI May Have to Make Certain Payments to Holders of the New Preferred Stock

Upon the occurrence of certain events, Holders of New Preferred Stock may be entitled to certain payments. If triggered, such payments may adversely affect Holders of GMI Common Stock. The potential that New GMI may be required to pay such amounts may impact the prices at which the GMI Common Stock and the New Preferred Stock may trade.

10.	Limited Investment Opportunity for Certain Investors

Only Accredited Investor Eligible Holders will be entitled to subscribe for their full proportional allocation of the Offered Shares. Investors who are only 1145 Eligible Holders will only be entitled to subscribe for their proportional allocation of the 1145 Offered Shares. This may result in further dilution to the equity interests in New GMI of investors who are only 1145 Eligible Holders, and such dilution may be significant.

C.	Risks Related to Debtors’ Ongoing Operations during the Case

1.	The Debtors Will Be Subject to Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (i) ability to develop, confirm, and consummate the Plan; (ii) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (iii) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (iv) ability to maintain contracts that are critical to the Debtors’ operations; (v) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (vi) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings and (vii) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers and other third parties, which, in turn, could materially adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

2.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Business

The Debtors’ future results will be dependent upon the successful Confirmation and implementation of the Plan. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, the Debtors’ management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

3.	Undue Delay in Confirmation May Disrupt Operation of the Debtors

Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

The continuation of the Chapter 11 Cases, particularly if the Plan is not confirmed in the time frame currently contemplated, could materially adversely affect operations. If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and other case expenses. In addition, prolonged Chapter 11 Cases would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses.

4.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

Actual financial results will be subject to a number of factors, including automobile industry performance, general business and economic conditions, and other matters, many of which will be beyond the control of the Reorganized Debtors and may differ materially from the Financial Projections. If the Reorganized Debtors do not achieve projected revenue or cash flow levels, the Reorganized Debtors may lack sufficient liquidity to continue operating their businesses consistent with the Financial Projections after the Effective Date. The Financial Projections represent management’s view based on currently known facts, the successful Confirmation and implementation of the Plan and hypothetical assumptions regarding the Reorganized Debtors’ future operations and ability to finance such operations; they do not guarantee the Reorganized Debtors’ future financial performance.

5.	The Debtors’ Financial Projections Are Subject to Inherent Uncertainty Due to the Numerous Assumptions upon which They Are Based

The Plan relies upon the Financial Projections that are based on numerous assumptions including, without limitation, the timing, Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, automotive industry performance, general business and economic conditions, competition, adequate financing, absence of material claims, the ability to make necessary capital expenditures, use of unrestricted cash, the ability to control future operating expenses, and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. Particular uncertainties with respect to the Reorganized Debtors’ operations and financial results arise from the risks and uncertainties relating to changes in the demand for the Reorganized Debtors’ automotive technologies; legislation and regulations relating to the automotive industry; operational, permit and labor-related factors; fluctuations in the amount of cash the Reorganized Debtors will generate from operations and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.

Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, perhaps materially, the Financial Projections should not be relied upon as an assurance of the actual results that will occur. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization implemented will occur or, even if they do occur, that they will have the anticipated effects on the Reorganized Debtors and their businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of any plan of reorganization.

Except with respect to the Financial Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement and the Plan do not reflect any events that might occur subsequent to the date hereof. Such events could have a material impact on the information contained in this Disclosure Statement and the Plan. Neither the Debtors nor the Reorganized Debtors intend to update the Financial Projections. The Financial Projections therefore may not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

6.	Undue Delay in Confirmation May Disrupt Operations of the Debtors

The continuation of the Chapter 11 Cases, particularly if the Plan is not confirmed in the time frame currently contemplated, could materially adversely affect operations. If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and other case expenses. In addition, prolonged Chapter 11 Cases would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses.

7.	Availability of DIP Facility

The DIP Facility is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing. There is no assurance that the Debtors will be able to obtain additional financing from the Debtors’ existing lenders or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

D.	Operational Risks for the Reorganized Debtors

1.	Risks Related to the Company’s Business and Industry

The Company is subject to various risks and uncertainties in the course of its business. Discussions of such risks and uncertainties may be found in Part I, Item 1A, Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A, Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and September 30, 2020.

2.	The Cyclical and Unpredictable Nature of the Automotive Industry

The Debtors’ businesses are directly related to and automotive vehicle production and sales. A substantial portion of the Debtor’s customers are OEMs in the automotive industry. The automotive industry is subject to rapid technological change often driven by regulatory changes, vigorous competition, short product life cycles and cyclical and reduced consumer demand patterns. Automotive sales and production can also easily be affected by labor relations issues, regulatory requirements, trade agreements, the availability of consumer financing, and other similar factors.

A significant decrease in the sale of automotive vehicles would likely result in substantially all of the Debtors’ customers lowering vehicle production schedules, which would have a direct impact on the Debtors’ earnings and cash flows. Any economic decline that results in the reduction of automotive sales and production may have an adverse effect on the Reorganized Debtors’ businesses, results of operations, and financial condition.

In addition to general economic conditions, automotive sales and automotive vehicle production also depend on other factors, such as supplier stability, factory transitions, capacity constraints, the costs and availability of consumer credit, consumer confidence and consumer preferences. The Debtors’ earnings are also affected by inventory levels and customer production levels. Due to the cyclical nature of the automotive industry, the Debtors cannot predict when their customers will decide to increase or decrease inventory levels or whether new inventory levels will approximate historical inventory levels. This uncertainty and other unexpected fluctuations could have a material adverse effect on the Reorganized Debtors’ businesses and their financial condition. The automotive industry is also seasonal in nature, meaning that some of the Reorganized Debtors’ customers may shut down vehicle production during certain months or weeks of the year. Such seasonality could also adversely affect the Reorganized Debtors’ sales during any given fiscal year.

3.	A Change in Product Mix Offered by Customers Can Impact Revenue

The Debtors are dependent on the continued growth, viability, and financial stability of their customers. The automotive industry is subject to rapid technological change, vigorous competition, short product life cycles and cyclical and reduced consumer demand patterns. When the Debtors’ customers are adversely affected by these factors, the Debtors may be similarly affected to the extent that their customers reduce the volume of orders for the Debtors’ products.

Even if overall automotive sales and production remain stable, changes in regulations and consumer preferences may shift consumer demand away from the types of vehicles that the Debtors prioritize or towards the types of vehicles where Debtors’ products generate smaller profit margins. A decrease in consumer demand for the specific types of vehicles that have traditionally included the Debtors’ turbocharger products, such as a decrease in demand for diesel-fueled vehicles in favor of gasoline-fueled vehicles or lower-than-expected consumer demand for specific types of vehicles that are part of the Debtors’ strategic growth plan, such as a decrease in demand for vehicles utilizing electric-hybrid and fuel cell powertrains in favor of full battery electric vehicles, could have a significant effect on the Reorganized Debtors’ business. If Reorganized Debtors are unable to anticipate significant changes in consumer sentiment, or if consumer demand for certain vehicle types changes more than expected, the results of operations and financial condition could be adversely affected.

Sales in the Debtors’ aftermarket operations are also directly related to consumer demand and spending for automotive aftermarket products, which may be affected by additional factors such as the average useful life of OEM parts and components, severity of regional weather conditions, highway and roadway infrastructure deterioration and the average number of miles vehicles are driven by owners. Improvements in technology and product quality are extending the longevity of vehicle component parts, which may result in delayed or reduced aftermarket sales. The Reorganized Debtors’ results of operations and financial condition could be adversely affected if the Reorganized Debtors fail to respond in a timely and appropriate manner to changes in the demand for their aftermarket products.

As a result of changes impacting their customers, sales mix can shift, which may have unfavorable (or favorable) impact on the Reorganized Debtors. A decrease in consumer demand for specific types of vehicles where the Debtors have traditionally provided significant content could have a detrimental effect on the Reorganized Debtors’ businesses.

4.	Dependence on a Small Number of Significant Customers

The Debtors’ 10 largest end-use customers accounted for approximately 75% of global sales for the fiscal year ended 2019. Although the Reorganized Debtors expect to maintain their relationships with their customers, the Reorganized Debtors may not always be able to maintain such relationships or continue to supply their customers at the current levels. While in most instances the Debtors’ customers agree to purchase their requirements for specific products from the Debtors, they are not required to purchase any minimum amount of product. A significant decrease in demand for certain key models sold by any of the Reorganized Debtors’ major customers or the ability of a manufacturer to resource and discontinue purchasing key models from the Reorganized Debtors could have a material adverse effect on the Reorganized Debtors’ businesses.

5.	Disruptions in the Supply of Goods and/or Services

In the operation of their businesses, the Debtors and their customers utilize a wide range of materials and supplies. A disruption in the supply of these materials could decrease the Reorganized Debtors’ production and shipping levels, which would increase the Reorganized Debtors’ operating costs and materially decrease profit margins. The automotive industry relies heavily on “just-in-time” delivery of components during the assembly and manufacture of vehicles. This “just-in-time” method makes the Debtors’ supply chain very complex and highly vulnerable to disruptions. Such disruptions could be caused by, among other things, a closure of one of the Debtors’ or their suppliers’ plants or critical manufacturing lines due to strikes, mechanical breakdowns, electrical outages, fires, explosions or political upheaval, as well as logistical complications due to pandemic, weather, global climate change, volcanic eruptions, or other natural or nuclear disasters, mechanical failures, delayed customs processing and more. A supply chain disruption could result in delivery delays, production issues, or the delivery of non-conforming products.

Further, the Reorganized Debtors’ operations, financial condition and cash flows could be adversely affected if the Reorganized Debtors’ third-party suppliers lack sufficient quality control or if there are significant changes in their financial or business condition. If the Reorganized Debtors’ third-party manufacturers fail to deliver products, parts and components of sufficient quality on time and at reasonable prices, the Reorganized Debtors could have difficulties fulfilling the orders on similar terms or at all, sales and profits could decline, and the Reorganized Debtors’ commercial reputation could be damaged.

Further, if the Debtors fail to adequately assess the creditworthiness and operational reliability of existing or future suppliers, if there is any unanticipated deterioration in their creditworthiness and operational reliability, or if the Debtors’ suppliers do not perform or adhere to the Debtors’ existing or future contractual arrangements, any resulting increase in nonperformance by them, the Reorganized Debtors’ inability to otherwise obtain the supplies or the Reorganized Debtors’ inability to enforce the terms of the contract or seek other remedies could have a material adverse effect on their financial condition and results of operations.

Thus, any delay or disruption in the Reorganized Debtors’ supply chain can have a catastrophic effect on the Reorganized Debtors’ operations. Even where these risks do not materialize, the Debtors may incur significant costs in making contingency plans for such risks. Moreover, if the Debtors fail to make timely deliveries in accordance with their contractual obligations, they generally have to absorb the costs for identifying and solving the “root cause” problem, producing replacement components or products and costs associated with overtime and premium freight. If the Debtors cause a customer to halt production, the customer may seek to recoup all of its losses and expenses from the Reorganized Debtors, which could be significant.

6.	Increase in Cost of Materials and Other Supplies

Significant changes in the markets where the Debtors purchase materials, components, and supplies for the production of their products may adversely affect the Debtors’ results of operations.

Raw material price fluctuations, the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of the products and services, impact the Reorganized Debtors’ ability to meet commitments to customers and cause the Reorganized Debtors to incur significant liabilities.

The cost and availability of raw materials (including, but not limited to, grey iron, aluminum, stainless steel and a nickel, iron and chromium-based alloy) are key elements in the cost of products. The Reorganized Debtors’ inability to offset material price inflation through increased prices to customers, formula or long-term fixed price contracts with suppliers, productivity actions or through commodity hedges could adversely affect the Reorganized Debtors’ results of operations.

The Debtors obtain components and other products and services from numerous suppliers and other vendors throughout the world. Many major components and product equipment items are procured or subcontracted on a single- or sole-source basis. Although the Debtors believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Short- or long-term capacity constraints or financial distress at any point in the Reorganized Debtors’ supply chain could disrupt operations and adversely affect financial performance, particularly when the affected suppliers and vendors are the sole sources of products that are required or that have unique capabilities, or when customers have directed the use of those specific suppliers and vendors. The Reorganized Debtors’ ability to manage inventory and meet delivery requirements may be constrained by their suppliers’ inability to scale production and adjust delivery of long-lead-time products during times of volatile demand. The Reorganized Debtors’ inability to fill their supply needs would jeopardize their ability to fulfill obligations under commercial contracts, and could result in reduced sales and profits, contract penalties or terminations, and damage to customer relationships.

7.	Competitive Automotive Supply Industry and New Technologies

The automotive industry is highly competitive. The Debtors’ future growth rate depends upon a number of factors, including the Debtors’ ability to: (i) identify emerging technological trends in target end-markets; (ii) develop and maintain competitive products; (iii) enhance products by adding innovative features that differentiate their products from those of their competitors; (iv) develop, manufacture and bring compelling new products to market quickly and cost effectively; and (v) attract, develop and retain individuals with the requisite technical expertise and understanding of customers’ needs to develop new technologies and introduce new products.

The Debtors have identified a trend towards increased development and adoption by OEMs of hybrid-electric powertrains, fuel cell powertrains and associated electric boosting technologies in preference to pure battery electric cars, which continue to face range, charging time and sustainability issues. The results of the Reorganized Debtors’ operations could be adversely affected if the Debtors’ estimates regarding adoption and penetration rates for hybrid-electric and fuel cell powertrains or for pure battery electric cars are incorrect.

While the Reorganized Debtors expect to emerge from the Chapter 11 Cases as a successful enterprise, there can be no assurance that the Reorganized Debtors’ products will be able to compete with the products of their competitors. Moreover, consolidation in the automotive industry may lead to decreased product purchases from the Reorganized Debtors. As a result, the Reorganized Debtors’ sales levels and margins could be adversely affected by pricing pressures coming from their customers and pricing actions of competitors. These factors have led to selective resourcing of business to competitors in the past and may also do so in the future.

8.	Risks Pertaining to Sales Contracts with Customers

When the Debtors win a bid to offer products and services to an OEM customer, the customer typically does not commit to award the Debtors its business until a separate contract has been negotiated, generally with a term ranging from one year to the life of the model (usually three to seven years). Once business has been awarded, the OEM customer typically retains the ability to terminate the arrangement without penalty and does not commit to purchase a minimum volume of products while the contract is in effect.

While the Debtors estimate awarded business using certain assumptions, including projected future sales volumes, the volume and timing of sales to the Reorganized Debtors’ customers may vary due to: variation in demand for the customers’ products; the customers’ attempts to manage their inventory; design changes; changes in the customers’ manufacturing strategy; the success of customers’ goods and models; and acquisitions of or consolidations among customers.

A significant decrease in demand for certain key models or a group of related models sold by any of the Debtors’ major customers, or the ability of a manufacturer to re-source and discontinue purchasing from the Debtors its requirements for a particular model or group of models, could have a material adverse effect on us. In particular, the Reorganized Debtors may be unable to forecast the level of customer orders with sufficient certainty to allow the Reorganized Debtors to optimize production schedules and maximize utilization of manufacturing capacity. Any excess capacity would cause the Reorganized Debtors to incur increased fixed costs in the Reorganized Debtors’ products relative to the net revenue the Reorganized Debtors generate, which could have an adverse effect on the Reorganized Debtors’ results of operations, particularly during economic downturns. Similarly, a significant failure or inability to adapt to increased production or desired inventory levels (including as a result of accelerated launch schedules for new automobile and truck platforms), comply with customer specifications and manufacturing requirements more generally or respond to other unexpected fluctuations, as well as any delays or other problems with existing or new products (including program launch difficulties) could result in financial penalties, increased costs, loss of sales, loss of customers or potential breaches of customer contracts, which could have an adverse effect on the Reorganized Debtors’ profitability and results of operations.

If actual production orders from the Reorganized Debtors’ customers are not consistent with the projections the Reorganized Debtors use in calculating the amount of awarded business, or if the Reorganized Debtors are unable to improve utilization levels for manufacturing lines that consequently are underutilized and correctly manage capacity, the increased expense levels could have an adverse effect on the Reorganized Debtors’ business, financial condition and results of operations, and the Reorganized Debtors could realize substantially less revenue over the life of these projects than the currently projected estimate.

Further, the Debtors negotiate sales prices annually with automotive customers. The Debtors’ customer supply agreements generally require step-downs in component pricing over the period of production. In addition, the Debtors’ customers often reserve the right to terminate their supply contracts at any time, which enhances their ability to obtain price reductions. OEMs have also exercised significant influence over their suppliers, because the automotive component supply industry is highly competitive and serves a limited number of customers. Based on these factors, the Debtors’ status as a tier 1 supplier (one that supplies vehicle components directly to manufacturers) and the fact that the Debtors’ customers’ product programs typically last a number of years and are anticipated to encompass large volumes, the Debtors’ customers are able to negotiate favorable pricing, and any cost-cutting initiatives that the Debtors’ customers adopt generally will result in increased downward pressure on the Reorganized Debtors’ pricing. Any resulting impacts to sales levels and margins, or the failure of technologies or products to gain market acceptance due to more attractive offerings by our competitors, could over time significantly reduce the Reorganized Debtors’ revenues and adversely affect the Reorganized Debtors’ competitive standing and prospects. In particular, large commercial settlements with the Reorganized Debtors’ customers may adversely affect the Reorganized Debtors’ results of operations.

9.	Risks Pertaining to Work Stoppages, Disruptions, or Relocation

The Debtors’ geographic footprint emphasizes locating, engineering and manufacturing capabilities in close physical proximity to the Debtors’ customers, thereby enabling the Debtors to adopt technologies and products for the specific vehicle types sold in each geographic market. Because the Debtors’ facilities offer localized services in this manner, a work stoppage or other disruption at one or more of their R&D, engineering or manufacturing and assembly facilities in a given region could have material adverse effects on the Reorganized Debtors’ business, especially insofar as it impacts the Reorganized Debtors’ ability to serve customers in that region.

Due to unforeseen circumstances or factors beyond the Reorganized Debtors’ control, the Reorganized Debtors may be forced to relocate their operations from one or more existing facilities to new facilities and may incur substantial costs, experience program delays and sacrifice proximity to customers and geographic markets as a result, potentially for an extended period of time. The automotive industry relies heavily on “just-in-time” delivery of components during the assembly and manufacture of vehicles, and if the Reorganized Debtors fail to make timely deliveries in accordance with their contractual obligations, the Reorganized Debtors’ will generally have to absorb their own costs for identifying and solving the “root cause” problem as well as expeditiously producing replacement components or products.

The Debtors typically must also carry the costs associated with “catching up,” such as overtime and premium freight. Additionally, if the Reorganized Debtors are the cause for a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be significant, and may include consequential losses such as lost profits.

In addition, a significant disruption in the supply of a key component due to a work stoppage or other disruption at one of the Debtors’ suppliers—or any other supplier—could impact the Reorganized Debtors’ ability to make timely deliveries to the Reorganized Debtors’ customers and, accordingly, have a material adverse effect on the Reorganized Debtors’ financial results. Where a customer halts production because of another supplier failing to deliver on time, or as a result of a work stoppage or other disruption, it is unlikely the Reorganized Debtors will be fully compensated, if at all.

10.	Risks Pertaining to Intellectual Property

The Debtors rely on a combination of patents, copyrights, trademarks, tradenames, trade secrets and other proprietary rights, as well as contractual arrangements, including licenses, to establish, maintain and protect Debtors’ intellectual property rights. Effective intellectual property protection may not be available, or Debtors may not be able to acquire or maintain appropriate registered or unregistered intellectual property, in every country in which Debtors do business. Accordingly, the Reorganized Debtors’ intellectual property rights may not be sufficient to permit us to take advantage of some business opportunities.

The protection of the Debtors’ intellectual property may require the Reorganized Debtors to spend significant amounts of money. Further, the steps Debtors take to protect their intellectual property may not adequately protect the rights or prevent others from infringing, violating or misappropriating their intellectual proprietary rights. Any impairment of the Reorganized Debtors’ intellectual property rights, including due to changes in U.S. or foreign intellectual property laws or the absence of effective legal protections or enforcement measures, could adversely impact the Reorganized Debtors’ businesses, financial condition and results of operations.

In addition, as the Debtors adopt new technology, the Reorganized Debtors face an inherent risk of exposure to the claims of others that they have allegedly violated their intellectual property rights. Successful claims that Debtors infringe on the intellectual property rights of others could require the Reorganized Debtors to enter into royalty or licensing agreements on unfavorable terms or cause Debtors to incur substantial monetary liability. The Reorganized Debtors may also be prohibited preliminarily or permanently from further use of the intellectual property in question or be required to change their business practices to stop the infringing use, which could limit the Reorganized Debtors’ ability to compete effectively. In addition, the Debtors’ customer agreements may require Debtors to indemnify the customer for infringement. The time and expense of defending against these claims, whether meritorious or not, may have a material and adverse impact on the Reorganized Debtors’ profitability, can be time-consuming and costly and may divert management’s attention and resources away from the Reorganized Debtors’ businesses. Furthermore, the publicity the Reorganized Debtors may receive as a result of infringing intellectual property rights may damage the Reorganized Debtors’ reputation and adversely impact the Reorganized Debtors’ existing customer relationships and the Reorganized Debtors’ ability to develop new business.

A number of the Debtors’ emerging opportunities in technology, products and services rely on key technologies developed or licensed from third parties. Many emerging technology offerings under development use software components or other intellectual property licensed from third parties, including both through proprietary and open source licenses. Should such emerging products become a significant part of product offerings, the Reorganized Debtors’ reliance on third-party licenses may present various risks to their business. These third-party software components may become obsolete, defective or incompatible with future versions of the Reorganized Debtors’ emerging technology offerings, relationships with these third parties may deteriorate, or agreements with these third parties may expire or be terminated. The Reorganized Debtors may face legal or business disputes with licensors that may threaten or lead to the disruption of inbound licensing relationships. In order to remain in compliance with the terms of licenses, the Reorganized Debtors must carefully monitor and manage the use of third-party components, including both proprietary and open source license terms that may require the licensing or public disclosure of their intellectual property without compensation or on undesirable terms. Additionally, some of these licenses may not be available for use in the future on terms that may be acceptable or that allow emerging product offerings to remain competitive. The Reorganized Debtors’ inability to obtain licenses or rights on favorable terms could have a material effect on emerging technology offerings. Moreover, it is possible that as a consequence of a future merger or acquisition the Reorganized Debtors may be involved in, third parties may obtain licenses to some of the Reorganized Debtors, intellectual property rights or the Reorganized Debtors’ business may be subject to certain restrictions that were not in place prior to such transaction. Because the availability and cost from third parties depends upon the willingness of third parties to deal with the Reorganized Debtors on the terms the Reorganized Debtor request, there is a risk that third parties who license the Reorganized Debtors’ competitors will either refuse to license the Reorganized Debtors at all, or refuse to license the Reorganized Debtors on terms equally favorable to those granted to competitors. Consequently, the Reorganized Debtors may lose a competitive advantage with respect to these intellectual property rights or may be required to enter into costly arrangements in order to obtain these rights.

11.	Product Liability and Related Risks

The risk of product liability, recall, and warranty claims are inherent in the design, manufacture, and sale of automotive products—the failure of which could result in property damage, personal injury, or death. The Reorganized Debtors may be required to guarantee or offer warranties for the Reorganized Debtors’ products and to bear the costs of recalls, repair or replacement of such products pursuant to new vehicle warranties. There can be no assurance that the Reorganized Debtors’ will have adequate reserves to cover such recall, repair and replacement costs.

In the event that any of the Debtors’ products fails to perform as expected, the Reorganized Debtors may face direct exposure to warranty and product liability claims or may be required to participate in a government or self-imposed recall involving such products. The Reorganized Debtors’ customers that are not end users, such as auto manufacturers, may face similar claims or be obliged to conduct recalls of their own, and in such circumstances, they may seek contribution from Reorganized Debtors.

The Reorganized Debtors’ agreements with their customers typically do not contain limitation of liability clauses, so if any such claims or contribution requests exceed Reorganized Debtors’ available insurance, or if there is a product recall, there could be a material adverse impact on the Reorganized Debtors’ results of operations. In addition, a recall claim could require the Reorganized Debtors’ to review the Reorganized Debtors’ entire product portfolio to assess whether similar issues are present in other product lines, which could result in significant disruption to the Reorganized Debtors business and could have a further adverse impact on their results of operations.

Reorganized Debtors cannot assure they will not experience any material warranty or product liability claim losses in the future or that Debtors will not incur significant costs to defend such claims.

12.	Risks Pertaining to Labor

Due to the complex nature of the Reorganized Debtors’ business, their future performance is highly dependent upon the continued services of key engineering personnel, scientists and executive officers, the development of additional management personnel and the hiring of new qualified engineering, manufacturing, marketing, sales and management personnel for their operations. Competition for qualified personnel in the industry is intense, and the Reorganized Debtors may not be successful in attracting or retaining qualified personnel. The loss of key employees, the inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel, could negatively affect the Reorganized Debtors’ business, financial condition and results of operations.

Further, the Debtors’ business is labor-intensive and unions represent approximately 2,200 non-U.S. employees working in Australia, Romania, Ireland, UK, Slovakia, Italy, and Switzerland. A strike or other form of significant work disruption by the Reorganized Debtors’ employees would likely have an adverse effect on their ability to operate their businesses. In addition, the Debtors’ inability or the inability of any of their customers, their suppliers or their customers’ suppliers to negotiate an extension of a collective bargaining agreement upon its expiration could reduce the Reorganized Debtors’ sales and harm profitability.

13.	Risks Pertaining to Access to Capital Markets

The Reorganized Debtors may require additional capital in the future to finance their growth and development, upgrade and improve manufacturing capabilities, implement further marketing and sales activities, fund ongoing R&D activities, satisfy regulatory and environmental compliance obligations, and meet general working capital needs. The Reorganized Debtors’ capital requirements will depend on many factors, including acceptance of and demand for the Reorganized Debtors’ products, the extent to which the Reorganized Debtors invest in new technology and R&D projects and the status and timing of these developments. If the Reorganized Debtors’ access to capital were to become constrained significantly, or if costs of capital increased significantly, due to lowered credit ratings, prevailing industry conditions, the solvency of customers, a material decline in demand for products, the volatility of the capital markets or other factors, the Reorganized Debtors’ financial condition, results of operations and cash flows could be adversely affected. These conditions may adversely affect the Reorganized Debtors’ ability to obtain targeted credit ratings.

The Debtors are also responsible for obtaining and maintaining sufficient working capital and other funds to satisfy their cash requirements, and debt or equity financing may not be available to them on terms they find acceptable, if at all. Incurring additional debt may significantly increase the Debtors’ interest expense and financial leverage, and their level of indebtedness could restrict their ability to fund future development and acquisition activities. The Debtors may need additional capital resources in the future in order to meet their projected operating needs, capital expenditures and other cash requirements, and if the Debtors are unable to obtain sufficient resources for their operating needs, capital expenditures and other cash requirements for any reason, their business, financial condition and results of operations could be adversely affected.

14.	Risks Pertaining to International Operations—Economic, Political, Regulatory, Foreign Exchange and Other

The Debtors have created a geographic footprint that emphasizes locating R&D, engineering and manufacturing capabilities in close physical proximity to customers. The Reorganized Debtors’ international geographic footprint is subject to many risks, including: exchange control regulations; wage and price controls; antitrust and environmental regulations; employment regulations; foreign investment laws; monetary and fiscal policies and protectionist measures that may prohibit acquisitions or joint ventures, establish local content requirements, or impact trade volumes; import, export and other trade restrictions (such as embargoes); violations by the Debtors’ employees of anti-corruption laws; changes in regulations regarding transactions with state-owned enterprises; nationalization of private enterprises; natural and man-made disasters, hazards and losses; global health risks and pandemics; backlash from foreign labor organizations related to their restructuring actions; violence, civil and labor unrest; acts of terrorism; and the ability to hire and maintain qualified staff and maintain the safety of their employees in these regions.

Additionally, certain markets have adopted increasingly strict data privacy and data protection requirements or may require local storage and processing of data or similar requirements. The European Commission has approved a data protection regulation, known as the General Data Protection Regulation (“GDPR”), that came into force in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union and includes significant penalties for non-compliance. The GDPR and similar data protection measures may increase the cost and complexity of the Reorganized Debtors’ ability to deliver services.

Following the U.K.’s withdrawal from the European Union on January 31, 2020, the U.K. entered into a transition period during which it will continue its ongoing and complex negotiations with the European Union relating to the future trading relationship between the U.K. and European Union. Significant political and economic uncertainty remains about whether the terms of the relationship will differ materially from the terms before withdrawal, as well as about the possibility that a so-called “no deal” separation could occur if negotiations are not completed by the end of the transition period. The Reorganized Debtors’ manufacturing operations in the United Kingdom and the businesses of the Reorganized Debtors’ customers and suppliers could be negatively impacted if tariffs or other restrictions are imposed on the free flow of goods to and from the U.K.

Trade tensions between the United States and China, and other countries, have been escalating in recent years. U.S. tariff impositions against Chinese exports have generally been followed by retaliatory Chinese tariffs on U.S. exports to China. The Reorganized Debtors may not be able to mitigate the impacts of any future tariffs, and the Reorganized Debtors’ business, results of operations and financial position would be materially adversely affected by such tariffs. Further changes in U.S. trade policies, tariffs, taxes, export restrictions or other trade barriers, or restrictions on raw materials or components, may limit the Reorganized Debtors’ ability to produce products, increase manufacturing costs, decrease profit margins, reduce the competitiveness of products, or inhibit the ability to sell products or purchase raw materials or components, which would have a material adverse effect on the Reorganized Debtors’ business, results of operations and financial condition. These and other instabilities and uncertainties arising from the global geopolitical environment, along with the cost of compliance with increasingly complex and often conflicting regulations worldwide, can impair the Reorganized Debtors’ flexibility in modifying product, marketing, pricing or other strategies for growing their businesses, as well as the ability to improve productivity and maintain acceptable operating margins.

As a result of the Debtors’ global presence, a significant portion of the Reorganized Debtors’ revenues are to be denominated in currencies other than the U.S. dollar whereas a significant amount of payment obligations are denominated in U.S. dollars, which exposes the Reorganized Debtors to foreign exchange risk. Although risk is monitored and sought to be reduced through hedging activities, foreign exchange hedging activities bear a financial cost and may not always be available to the Reorganized Debtors or be successful in eliminating such volatility.

Finally, the Debtors’ generate significant amounts of cash that is invested with financial and non-financial counterparties. While the Reorganized Debtors employ comprehensive controls regarding global cash management to guard against cash or investment loss and to ensure the ability to fund operations and commitments, a material disruption to the counterparties with whom the Reorganized Debtors transact business could expose the Reorganized Debtors to financial loss.

15.	Risks Pertaining to Certain Markets

The Debtors have identified certain countries, such as China and India, as key high-growth geographic markets and believe these markets are likely to experience substantial long-term growth, and accordingly have made and expect to continue to make substantial investments in numerous manufacturing operations, technical centers, R&D activities and other infrastructure to support anticipated growth in these areas. If market demand for evolving vehicle technologies in these regions does not grow as quickly as the Debtors anticipate, or if the Debtors are unable to deepen existing and develop additional customer relationships in these regions, the Reorganized Debtors may fail to realize expected rates of return, or even incur losses, on existing investments and may be unable to timely redeploy the invested capital to take advantage of other markets or product categories, potentially resulting in lost market share to competitors. In particular, the Reorganized Debtors’ ability to remain competitive and continue to grow in these regions depends in part on the absence of competing state-sponsored domestic businesses. If a state-sponsored operation entered a local market as a competitor, it might have access to significant social and financial capital that would enable it to overcome the ordinary barriers to entry in the turbocharger industry and acquire potentially significant market share at their expense.

The Debtors believe that they are a market leader in the turbocharger industry in many of the markets in which they operate. Although the Debtors believe that they have acted properly in the markets in which they have significant market share, the Reorganized Debtors could face allegations of abuse of the market position or of collusion with other market participants, which could result in negative publicity and adverse regulatory action by the relevant authorities, including the imposition of monetary fines, all of which could adversely affect their financial condition and results of operations.

16.	Risk Pertaining to Legislative or Government Regulations

Changes in legislation or government regulations or policies can have a significant impact on demand for the Debtor’s products and their results of operations. The sales and margins of the Debtors’ business are directly impacted by government regulations, including safety, performance and product certification regulations, particularly with respect to emissions, fuel economy and energy efficiency standards for motor vehicles. Increased public awareness and concern regarding global climate change may result in more regional and/or federal requirements to reduce or mitigate the effects of greenhouse gas emissions.

While such requirements can promote increased demand for the Debtors’ turbochargers and other products, several markets in which the Debtors operate are undertaking efforts to more strictly regulate or ban vehicles powered by certain older-generation diesel engines. If such efforts are pursued more broadly throughout the market than anticipated, such efforts may impact demand for the Debtors’ aftermarket products and consequently affect Reorganized Debtors’ results of operations. In the long term, several of the markets in which the Debtors operate are contemplating or undertaking multi-decade efforts to transition away from internal combustion engines in favor of hybrid or full-battery electric vehicles.

Although the Reorganized Debtors expect a significant number of hybrids will be turbocharged, if they overestimate the turbo penetration rate in hybrids or if a transition to battery-electric vehicles is pursued more broadly throughout the market, or is implemented more rapidly than anticipated, the demand for products could be impacted and results of operations consequently could be affected.

Conversely, in the U.S., the outgoing political administration had signaled that it may support efforts to slow or even reverse the adoption of environmental regulations. If requirements to reduce or mitigate the effects of greenhouse gas emissions are weakened or rolled back, whether in the U.S. or elsewhere in their markets, customer demand for turbochargers could fall, negatively affecting the results of operations.

17.	Risks Pertaining to Contingent Liabilities

The Reorganized Debtors cannot predict with certainty the outcome of litigation matters, government proceedings and other contingencies and uncertainties.

In the ordinary course of business, the Reorganized Debtors are or may be party to a number of lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of current and historical business, commercial transactions, product liability, prior acquisitions and divestitures, employment, employee benefits plans, intellectual property, antitrust, import and export, and environmental, health and safety matters. The costs incurred in litigation can be substantial and result in the diversion of management’s attention and resources. We cannot predict with certainty the outcome of any legal proceedings or contingencies

The Reorganized Debtors may also make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses, and issue guarantees of third-party obligations. The Reorganized Debtors’ potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements, and the Reorganized Debtors may become subject to or be required to pay damage awards or settlements that could have a material adverse effect on their results of operations, cash flows and financial condition. If the Reorganized Debtors were required to make payments, such payments could be significant and could exceed the amounts we have accrued with respect thereto, adversely affecting their business, financial condition and results of operations. While the Reorganized Debtors maintain insurance for certain risks, the amount of insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. The incurrence of significant liabilities for which there is no or insufficient insurance coverage could adversely affect the Reorganized Debtors’ results of operations, cash flows, liquidity and financial condition.

18.	Environmental Risks

The Debtors are subject to various environmental laws, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of contaminated soil and groundwater, and the health and safety of their employees. The Debtors are also required to obtain permits from governmental authorities for certain operations.

The Reorganized Debtors are subject to potentially material liabilities related to the investigation and cleanup of environmental hazards and to claims of personal injuries or property damages that may arise from hazardous substance releases and exposures. The Reorganized Debtors are also subject to potentially material liabilities related to the compliance of their operations with the requirements of various federal, state, local and foreign governments that regulate the discharge of materials into the environment and the generation, handling, storage, treatment and disposal of and exposure to hazardous substances. If the Reorganized Debtors are found to be in violation of these laws and regulations, they may be subject to substantial fines and criminal sanctions and be required to install costly equipment or make operational changes to achieve compliance with such laws and regulations. In addition, changes in laws, regulations or government enforcement of policies concerning the environment, the discovery of previously unknown contamination or new information related to individual contaminated sites, the establishment of stricter state or federal toxicity standards with respect to certain contaminants, or the imposition of new clean-up requirements or remedial techniques, could require us to incur additional currently unanticipated costs in the future that would have a negative effect on the Reorganized Debtors’ financial condition or results of operations. The Reorganized Debtors cannot assure that costs of complying with current and future environmental and health and safety laws, and their liabilities arising from past or future releases of, or exposure to, hazardous substances, will not adversely affect their financial condition.

Governmental, scientific and public concern over the threat of climate change arising from greenhouse gas (“GHG”) emissions, and regulation of GHGs and other air quality issues, may materially affect the Reorganized Debtors’ business in many ways, including increasing the costs to provide the Reorganized Debtors’ products and services and reducing demand for, and consumption of, the Reorganized Debtors’ products and services, and we may be unable to recover or pass through a significant portion of the Reorganized Debtors’ costs.

In addition, legislative, regulatory, and political responses to such issues globally may increase the Reorganized Debtors’ capital and operating costs. The adoption and implementation of new or more stringent international or domestic legislation, regulations or policies that impose more stringent standards for GHG or other emissions from their operations or generate GHG or other emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for or value of the Reorganized Debtors’ products and services.

Moreover, climate change may pose increasing risks of physical impacts to the Reorganized Debtors’ operations and those of their suppliers, transporters and customers through damage to infrastructure and resources resulting from drought, wildfires, sea level changes, flooding and other natural disasters and other physical disruptions. One or more of these developments could have a material adverse effect on the Reorganized Debtors’ business, financial condition and results of operations.

19.	Risks Pertaining to Operational Improvements and Repositioning Projects

The Debtors’ profitability and margin growth are dependent upon the ability to drive sustainable improvements. The Debtors seek productivity and cost savings benefits through repositioning actions and projects, such as consolidation of manufacturing facilities, transitions to cost-competitive regions, workforce reductions, asset impairments, product line rationalizations and other cost-saving initiatives. Risks associated with these actions include delays in execution of the planned initiatives, additional unexpected costs, realization of fewer than estimated productivity improvements, potential disruption of operations and adverse effects on employee morale. The Reorganized Debtors may not realize the full operational or financial benefits they expect. The recognition of these benefits may also be delayed. In addition, organizational changes, attrition, labor relations difficulties, or workforce stoppage could have a material adverse effect on the Reorganized Debtors’ business, reputation, financial position and results of operations.

20.	Risks Pertaining to System Security and Cyber-attack

The Debtors deploy and maintain IT and engineering systems, which involve sensitive information and may be conducted in hazardous environments. As a result, the Debtors are subject to systems or service failures, not only from the Debtors’ failures or the failures of third-party service providers, natural disasters, power shortages or terrorist attacks, but also from exposure to cyber or other security threats. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to IT systems to sophisticated and targeted measures known as advanced persistent threats, directed at the Debtors, the Debtors’ products, the Debtors’ customers, and/or the Debtors’ third-party service providers, including cloud providers. The Debtors have been facing an increase in the frequency and sophistication of cyber and other security threats, and the Debtors’ customers are increasingly requiring cyber and other security protections and mandating cyber and other security standards in the Debtors’ products.

Cyber and other security incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (the Reorganized Debtors’ own or that of third parties) and the disruption of business operations. Moreover, employee error or malfeasance, faulty password management or other intentional or inadvertent non-compliance with the Reorganized Debtors’ security protocols may result in a breach of the Reorganized Debtors’ information systems. Cyber and other security incidents aimed at the software embedded in the Reorganized Debtors’ products could lead to third-party claims that the Reorganized Debtors’ product failures have caused a similar range of damages. This risk is enhanced by the increasingly connected nature of the Reorganized Debtors’ products.

The potential consequences of a material cyber or other security incident include financial loss, reputational damage, litigation with third parties, theft of intellectual property, fines levied by the United States Federal Trade Commission, diminution in the value of the Reorganized Debtors’ investment in research, development and engineering, and increased cyber and other security protection and remediation costs due to the increasing sophistication and proliferation of threats. These consequences could in turn adversely affect the Reorganized Debtors’ competitiveness and results of operations. In addition to any costs resulting from contract performance or required corrective action, these incidents could generate increased costs or loss of revenue if the Reorganized Debtors’ customers choose to postpone or cancel previously scheduled orders or decide not to renew any of the Reorganized Debtors’ existing contracts.

The costs related to cyber or other security incidents may not be fully insured or indemnified by other means. The assertion of a large claim against the Reorganized Debtors with respect to a cyber or other security incident, if successful, could seriously harm the Reorganized Debtors’ business. Even if not successful, these claims could result in significant legal and other costs, and may be a distraction to the Reorganized Debtors’ management and harm the customer relationships, as well as their reputation.

21.	Risks Pertaining to Changes in Effective Tax Rate

The Reorganized Debtors’ future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof), changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, the results of audits and examinations of previously filed tax returns and continuing assessments of the Reorganized Debtors’ tax exposures and various other governmental enforcement initiatives. The Reorganized Debtors’ tax expense includes estimates of tax reserves and reflects other estimates and assumptions, including assessment of the Reorganized Debtors’ future earnings which could impact the valuation of the deferred tax assets. Changes in tax laws or regulations, including multi-jurisdictional changes enacted in response to the guidelines provided by the Organization for Economic Co-operation and Development to address base erosion and profit shifting, will increase tax uncertainty and may adversely impact the Reorganized Debtors’ provision for income taxes.

22.	Risks Pertaining to the Debtors’ Tax Attributes

As a multinational corporation, the Debtors are subject to income taxes in the U.S. and various foreign jurisdictions. Significant judgment is required in determining the Debtors’ global provision for income taxes and other tax liabilities. In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. The Debtors’ income tax returns are routinely subject to audits by tax authorities. Although the Debtors regularly assess the likelihood of adverse outcomes resulting from these examinations to determine their tax estimates, a final determination of tax audits or tax disputes could have an adverse effect on their results of operations and financial condition. The Debtors are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes in the U.S. and various foreign jurisdictions. They are regularly under audit by tax authorities with respect to these non-income taxes and may have exposure to additional non-income tax liabilities which could have an adverse effect on the Debtors’ results of operations and financial condition.

For a detailed description of the effect Consummation of the Plan may have on the Debtors’ tax attributes, or how the tax implications of the Plan and the Chapter 11 Cases may adversely affect holders of Claims and Interests, see Article IX of this Disclosure Statement, titled “Certain U.S. Federal Income Tax Consequences of the Plan.”

23.	Risks Pertaining to Officers and Directors Who Live Outside the United States

The Reorganized Debtors may have officers and directors who live outside of the United States. As a result, it may be difficult for investors to enforce within the U.S. any judgments obtained against those officers and directors or obtain judgments against them outside of the U.S. that are based on the civil liability provisions of the federal or state securities laws of the U.S. Investors may not be able to receive compensation for damages to the value of their investment caused by wrongful actions by the Reorganized Debtors’ directors and officers.

24.	COVID-19 Impact on Business

The Debtors also entered these Chapter 11 Cases amid the COVID-19 pandemic, which has adversely impacted and is expected to further adversely impact the Company and the results of operations. As the COVID-19 pandemic develops, governments, corporations and other entities may continue to implement restrictions or policies that adversely impact consumer spending, business spending, the economy, and the Reorganized Debtors’ businesses.

The outbreak and government measures taken in response have also had a significant adverse impact, both direct and indirect, on the Debtors’ businesses and the economy. The Debtors’ manufacturing facility in Wuhan, China was shut down for six weeks in February and March 2020 and there was diminished production in the Debtors’ Shanghai, China facility for that same time period, which were the primary drivers of the decrease in sales in the Asia region during the three months ended March 31, 2020. While the Debtors’ facilities in China have re-opened, Debtors’ manufacturing facilities in Mexicali, Mexico and Pune, India were shut down for five weeks in April and May 2020 and Debtors’ manufacturing facilities in Europe operated at reduced capacity for the three months ending June 30, 2020.

These shutdowns significantly reduced the Debtors’ production volumes and had a material adverse impact on their business, results of operations and financial condition. The Debtors expect these disruptions will continue to negatively impact their revenues in 2020. The Debtors’ also have faced limitations on their employee resources, including because of stay-at-home orders from local governments, new paid time off policies, employee furloughs, state-funded layoffs, sickness of employees or their families or the desire of employees to avoid contact with large groups of people. The pandemic has also diverted management resources and the prolonged work-from-home arrangements have created business continuity and cybersecurity risks.

Certain of the Debtors’ customers have been similarly affected and are experiencing closures and labor shortages. As a result of such closures, the Debtors have experienced weakened demand from customers, who have not been able to accept orders or have delayed or cancelled orders, which has negatively affected our revenues. If this trend continues, the Debtors’ revenues will continue to be negatively impacted. Additionally, the Debtors have faced difficulty sourcing materials necessary to fulfill production requirements and meet scheduled shipments. Even if the Debtors are able to find alternate sources of supply for such materials, they may cost more, which could affect their profitability and financial condition.

The COVID-19 pandemic continues to rapidly evolve. The extent to which the outbreak impacts the Debtors’ business, liquidity and financial results will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the continued geographic spread of the disease, effectiveness of any vaccines, the duration of the pandemic, travel restrictions and social distancing in the European Union, China and other countries, the duration and extent of business closures or business disruptions and the effectiveness of actions taken to contain and treat the disease.

If the Debtors or the Debtors’ customers experience prolonged shutdowns or other business disruptions beyond current expectations, the Debtors’ ability to conduct business in the manner and within planned timelines could be materially and adversely impacted, and the Debtors’ business and financial results may continue to be adversely affected. Additionally, concerns over the economic impact of the COVID-19 pandemic have caused extreme volatility in financial and other capital markets, which has adversely impacted and may continue to adversely impact the Debtors’ stock price and their ability to access capital markets.

The Debtors continue to closely monitor the ongoing impact to their employees, their customers, their business and their results of operations. Given the unprecedented and evolving nature of the pandemic and the swift-moving response from multiple levels of government, the impact of these changes and other potential changes on the Reorganized Debtors is uncertain at this time.

E.	Financing Risks for the Reorganized Debtors

1.	Increases in the Cost of Capital Could Adversely Affect the Reorganized Debtors’ Business

Recent and continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability, impacting the Reorganized Debtors’ ability to finance their operations. The Reorganized Debtors’ business and operating results can be harmed by factors such as the terms and cost of capital, increases in interest rates, changes to required covenant restrictions or a reduction in credit rating. Changes in any one or more of these factors could cause the Reorganized Debtors’ cost of doing business to increase, limit their access to capital, limit their ability to pursue acquisition opportunities, reduce cash flows available, render them unable to replace reserves and production and place them at a competitive disadvantage.

2.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on or refinance their debt obligations depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to pay the principal, premium, if any, and interest on their indebtedness, including potential borrowings under exit financing upon emergence.

3.	Uncertainty Relating to the LIBOR Calculation Process and Potential Phasing Out of LIBOR After 2021 May Adversely Affect the Market Value of Current or Future Debt Obligations.

The London Inter-bank Offered Rate (“LIBOR”) is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rates on loans globally. The Debtors generally use LIBOR as a reference rate to calculate interest rates (mainly for USD borrowings) under the Debtors’ Credit Agreement. In 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. It is unclear if LIBOR will cease to exist at that time or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with a new index, the Secured Overnight Financing Rate (“SOFR”), calculated using short-term repurchase agreements backed by Treasury securities. Whether or not SOFR, another alternative reference rate, attains market traction as a LIBOR replacement tool remains in question. If LIBOR ceases to exist, the Debtors will need to agree upon a replacement index with the banks under the Debtors’ Credit Agreement, and certain of the interest rates under the Debtors’ Credit Agreement may change. The new rates may not be as favorable to the Debtors as those in effect prior to any LIBOR phase-out. In addition, the transition process may involve, among other things, increased volatility or illiquidity in markets for instruments that currently rely on LIBOR. The transition may also result in reductions in the value of certain instruments or the effectiveness of related transactions such as hedges, increased borrowing costs, uncertainty under applicable documentation, or difficult and costly consent processes. Any such effects of the transition away from LIBOR, as well as other unforeseen effects, may result in expenses, difficulties, complications or delays in connection with future financing efforts, which could have a material adverse impact on the Reorganized Debtors’ business, financial condition and results of operations.

Some of the Debtors’ customers, prospective customers, suppliers or other companies with whom the Debtors conduct business may need assurances that the Debtors’ financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with the Reorganized Debtors’ financial stability could cause these parties to cease to do business with the Reorganized Debtors, which could have a material adverse effect on the Reorganized Debtors’ business, financial condition, results of operations and cash flows.

F.	Additional Risks Factors

1.	Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement. Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by the Disclosure Statement

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest. The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

ARTICLE X

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to Debtors and certain beneficial owners of Claims or Interests entitled to vote on the Plan. Except as otherwise indicated, this discussion assumes that the Restructuring Transactions are consummated pursuant to the Restructuring Documents. The following summary does not address the U.S. federal income tax consequences to Holders who are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or who are deemed to reject the Plan. In addition, this summary does not address the U.S. federal income tax consequences of the Plan to a Holder of a Honeywell Plan Claim.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions. This summary does not address non-U.S., state, or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, Holders that are, or hold their Claims or Interests through, S corporations or other pass-through entities for U.S. federal income tax purposes, persons who use the accrual method of accounting and report income on an “applicable financial statement” (as defined in Section 451 of the Tax Code), persons who receive their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that elect to use the mark-to-market method of tax accounting for their securities, and persons whose Claims or Interests are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address the alternative minimum tax, the “Medicare” tax on net investment income, or U.S. federal taxes other than income taxes. Unless otherwise indicated, this discussion assumes that all Claims and Interests are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their respective forms. This summary does not discuss differences in tax consequences to Holders of Claims or Interests that otherwise act or receive consideration in a capacity other than any other Holder of a Claim or Interests of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Claims or Interests, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you should consult your own tax advisor.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. All Holders of Claims or Interests are urged to consult their tax advisors for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors

For U.S. federal income tax purposes, GMI is the common parent of an affiliated group of companies that files a single consolidated U.S. federal income tax return (the “Tax Group”), of which part of the other Debtors are members or are disregarded entities, directly or indirectly, wholly-owned by a member of the Tax Group. The Debtors estimate that, as of the Petition Date, the Tax Group had material built-in losses that are expected to contribute to “net unrealized built-in loss” and potential additional tax attributes that may have been generated since December 31, 2019, the amount of which will only be determinable after the close of the Debtors’ respective taxable years (collectively, the “Tax Attributes”).

1.	Limitation of NOLs, Built-in-Losses and Other Tax Attributes

Under sections 382 and 383 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 or 383 of the Tax Code (an “Ownership Change”) the amount of its NOLs, tax credit carryforwards, net unrealized built-in losses, and possibly certain other attributes allocable to periods prior to the Ownership Change (collectively, the “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation has a “net unrealized built-in loss” at the time of an Ownership Change (taking into account most assets and items of “built-in” income and deductions), then, in general, built-in losses (including depletion, amortization, or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre- Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets (with certain adjustments) before the Ownership Change. The Debtors expect that the Plan will give rise to an ownership change for this purpose and that the Reorganized Debtors’ use of the Pre-Change Losses of the Tax Group will be subject to limitation unless an exception to the general rules of Sections 382 of the Tax Code applies.

In general, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is equal to the product of (A) the fair market value of the stock of the corporation (or common parent of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

2.	Cancellation of Indebtedness Income (“CODI”)

In general, the Tax Code provides that a corporate debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any CODI incurred pursuant to a confirmed chapter 11 plan. The amount of CODI incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of CODI incurred for U.S. federal income tax purposes. If advantageous, a corporate debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Under applicable Treasury Regulations, the reduction in certain tax attributes occurs under consolidated return principles, as in the case of the Debtors who are members of the Tax Group. Any reduction in tax attributes in respect of CODI generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the CODI is incurred.

In general, absent an exception, a taxpayer will realize and recognize CODI upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. Under section 108 of the Tax Code, a taxpayer is not required to include CODI in gross income (a) if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that case (the “Bankruptcy Exception”), or (b) to the extent that the taxpayer is insolvent immediately before the discharge (the “Insolvency Exception”). Instead, as a consequence of such exclusion, a taxpayer-debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rule described in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (including, as described above, the amount of gain or loss recognized by the Debtors with respect to the sale of their assets). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credits. Alternatively, the taxpayer can elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess CODI over the amount of available tax attributes is not subject to U.S. federal income tax and generally has no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI are first subject to reduction. To the extent the debtor-member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor-member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

B.	Certain U.S. Federal Income Tax Consequences to Holders of Prepetition Credit Agreement Claims and Senior Subordinated Noteholder Claims

As used herein, the term “U.S. Holder” means a beneficial owner of Claims or Interests that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

1.	Gain or Loss

Pursuant to the Plan, each Holder of an Allowed Prepetition Credit Agreement Claim or an Allowed Senior Subordinated Noteholder Claim (together, “Voting Claims”) is entitled to receive, in satisfaction and discharge of its Allowed Claim, an amount of Cash. Generally, a U.S. Holder of a Voting Claim will recognize gain or loss with respect to its Allowed Claim in an amount equal to the difference between (i) the amount (or fair market value) of any consideration received (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the Holder’s taxable income). See below — “Character of Gain or Loss” and —“Distributions in Discharge of Accrued Interest.” The adjusted tax basis of an Allowed Claim is generally equal to the initial tax basis of such Allowed Claim, increased by any original issue discount (“OID”) or market discount previously included in income by the U.S. Holder in respect of the Allowed Claim and reduced by any amortizable bond premium that reduced interest income, and any payments other than qualified stated interest, in respect of the Allowed Claim. If an Allowed Claim was purchased with foreign currency, the initial tax basis of such Allowed Claim would generally be the U.S. dollar value of such Claim on the date of purchase. If an Allowed Claim is satisfied or discharged for an amount in foreign currency, the amount realized would be the U.S. dollar value of such amount on the date the Allowed Claim is satisfied or discharged.

2.	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including (i) the tax status of the Holder, (ii) whether the Claim constitutes a capital asset in the hands of the Holder and how long it has been held, (iii) whether the Claim was acquired at a market discount and (iv) whether and to what extent the Holder previously claimed a bad debt deduction.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on such Claim. A U.S. Holder that purchased its Claim from a prior Holder may be considered to have purchased such Claim with “market discount” if the Holder’s adjusted tax basis in its Claim is less than the stated redemption price of such Claim at maturity by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight-line basis or, at the election of the Holder, on a constant yield basis) during the Holder’s period of ownership, unless the Holder elected to include the market discount in income as it accrued. If a Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

3.	Distributions in Discharge of Accrued Interest

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the Holder as interest income (if not previously included in the Holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

The Plan provides that consideration received in respect of a Claim is generally allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan and the taxation or deductibility of unpaid interest for tax purposes.

C.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Prepetition Credit Agreement Claims or Senior Subordinated Noteholder Claims

As used in this section of the Disclosure Statement, the term “non-U.S. Holder” means a beneficial owner of an Allowed Prepetition Credit Agreement Claim or an Allowed Senior Subordinated Noteholder Claim that is neither a U.S. Holder nor a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes.

A non-U.S. Holder of a Prepetition Credit Agreement Claim or a Senior Subordinated Noteholder Claim generally will not be subject to U.S. federal income or withholding tax on any gain recognized in a fully taxable redemption of such Claims or Interests unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met (in which case the non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), or (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described below).

Consideration received by a non-U.S. Holder in redemption for a Prepetition Credit Agreement Claim or a Senior Subordinated Noteholder Claim, to the extent it represents accrued but unpaid interest or OID, generally will not be subject to U.S. federal income or withholding tax, provided that such amounts are not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and: (a) the non-U.S. Holder is not a “10-percent shareholder” with respect to New GMI within the meaning of section 871(h)(3)(B) of the Tax Code; (b) the non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to New GMI within the meaning of section 864(d)(4) of the Tax Code; (c) the non-U.S. Holder is not a bank described in section 881(c)(3)(A) of the Tax Code; and (d) the non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, certifying its non-U.S. status and exemption from FATCA withholding, if applicable.

Alternatively, such accrued but unpaid interest (or accrued OID) will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if (a) such non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (b) such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Accrued but unpaid interest (or imputed interest) that is not exempt from withholding or subject to a reduced rate as described above will be subject to a 30% U.S. federal withholding tax.

If any gain or income (including amounts attributable to accrued but unpaid interest) recognized by a non-U.S. Holder upon the redemption of a Prepetition Credit Agreement Claim or a Senior Subordinated Noteholder Claim is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder, the non-U.S. Holder, although exempt from U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will generally be subject to tax on a net income basis as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if such non-U.S. Holder is a foreign corporation and the gain or income (including amounts attributable to accrued and unpaid interest) is effectively connected with its conduct of a U.S. trade or business, such non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits subject to adjustments.

D.	Certain U.S. Federal Income Tax Consequences to Holders of GMI Common Stock

Pursuant to the Plan, a Holder of Existing Common Stock will receive (a) its Pro Rata Share (determined with respect to all Holders of Existing Common Stock) of the Subscription Rights and (b) either (i) a number of shares of GMI Common Stock equal to the number of shares of Existing Common Stock held by such Holder, or (ii) if such Holder of Existing Common Stock timely exercises its Cash-Out Option, its Cash-Out Consideration, provided, however, that any Holder of Existing Common Stock that timely exercises its Cash- Out Option may not exercise its Subscription Rights, and any delivery of a Subscription Form or any consideration will be deemed null and void and not accepted (and such consideration promptly returned to the Holder of Existing Common Stock).

If a Holder of Existing Common Stock makes a Cash Election with respect to such Holder’s Existing Common Stock, the cash received in exchange for and in lieu of receiving shares of GMI Common Stock generally will be treated as received in exchange of Existing Common Stock. A Holder of Existing Common Stock that is treated as receiving cash in exchange for such Holder’s Existing Common Stock generally will recognize gain or loss equal to the difference between the amount of cash received; and the Holder’s adjusted basis in the Existing Common Stock.

Generally, a distribution of stock, including distribution of rights to acquire stock, including the Subscription Rights, by a corporation to its stockholders with respect their stock is not taxable to such stockholders pursuant to Section 305(a) of the Tax Code. As a result, no income would be recognized in connection with the issuance of the Subscription Rights pursuant to the Plan.

The tax basis of the subscription rights will depend on the fair market value of the subscription rights received and the fair market value of the shares of Existing Common Stock on the date of receipt of the Subscription Rights. The tax basis of the subscription rights will be zero unless either (i) the fair market value of the subscription rights on the date of distribution is equal to at least 15% of the fair market value on such date of the shares of Existing Common Stock with respect to which they are received or (ii) the Holder elects to allocate part of the tax basis of such shares to the Subscription Rights. In such cases, the original basis of the shares of Existing Common Stock will be allocated between the shares of Existing Common Stock exchanged for GMI Common Stock and the subscription rights in proportion to the relative fair market values of shares of Existing Common Stock and subscription rights determined as of the date of the receipt of the subscription rights.

1.	U.S. Holders of Existing Common Stock

Amounts paid to a U.S. Holder that are treated as dividends are generally taxable for U.S. federal income tax purposes. Generally, any distributions paid on the GMI Common Stocks to a U.S. Holder will be treated as a dividend to the extent of the current or accumulated earnings and profits of New GMI as determined under U.S. federal income tax principles. To the extent the amount of any distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends paid to a noncorporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

Gain or loss that a U.S. Holder recognizes with respect to a sale or exchange of their Existing Common Stock will be capital gain or loss if the Existing Common Stock has been held by the U.S. Holder as a capital asset. Such gain or loss will generally be long-term capital gain or loss if the Existing Common Stock has been held for more than one year.

2.	Non-U.S. Holders of Existing Common Stock

Subject to the discussions below regarding FATCA withholding (defined below) and backup withholding, except as described below, for a non-U.S. Holder of Existing Common Stock, amounts treated as dividends with respect to Existing Common Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

Any gain recognized on the sale or other taxable disposition of Existing Common Stock by such non-U.S. Holder generally will not be subject to United States federal income taxation unless:

•

the investment in Existing Common Stock is effectively connected with the non-U.S. Holder’s United States trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain;

•

the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year.

•

New GMI is a “United States real property holding corporation” within the meaning of the Tax Code and applicable Treasury Regulations (“USRPHC”) at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. Holder’s holding period for the Existing Common Stock.

3.	Holders of GMI Common Stock Subscription Rights

If a Holder exercises the Subscription Rights, the Holder will not recognize any gain or loss. A Holder’s tax basis of shares of Convertible Series A Preferred Stock acquired through the exercise of such Subscription Rights will equal the sum of (i) the subscription price paid for the shares, plus (ii) the tax basis, if any, of the Subscription Rights immediately prior to such exercise. The holding period for shares of Convertible Series A Preferred Stock acquired through the exercise of such Subscription Rights should begin on the date the Subscription Rights are exercised.

A Holder who allows the Subscription Rights to expire generally will not recognize any gain or loss upon such expiration. If a Holder has tax basis in the Subscription Rights, the tax basis of the shares owned by the Holder with respect to which such Subscription Rights were distributed will be restored to the tax basis of such shares immediately prior to the receipt of the Subscription Rights.

4.	U.S. Holders of Convertible Series A Preferred Stock

Any distributions of cash received by a U.S. Holder of Convertible Series A Preferred Stock will be treated as a dividend to the extent of the current or accumulated earnings and profits of New GMI under U.S. federal income tax principles. To the extent the amount of such distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

The Company intends to take the position that a holder of Convertible Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash. A holder should be aware, however, that section 305 of the Tax Code and the regulations thereunder provide rules that would require inclusion of income in the absence of cash under certain circumstances. These regulations are unclear and open to different interpretations, and it is in any case not clear how the regulations should be applied to this particular set of factual circumstances. The Company does not intend to seek a ruling from the IRS. The IRS could therefore disagree with the Company’s position, and it could ultimately prevail in court. If the IRS were to successfully disagree with the Company’s position, a holder could in effect be required to include dividends in income on a current basis as if the Company had elected to pay its dividends in cash and the holder had recontributed that cash to the Company in exchange for their additional rights on conversion or liquidation. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the tax treatment of the Convertible Series A Preferred Stock, including the treatment of any actual or deemed distributions thereon, and the risk that a U.S. Holder could be required to include dividends in income in the absence of any receipt of cash. Except where noted, the remainder of this discussion assumes that the Company’s intended treatment of the Series A Preferred will be respected.

In general, a U.S. Holder should not recognize gain or loss upon the conversion of Convertible Series A Preferred Stock into shares of GTI Common Stock. A U.S. Holder’s basis in the shares of GTI Common Stock received will equal the basis of the shares of Convertible Series A Preferred Stock exchanged therefor, and the U.S. Holder’s holding period for such shares will include the holding period of the shares exchanges therefor. The Company intends to take the position that this treatment extends to any shares of common stock received in respect of the fact that the Company did not declare dividends in cash during prior periods. As noted above, however, it is not clear how the regulations should be applied in this case. The IRS could disagree with the Company’s position, and it could ultimately prevail in court. If the IRS were to successfully disagree with the Company’s position, a holder could be required to include the fair market value of such common stock in income as a dividend received at that time. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the treatment of the conversion, including the risk that a U.S. Holder could be required to include such common stock in income as a dividend.

5.	Non-U.S. Holders of Convertible Series A Preferred Stock

Subject to the discussions below regarding FATCA withholding (defined below) and backup withholding, except as described below, for a non-U.S. Holder of Convertible Series A Preferred Stock, amounts treated as dividends with respect to Convertible Series A Preferred Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

The Company intends to take the position that a holder of Convertible Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash and consistent with such treatment, the Company expects that withholding, if applicable, would apply only to cash payments to a non-U.S. holder of Series A Preferred Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and focus on the portion thereof that deals with the risk that holders of Series A Preferred might be required to include dividends in income in the absence of any receipt of cash at the time. A non-US holder could be subject to withholding in respect of such inclusion.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

In general, a non-U.S. holder should not recognize gain or loss upon the conversion of Convertible Series A Preferred Stock into shares of GTI Common Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and the possibility that a portion of the GTI Common Stock received could be included in income as a dividend. A non-U.S. holder would be subject to withholding tax in respect of any such inclusion.

E.	FATCA

Pursuant to sections 1471 through 1474 of the Tax Code (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities who do not comply with certain information reporting rules with respect to their U.S. account holders, investors or owners may be subject to a 30% withholding tax with respect to any payments of U.S.-source interest or dividends. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

F.	Information Reporting and Backup Withholding

Payments of interest or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a refund or credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders of Claims or

Interests should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption. U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders of Claims or Interests should consult their tax advisors regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder’s circumstances and income tax situation. All Holders of Claims or Interests are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

ARTICLE XI

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described herein. Therefore, the Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept it.

Dated: March 9, 2021

Respectfully submitted,

Garrett Motion Inc.

By:	/s/ Jerome Maironi
Name: Jerome Maironi
Title: Senior Vice President, General Counsel & Corporate Secretary

Appendix A

Debtors’ Amended Joint Plan of Reorganization

under Chapter 11 of the Bankruptcy Code

Appendix B

Liquidation Analysis

Appendix C

Solicitation Procedures Order

Appendix D

Financial Projections

Appendix E

Estimated Enterprise Valuation Analysis

Exhibit A

Debtors’ Organizational Structure